INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED JANUARY 21, 1998

PROSPECTUS SUPPLEMENT
FEBRUARY  , 1998
(TO PROSPECTUS DATED JANUARY 21, 1998)

                                  $100,000,000

                          JACOR COMMUNICATIONS COMPANY
                                 GUARANTEED BY

                                     [LOGO]

                        % SENIOR SUBORDINATED NOTES DUE 2010

    The Senior Subordinated Notes (the "Notes") are being offered (the "Offering") by Jacor Communications Company ("JCC"), a wholly owned subsidiary of Jacor Communications, Inc. ("Jacor"). The Notes are being offered to fund, in part, the acquisition of 17 radio stations from Nationwide Communications, Inc. and its affiliated entities ("Nationwide"). Alternatively and pending such uses, Jacor intends to use the net proceeds from this Offering for general corporate purposes, including the repayment in part of outstanding indebtedness and for other acquisitions. See "Use of Proceeds."

    Concurrently with this Offering, Jacor is offering approximately 3,800,000 shares of Jacor common stock, $.01 par value per share (together with up to an additional 570,000 shares subject to an over-allotment option, the "Common Stock Offering"), and LYONs (as defined herein) with expected gross proceeds of $150.0 million (together with the applicable over-allotment option the "LYONs Offering" and, together with the Common Stock Offering, the "Related Offerings"). Consummation of this Offering is subject to consummation of the Related Offerings. Consummation of this Offering is not subject to consummation of the Nationwide Acquisition (as defined herein) or any of the other Pending Transactions (as defined herein). See "Transactions," and "Use of Proceeds."

    The Notes will mature on             , 2010. Interest on the Notes is
payable semi-annually on             and             of each year, commencing
            , 1998. JCC will not be required to make any mandatory redemption or sinking fund payment with respect to the Notes prior to maturity. The Notes will be redeemable at the option of JCC, in whole or in part, at any time on or after
            , 2003 at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. In the event of a Change of Control (as defined herein), JCC will be required to make an offer to repurchase the Notes, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes--Certain Covenants--Repurchase of Notes at the Option of the Holder Upon a Change of Control."

    The Notes will be general unsecured obligations of JCC, subordinated in right of payment to all Senior Debt (as defined herein) of JCC, including the Credit Facility (as defined herein). As of September 30, 1997, JCC had outstanding an aggregate principal amount of $414.5 million of Senior Debt. On a pro forma basis as of September 30, 1997, after giving effect to this Offering, the Related Offerings, the application of the net proceeds therefrom, the consummation of the Nationwide Acquisition, the other Pending Transactions and any other transaction consummated after September 30, 1997, the aggregate principal amount of Senior Debt of JCC would have been $713.5 million. All subsidiaries of JCC will become Subsidiary Guarantors (as defined herein) if required by the indenture governing the Notes. See "Description of Notes -- Certain Covenants -- Subsidiary Guarantors" herein and "Description of Other Indebtedness --Credit Facility," "-- The 8 3/4% Notes," "-- The 9 3/4% Notes" and "--The 10 1/8% Notes" in the accompanying Prospectus.

    The Notes will be fully and unconditionally guaranteed on a senior subordinated basis by Jacor and the Subsidiary Guarantors (the Subsidiary Guarantors, together with Jacor, the "Guarantors") (limited only to the extent necessary to avoid each such guarantee being considered a fraudulent conveyance under applicable law) on a joint and several basis (the "Guarantees"). The Guarantees will be general unsecured obligations of the Guarantors.

    SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF THE RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                         CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------------------
                                                                                  UNDERWRITING
                                                              PRICE TO THE       DISCOUNTS AND          PROCEEDS
                                                               PUBLIC(1)         COMMISSIONS(2)        TO JCC(3)
---------------------------------------------------------------------------------------------------------------------
Per Note.................................................          %                   %                   %
Total....................................................          $                   $                   $
---------------------------------------------------------------------------------------------------------------------

(1) PLUS ACCRUED INTEREST, IF ANY, FROM THE DATE OF ISSUANCE.

(2) JCC AND THE GUARANTORS HAVE AGREED TO INDEMNIFY THE UNDERWRITERS (AS DEFINED HEREIN) AGAINST, AND TO PROVIDE CONTRIBUTION WITH RESPECT TO, CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."

(3) BEFORE DEDUCTING EXPENSES PAYABLE BY JCC ESTIMATED AT $           .

    The Notes are offered by the Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions. The Underwriters have reserved the right to withdraw, cancel or modify any such offer and to reject orders in whole or in part. It is expected that delivery of the Notes will be made in New York, New York on or about February , 1998, to investors in book-entry form through the facilities of The Depository Trust Company against payment therefor in immediately available funds.

DONALDSON, LUFKIN & JENRETTE                               CHASE SECURITIES INC.
      SECURITIES CORPORATION

          THE INSIDE FRONT COVER PAGE OF THE PRELIMINARY PROSPECTUS SUPPLEMENT CONSISTS OF THE HEADING "COMPANY STATION PORTFOLIO" FOLLOWED BY A MAP OF THE UNITED STATES MARKED TO SHOW EACH BROADCAST AREA IN WHICH THE COMPANY WILL HAVE RADIO STATIONS UPON THE COMPLETION OF ITS PENDING TRANSACTIONS. THE MAP FURTHER INDICATES THE NUMBER OF AM AND FM STATIONS OWNED OR OPERATED BY THE COMPANY, AND THE 1996 RADIO REVENUE RANK OF THOSE STATIONS IN THE APPLICABLE BROADCAST AREA. UNDER THE MAP IS THE FOLLOWING FOOTNOTE "NOTE: EXCLUDES CERTAIN BROADCAST SIGNALS. FOR A COMPLETE LISTING SEE COMPANY AND BROADCAST AREA DATA INCLUDED ELSEWHERE HEREIN."

THE UNDERWRITERS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, THE 8 3/4% NOTES, THE 9 3/4% NOTES AND THE 10 1/8% NOTES (EACH AS DEFINED HEREIN) IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT, IN THE ACCOMPANYING PROSPECTUS, AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT DOES NOT GIVE EFFECT TO THE OVER-ALLOTMENT OPTION FOR THE COMMON STOCK OFFERING OR THE LYONS OFFERING. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM (I) "JACOR" REFERS TO JACOR COMMUNICATIONS, INC. AND ITS SUBSIDIARIES, INCLUDING JCC, AND THEIR COMBINED OPERATIONS ON A HISTORICAL BASIS AND (II) "COMPANY" REFERS TO JACOR, THE ENTITIES, RADIO STATIONS AND OTHER ASSETS TO BE OWNED BY JACOR ON A COMBINED BASIS ASSUMING THE PENDING TRANSACTIONS ARE CONSUMMATED AS CURRENTLY SET FORTH IN THE RESPECTIVE TRANSACTION AGREEMENTS. THE TERM "PENDING TRANSACTIONS" REFERS TO THE NATIONWIDE ACQUISITION (AS DESCRIBED UNDER "TRANSACTIONS -- NATIONWIDE ACQUISITION") AND TO THE PENDING ACQUISITIONS, DISPOSITIONS AND EXCHANGES DESCRIBED UNDER "TRANSACTIONS -- PENDING RADIO STATION TRANSACTIONS." THE NATIONWIDE ACQUISITION AND CERTAIN OF THE OTHER PENDING TRANSACTIONS WILL NOT BE CONSUMMATED PRIOR TO THE CLOSING OF THIS OFFERING.

                                  THE COMPANY

    Jacor, upon consummation of the Pending Transactions, will be the second largest radio group in the United States in terms of number of radio stations and will be the fourth largest radio group in the nation as measured by revenue and is the country's third largest provider of syndicated radio programming. The Company will own and/or operate 186 radio stations and one television station in 48 broadcast areas across the United States upon consummation of the Pending Transactions. The Company's broadcast areas, as a group, are among the most attractive in the country, demonstrating radio revenue growth in excess of the radio industry average over the last five years. Jacor also produces more than 50 syndicated programs and services for more than 4,000 radio stations, which programs include RUSH LIMBAUGH, THE DR. LAURA SCHLESSINGER SHOW and DR. DEAN EDELL, the top three rated radio programs in the United States. In 1996, the Company would have been number one or number two in terms of radio revenue rank in 25 of its 35 ranked broadcast areas. On a pro forma basis, the Company would have had net revenue and broadcast cash flow of $682.2 million and $224.2 million, respectively, for the latest twelve months ("LTM") ended September 30, 1997.

                               BUSINESS STRATEGY

    Jacor's strategic objective is to maximize revenue and broadcast cash flow by becoming the leading radio broadcaster in geographically diverse broadcast areas and by leveraging its expertise in programming production, syndication and distribution. Jacor intends to acquire individual radio stations, radio groups and/or businesses that provide radio broadcasting services that strengthen its strategic position in the radio industry and enhance its operating performance. Specifically, Jacor's business strategy centers upon:

    BROADCAST AREA REVENUE LEADERSHIP. Jacor strives to maximize its audience ratings in each of its broadcast areas in order to capture the largest share of the radio advertising revenue in that area and to attract advertising away from other media. Jacor believes that the most effective way to capture a higher percentage of advertising revenue is to operate multiple radio stations within a broadcast area, tailoring each station's programming to deliver highly effective access to a target demographic. In implementing its multi-station strategy, Jacor utilizes its programming expertise over a broad range of radio formats to create distinct station personalities within a broadcast area. Jacor further enhances its ability to increase its revenues through a more complete coverage of the listener base by being an industry leader in successfully operating AM stations.

    DEVELOPMENT OF "STICK" PROPERTIES. In addition to acquiring developed, cash flow producing stations, Jacor also strategically acquires underdeveloped "stick" properties (I.E., properties with insignificant ratings and/or little or no positive broadcast cash flow). Jacor believes that acquisitions of strategically located "stick" properties often provide greater potential for revenue and broadcast cash flow growth than do acquisitions of developed properties. Historically, Jacor has been able to improve the ratings, revenue and broadcast cash flow of its "stick" properties with increased marketing and focused programming that complements its existing radio station formats and by leveraging the management expertise and operational support of regional clusters. Additionally, Jacor increases the revenue and broadcast cash flow of "stick" properties by encouraging advertisers to buy advertising in a package with its more established stations. Jacor believes that the Company's portfolio of 99 "stick" properties creates significant potential for revenue and broadcast cash flow growth. For example, Jacor improved the broadcast cash flow of the 47 "stick" properties it owned or operated as of May 1, 1997 from approximately $3.4 million in 1996 to approximately $9.7 million in 1997, an increase of approximately 185%.

    DEVELOPMENT OF REGIONAL CLUSTERS AROUND CORE BROADCAST AREAS. Jacor believes it can leverage its position as the leader in a core broadcast area to create additional revenue and broadcast cash flow opportunities by building regional multi-station clusters around Jacor's core broadcast areas. Utilizing programming from its core broadcast areas, Jacor provides its regional clusters with high quality programming which would not otherwise be economically viable in such smaller broadcast areas, thereby spreading the costs associated with the delivery of such programming across a greater number of stations. By improving the ratings of its regional stations with such enhanced programming, Jacor believes it can generate incremental revenue and broadcast cash flow. For example, Jacor has utilized this strategy in the Denver, Colorado broadcast area by acquiring stations in Casper and Cheyenne, Wyoming and Fort Collins/Greeley, Colorado to develop a regional cluster.

    STRATEGIC ACQUISITIONS OF COMPLEMENTARY STATIONS. Jacor focuses its acquisition strategy on acquiring stations with powerful broadcast signals that complement its existing portfolio and strengthen its overall competitive position. By operating multiple stations within its broadcast areas, Jacor seeks to position itself as the most efficient advertising medium in a geographic location, providing advertisers with wide access to a variety of demographic groups through a single purchase of advertising time. Through the acquisition of additional stations within an existing broadcast area, Jacor spreads its fixed costs over a larger base of stations and creates operating efficiencies enabling it to generate higher broadcast cash flow. Jacor may enter additional broadcast areas, domestic or international, through acquisitions of radio groups that have multiple station platforms and/or through acquisitions of individual stations in new locations where Jacor believes a revenue-leading position can be created.

    Since the enactment of the Telecommunications Act of 1996 on February 8, 1996, through December 31, 1997, Jacor has acquired or entered into binding agreements to acquire 158 radio stations and two television stations, and entered into an exclusive sales agency agreement to provide programming to and sell air time for two radio stations located in Baja California, Mexico. The aggregate consideration paid and to be paid for these transactions is approximately $2.3 billion. In addition, Jacor has exchanged one of the television stations and seven radio stations for 17 radio stations in transactions valued in the aggregate at approximately $315.0 million.

    ACQUISITIONS OF BROADCAST RELATED BUSINESSES. Jacor strengthens its strategic position in the radio industry through the acquisition and operation of businesses that provide services to radio broadcasting companies. In 1997, Jacor significantly expanded its base of syndicated radio programming available to both Jacor's radio stations and other broadcasting companies. Jacor acquired for approximately $340.3 million, a leading producer and distributor of radio programming research, two leading providers of syndicated talk radio programming, a leading provider of satellite and network services for the radio broadcasting industry and a leading provider of traffic reporting services in the San Diego and Los Angeles, California broadcast areas.

    In addition to generating cash flow, these broadcast related services enhance the Company's ability to (i) increase ratings for its existing stations,
(ii) transform "stick" properties into broadcast cash flow producing properties and (iii) maintain long-term relationships with Jacor's on-air talent. For example, Jacor increased the audience ratings of KEWS-AM in Portland, Oregon by approximately 64% after adding the

RUSH LIMBAUGH show to that station's program line-up. By combining the national reach of the Company's radio stations with the network sales forces acquired by Jacor, the Company seeks to maximize the value of commercial broadcast inventory that it can then resell to national advertisers. See "Broadcasting Related Acquisitions." The Company also will benefit from the NSN Network Services (as defined herein) distribution network acquired by Jacor in 1997, which network will create efficiencies and lower costs related to the distribution of programming among the Company's radio stations.

                              RECENT DEVELOPMENTS

    Jacor has entered into an asset purchase agreement with Nationwide to acquire 17 radio stations for approximately $620.0 million. Upon consummation of the other Pending Transactions, Jacor will acquire 12 radio stations for a purchase price aggregating approximately $66.2 million. In addition, Jacor has entered into seven non-binding letters of intent pursuant to which Jacor and the prospective sellers have agreed to negotiate exclusively the terms and conditions of definitive acquisition agreements. If such negotiations and transactions are successfully completed, the Company would acquire an additional nine radio stations for an aggregate purchase price of approximately $24.4 million. Jacor is currently negotiating additional possible acquisitions. However, there can be no assurance that Jacor will successfully complete all or any such transactions or what the consequences thereof would be. For more information about Jacor's recent acquisitions and dispositions, see "Transactions" and "Broadcasting Related Acquisitions."

    During 1997, Jacor increased its senior credit facility from up to $600.0 million of availability, consisting of a revolving credit facility of up to $200.0 million and term loans of up to $400.0 million, to up to $1.15 billion of availability, consisting of a revolving credit facility of up to $750.0 million and a term loan of up to $400.0 million. The average interest rate on the senior credit facility through December 31, 1997 was approximately 6.5% compared to an average interest rate of approximately 7.4% on Jacor's senior credit facility in effect on January 1, 1997. As of September 30, 1997, on a pro forma basis the Company would have had approximately $436.5 million of availability under its revolving credit facility.

    For a discussion of the risks associated with Jacor's growth strategy, see "Risk Factors" beginning on page 4 of the accompanying Prospectus.

                      MARKET DATA AND CERTAIN DEFINITIONS

    All rankings by revenue or billings that are contained in this Prospectus Supplement are based on 1996 information contained in Duncan's Radio Market Guide (1997 ed.), Duncan's American Radio (Small Market Edition 1997), Duncan's American Radio (Spring 1997 and Summer 1997), Duncan's Radio Group Directory (1996-1997 ed.) and/or Broadcast Investment Analyst: Radio '97 Market Report. Except where otherwise specified, all information concerning ratings and audience listening information is derived from the Summer 1997 Arbitron Metro Area Ratings Survey (the "Summer 1997 Arbitron"). All Designated Market Area ("DMA") information is derived from the Nielsen Station Index, November 1997 ("Nielsen"). "FCC" means the Federal Communications Commission. The term "LMAS" means local marketing agreements which would be considered time brokerage agreements ("TBAS") for FCC purposes. The term "JSAS" means joint sales agreements pursuant to which a company sells advertising time on stations owned by third parties. A Jacor affiliate owns a 40% interest in a limited liability company that purchased the assets formerly owned by Duncan American Radio, Inc. for $0.5 million.

                        COMPANY AND BROADCAST AREA DATA

    The following table sets forth certain information that, as of January 19, 1998, was the most recently available information regarding the Company and its broadcast areas:

                                                                    COMPANY DATA
                                                ----------------------------------------------------    BROADCAST AREA DATA
                                                                                NO. OF STATIONS       ------------------------
                                                1996 RADIO    1997 RADIO                                 1997      1996 RADIO
                                                  REVENUE      AUDIENCE     ------------------------   ARBITRON      REVENUE
BROADCAST AREA                                     RANK         SHARE %         AM           FM          RANK         RANK
----------------------------------------------  -----------  -------------      ---          ---      -----------  -----------
Los Angeles, California.......................           6           3.9             1            1            2            1
Dallas, Texas*................................           4           7.7            --            2            6            5
Houston, Texas*...............................           5           7.3            --            2            9            7
Atlanta, Georgia..............................           1          13.7             1            3           12           10
Minneapolis, Minnesota*.......................           6           2.9             1            1           14           16
San Diego, California (1).....................           1          27.3             3            5           15           14
Phoenix, Arizona*.............................           6           6.5            --            2           17           17
St. Louis, Missouri...........................           4          11.1             1            3           18           18
Baltimore, Maryland*..........................           4           6.4            --            1           19           21
Tampa, Florida................................           1          37.8             2            5           21           19
Denver, Colorado (2)..........................           1          30.6             3            4           22           15
Cleveland, Ohio...............................           1          35.6             2            4           23           23
Portland, Oregon..............................           1          23.2             2            2           24           22
Cincinnati, Ohio (3)..........................           1          37.4             4            4           25           20
San Jose, California..........................           3           2.9            --            1           28           43
Columbus, Ohio................................           1          42.8             2            7           32           30
Salt Lake City, Utah..........................           2          19.9             3            4           35           33
Las Vegas, Nevada.............................           1          20.1            --            4           43           39
Rochester, New York...........................           2          25.9             2            5           47           53
Jacksonville, Florida.........................           2          23.4             2            3           51           47
Louisville, Kentucky (2)......................           2          24.5             1            4           52           51
Dayton, Ohio..................................           1          32.4             1            5           54           58
Toledo, Ohio..................................           1          32.7             2            3           76           73
Sarasota/Bradenton, Florida...................           1          13.8             1            2           79          176
Des Moines, Iowa..............................           1          17.9             1            1           88           67
Youngstown, Ohio..............................           2          22.7             2            2           91           87
Charleston, South Carolina....................           2          23.5            --            4           97           94
Lexington, Kentucky...........................           1          36.7             2            4          108           79
Boise, Idaho..................................           2          30.6             2            4          126          102
Santa Barbara, California.....................           1          19.9             2            3          187          147
Cedar Rapids, Iowa............................           1          18.2             1            1          199          121
Lima, Ohio....................................           1          36.7             1            3          221          247
Cheyenne, Wyoming.............................           1          40.0             1            3          266          220
Casper, Wyoming...............................           3          28.8             1            1          268          249
Findlay, Ohio (4).............................         N/A           N/A            --            2          N/A          N/A
Fort Collins/Greeley, Colorado (4)............         N/A           N/A             1            2          N/A          N/A
Idaho Falls, Idaho (4)........................         N/A           N/A             1            1          N/A          N/A
Iowa City, Iowa (4)...........................         N/A           N/A             1            1          N/A          N/A
Marion, Ohio (4)..............................         N/A           N/A             1            2          N/A          N/A
Pocatello, Idaho (4)..........................         N/A           N/A             1            1          N/A          N/A
Sandusky, Ohio (4)............................         N/A           N/A             1            2          N/A          N/A
Twin Falls, Idaho (4).........................         N/A           N/A             1            2          N/A          N/A
Venice/Englewood, Florida (4).................         N/A           N/A             1            2          N/A          N/A
Washington Court House, Ohio (4)..............         N/A           N/A             1            1          N/A          N/A
Other (5).....................................         N/A           N/A             7            4          N/A          N/A
                                                                                    --
                                                                                                ---
  Total                                                                             63          123
                                                                                    --
                                                                                    --
                                                                                                ---
                                                                                                ---

                                                  1991-1996
                                                REVENUE CAGR
BROADCAST AREA                                        %
----------------------------------------------  -------------
Los Angeles, California.......................          4.3
Dallas, Texas*................................         10.6
Houston, Texas*...............................          9.6
Atlanta, Georgia..............................         13.3
Minneapolis, Minnesota*.......................          8.4
San Diego, California (1).....................          6.2
Phoenix, Arizona*.............................          8.2
St. Louis, Missouri...........................          7.7
Baltimore, Maryland*..........................          8.3
Tampa, Florida................................          9.5
Denver, Colorado (2)..........................         10.9
Cleveland, Ohio...............................          8.1
Portland, Oregon..............................         12.3
Cincinnati, Ohio (3)..........................          9.4
San Jose, California..........................          7.5
Columbus, Ohio................................          7.6
Salt Lake City, Utah..........................         13.3
Las Vegas, Nevada.............................         15.2
Rochester, New York...........................          6.2
Jacksonville, Florida.........................          8.6
Louisville, Kentucky (2)......................          5.9
Dayton, Ohio..................................          7.2
Toledo, Ohio..................................          9.3
Sarasota/Bradenton, Florida...................          N/A
Des Moines, Iowa..............................         10.7
Youngstown, Ohio..............................          6.6
Charleston, South Carolina....................          5.3
Lexington, Kentucky...........................          6.9
Boise, Idaho..................................         10.9
Santa Barbara, California.....................          3.6
Cedar Rapids, Iowa............................          8.4
Lima, Ohio....................................          N/A
Cheyenne, Wyoming.............................          N/A
Casper, Wyoming...............................          N/A
Findlay, Ohio (4).............................          N/A
Fort Collins/Greeley, Colorado (4)............          N/A
Idaho Falls, Idaho (4)........................          N/A
Iowa City, Iowa (4)...........................          N/A
Marion, Ohio (4)..............................          N/A
Pocatello, Idaho (4)..........................          N/A
Sandusky, Ohio (4)............................          N/A
Twin Falls, Idaho (4).........................          N/A
Venice/Englewood, Florida (4).................          N/A
Washington Court House, Ohio (4)..............          N/A
Other (5).....................................          N/A
  Total

------------------------------

* New broadcast areas to be entered upon consummation of the Nationwide Acquisition.

(1) Assumes the disposition of the two FM radio stations currently owned by Nationwide. See "Transactions -- Nationwide Acquisition." Also, excludes two radio stations located in Baja California, Mexico which Jacor provides programming to and sells air time for under an exclusive sales agency agreement.

(2) Excludes one station in each of Denver, Colorado and Louisville, Kentucky on which Jacor sells advertising time pursuant to joint sales agreements (see "Business -- Radio Station Overview").

(3)  Jacor also owns and operates television station WKRC, a CBS affiliate.

(4)  These broadcast areas do not have Arbitron ranks.

(5)  Includes the two radio stations in Baja California, Mexico referenced in note 1, the two radio stations referenced in note 2, three radio stations in Sebring, Florida, one radio station in each of Thousand Oaks, California, Santa Rosa, California, Morro Bay, California and one pending application for a construction permit in Casper, Wyoming.

                                  THE OFFERING

Securities Offered...........  $100.0 million in aggregate principal amount of     % Senior
                               Subordinated Notes.

Maturity Date................  , 2010.

Interest Payment Dates.......  and          , commencing             .

Mandatory Redemption.........  None.

Optional Redemption..........  The Notes will be redeemable, in whole or in part, at the
                               option of JCC on or after        , 2003, at the redemption
                               prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the
                               Notes -- Optional Redemption."

Ranking......................  The Notes will be general unsecured obligations of JCC and will be subordinated in right of payment to all existing and future Senior Debt of JCC including the Credit Facility. As of September 30, 1997, JCC had outstanding an aggregate
                               principal amount of $414.5 million of Senior Debt. On a pro forma basis as of September 30, 1997, after giving effect to this Offering, the Related Offerings, the application of the net proceeds therefrom, the consummation of the Nationwide
                               Acquisition, the other Pending Transactions and any other
                               transaction consummated after September 30, 1997, the
                               aggregate principal amount of Senior Debt of JCC would have been $713.5 million. See "Transactions" and "Description of
                               Notes -- Subordination" herein and "Description of
                               Indebtedness -- The Credit Facility" in the accompanying
                               Prospectus.

Guarantees...................  The Notes will be fully and unconditionally guaranteed on a senior subordinated basis by Jacor and the Subsidiary
                               Guarantors on a joint and several basis (limited only to the extent necessary for each such Guarantee to not constitute a fraudulent conveyance under applicable law). The Guarantees will be general unsecured obligations of the Guarantors. See
                               "Description of Notes -- Subordination; -- Guarantees."

Change of Control Offer......  If a Change of Control occurs (including a change of control of Jacor, for so long as JCC is a wholly owned subsidiary of
                               Jacor), JCC will be required to offer to repurchase all
                               outstanding Notes at a price equal to 101% of their
                               principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that
                               JCC will have sufficient funds to purchase all of the Notes in the event of a Change of Control or that JCC would be
                               able to obtain financing for such purposes on favorable
                               terms, if at all. In addition, the Credit Facility restricts
                               JCC's ability to repurchase the Notes pursuant to a Change of Control Offer. Furthermore, a Change of Control under the
                               Indenture will result in a default under the Credit
                               Facility. See "Description of the Notes -- Certain Covenants
                               -- Repurchase of the Notes at the Option of the Holder Upon
                               a Change of Control."

Certain Covenants............  The Indenture will impose certain limitations on the ability of JCC and its subsidiaries to, among other things (i) incur additional indebtedness; (ii) incur liens; (iii) pay
                               dividends or make certain other restricted payments; (iv)
                               consummate certain asset sales; (v) enter into certain
                               transactions with affiliates; (vi) incur indebtedness that is

                               subordinate in right of payment to any Senior Debt and
                               senior in right of payment to the Notes; (vii) impose
                               restrictions on the ability of a subsidiary to pay dividends or make certain payments to JCC; (viii) conduct business
                               other than the ownership and operation of radio and
                               television broadcast stations and related businesses; (ix)
                               merge or consolidate with any other person or (x) sell,
                               assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of JCC. With respect to an Asset Sale Offer (as defined herein), JCC will not be
                               permitted to commence an Asset Sale Offer for the Notes
                               until such time as an Asset Sale Offer for the 8 3/4% Notes, the 9 3/4% Notes and the 10 1/8% Notes (each as defined
                               herein), in each case if required, has been completed. See
                               "Description of Notes -- Certain Covenants."

Use of Proceeds..............  Jacor intends to use the net proceeds from this Offering and the net proceeds from the Related Offerings to fund, in
                               part, the consideration to be paid by Jacor in the
                               Nationwide Acquisition. Alternatively and pending such uses,
                               Jacor intends to use the net proceeds from this Offering and the net proceeds from the Related Offerings for general
                               corporate purposes, including acquisitions of other
                               broadcast properties and broadcast related businesses and
                               for the repayment in part of outstanding indebtedness under the revolving credit component of the Credit Facility. See
                               "Use of Proceeds."

                           THE COMMON STOCK OFFERING

    Concurrently with and as a condition to consummation of this Offering and the LYONs Offering, Jacor will consummate the Common Stock Offering. The Common Stock will be offered by Jacor exclusively pursuant to a separate Prospectus Supplement.

                               THE LYONS OFFERING

    Concurrently with and as a condition to consummation of this Offering and the Common Stock Offering, Jacor will consummate the LYONs Offering. The LYONs will be offered by Jacor exclusively pursuant to a separate Prospectus Supplement.

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

    The following sets forth summary unaudited pro forma financial information derived from the Unaudited Pro Forma Financial Information included elsewhere in this Prospectus Supplement. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1996 and the LTM ended September 30, 1997, give effect to each of the following transactions and related financings as if such transactions and financings had been completed January 1, 1996: (i) the Nationwide Acquisition, (ii) the transactions described under "Transactions--Pending Radio Station Transactions" and "--Recent Radio Station Acquisitions and Dispositions" and "Broadcasting Related Acquisitions" and (iii) other transactions entered into in 1996 and completed in 1996 or 1997. The pro forma condensed consolidated balance sheet as of September 30, 1997 has been prepared as if each of the following transactions and related financings had occurred on September 30, 1997: (i) the Nationwide Acquisition, (ii) the other Pending Transactions and (iii) any other transaction consummated after September 30, 1997.

    The Summary Unaudited Pro Forma Financial Information does not purport to present the actual financial position or results of operations of Jacor had the transactions and events assumed therein in fact occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The Summary Unaudited Pro Forma Financial Information is based on certain assumptions and adjustments described in the notes to the Unaudited Pro Forma Financial Information and should be read in conjunction therewith. See "Consolidated Financial Statements" and the notes thereto for Jacor and Nationwide, incorporated by reference in this Prospectus Supplement.

                                                                                YEAR ENDED          LTM ENDED
                                                                             DECEMBER 31, 1996  SEPTEMBER 30, 1997
                                                                             -----------------  ------------------
STATEMENT OF OPERATIONS DATA:
  Net revenue..............................................................    $     641,775      $      682,162
  Broadcast operating expenses.............................................          439,400             457,928
  Depreciation and amortization............................................          119,495             119,574
  Corporate general and administrative expenses............................            9,108              12,789
  Operating income.........................................................           71,469              89,568
  Interest expense.........................................................          108,110             108,110

OTHER FINANCIAL DATA:
  Broadcast cash flow (1)..................................................    $     202,375      $      224,234
  Broadcast cash flow margin (2)...........................................             31.5%               32.9%
  EBITDA (1)...............................................................    $     193,267      $      211,445
  Cash interest expense....................................................           92,245              92,245
  Capital expenditures.....................................................           14,818              21,616

CREDIT RATIOS: (3)
  Ratio of EBITDA to cash interest expense....................................................               2.3x
  Ratio of long-term debt (net of cash) to EBITDA.............................................               5.7


                                                                                                      AS OF
                                                                                                SEPTEMBER 30, 1997
                                                                                                ------------------
BALANCE SHEET DATA:
  Working capital.............................................................................    $       83,192
  Intangible assets...........................................................................         2,728,451
  Total assets................................................................................         3,151,282
  Long-term debt, including current portion...................................................         1,233,500
  Liquid Yield Option Notes...................................................................           273,619
  Total shareholders' equity..................................................................         1,104,433

------------------------

(1) "Broadcast cash flow" means operating income before depreciation and amortization, and corporate general and administrative expenses. "EBITDA" means operating income before depreciation and amortization. Broadcast cash flow and EBITDA should not be considered in isolation from, or as a substitute for, operating income, net income or cash flow and other consolidated income or cash flow statement data computed in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. Although these measures of performance are not calculated in accordance with generally accepted accounting principles, they are widely used in the broadcasting industry as a measure of a company's operating performance because they assist in comparing station performance on a consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or non-operating factors such as historical cost bases. Broadcast cash flow also excludes the effect of corporate general and administrative expenses, which generally do not relate directly to station performance. Pro forma EBITDA excludes $2,303 of special bonuses.

(2) Broadcast cash flow margin equals broadcast cash flow as a percentage of net revenue.

(3) The pro forma credit ratios reflect the cash and long-term debt of Jacor as of September 30, 1997 as adjusted to give effect to the Offering, the Related Offerings and the application of the net proceeds therefrom.

                                  TRANSACTIONS

NATIONWIDE ACQUISITION

    In December 1997, Jacor entered into an Agreement of Sale ("Sale Agreement") with Nationwide to purchase the assets of 17 radio stations for a purchase price of approximately $620.0 million in cash (the "Nationwide Acquisition"). These stations are KDMX-FM and KEGL-FM in Dallas, Texas (KEGL-FM to be acquired upon consummation of a pending exchange entered into by Nationwide); KHMX-FM and KTBZ-FM in Houston, Texas; KMJZ-FM and KSGS-AM in Minneapolis, Minnesota; KGLQ-FM and KZZP-FM in Phoenix, Arizona; WPOC-FM in Baltimore, Maryland; WGAR-FM, WMJI-FM and WMMS-FM in Cleveland, Ohio; WCOL-FM, WFII-AM and WNCI-FM in Columbus, Ohio; and KXGL-FM and KMCG-FM in San Diego, California (collectively, the "Nationwide Stations"). Of the purchase price, $30.0 million has been placed in escrow pending the closing of the Nationwide Acquisition.

    Jacor anticipates that the sources of the cash to be used to satisfy the purchase price will be obtained from a combination of borrowing under its Credit Facility and the net proceeds from this Offering and the Related Offerings.

    The closing of the Nationwide Acquisition is subject to certain conditions, including expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("Hart-Scott-Rodino") and the consent of the FCC to the assignment of the FCC licenses of the Nationwide Stations to Jacor. Because the Nationwide Acquisition would result in the Company owning 10 stations in San Diego, in which the maximum number of stations allowed to be owned pursuant to FCC rules is eight, Jacor will divest two of the Company's radio stations in San Diego. Jacor has not yet determined which two stations it will divest. In addition, Jacor has had discussions with the Antitrust Division of the Department of Justice regarding the effect of the Nationwide Acquisition in Columbus, Cleveland and San Diego and has received an investigative demand from the Ohio Attorney General regarding the effect of the Nationwide Acquisition in Columbus and Cleveland. No determinations have been made as to whether the Antitrust Division or the Ohio Attorney General will raise any objections to the Nationwide Acquisition that would require changes in the terms of the Nationwide Acquistion. See "Risk Factors--Risks of Acquisition Strategy," "--Increased Antitrust Scrutiny" and "--FCC Regulation of Broadcasting Industry" of the accompanying Prospectus. The Hart-Scott-Rodino and the FCC applications for the Nationwide Acquisition were filed in January 1998 and November 1997, respectively.

    The Sale Agreement also provides that, after April 1, 1998, at the option of Jacor, the closing of the Nationwide Acquisition may occur before the FCC consent has become a final order. In addition to options to terminate for various matters including a breach of the Sale Agreement, if the parties to the Sale Agreement shall have materially satisfied all of their respective obligations under the Sale Agreement and, nevertheless, the closing of the Nationwide Acquisition has not taken place prior to December 31, 1998, either party may terminate the Sale Agreement. Jacor anticipates that the closing will occur during the second quarter of 1998.

PENDING RADIO STATION TRANSACTIONS

    All of the following pending radio station transactions are subject to various conditions, including approval by the FCC. There can be no assurance that Jacor will be successful in consummating all such transactions in a timely manner or on the terms described herein. See "Risk Factors--Increased Antitrust Scrutiny" and "--FCC Regulation of Broadcasting Industry" in the accompanying Prospectus.

    In March 1997, Jacor entered into a binding agreement with Criterion Media Group, Inc. to purchase the assets of radio station KLDZ-FM in Santa Barbara, California, upon completion of its construction, for a purchase price of $1.5 million. The FCC application for this transaction will not be filed until KLDZ-FM is operating.

    In April 1997, Jacor entered into a binding agreement with General Broadcasting, Inc. to purchase the assets of radio station KWLW-AM (formerly KFAM-AM) in North Salt Lake City, Utah for a purchase price of $1.2 million, of which approximately $0.1 million has been placed in escrow pending the closing of the transaction. The FCC has granted its final order to this transaction, but closing has been delayed pending receipt of approval in a bankruptcy proceeding involving the majority owner of the seller.

    Also, in April 1997, Jacor entered into a binding agreement with LMS of Boise, Inc. ("LMSB") to purchase the assets of radio stations KXLT-FM and KCIX-FM in Boise, Idaho for a purchase price of approximately $8.0 million. Upon signing the agreement, Jacor loaned $8.0 million to LMSB in order to finance LMSB's purchase of such stations from the prior owner. The FCC has granted its final order to this transaction, but closing has been delayed pending the satisfaction of other closing conditions to be performed by the seller.

    In June 1997, Jacor entered into a binding agreement with WKBN Broadcasting Corp. to purchase the assets of radio stations WKBN-FM and WKBN-AM in Youngstown, Ohio for a purchase price of approximately $11.0 million, of which $2.5 million has been placed in escrow pending the closing of the transaction. These stations will be operated pursuant to an LMA until the closing, which is expected to occur in 1999.

    In July 1997, Jacor entered into a binding agreement with KISN-AM Broadcast L.P. and KISN-AM License L.P., both of which are affiliates of Trumper Communications, Inc., to effect a tax-free like-kind exchange of the assets of radio station KOSY-FM (formerly KBKK-FM) in Salt Lake City, Utah for the assets of radio station KNRS-AM (formerly KISN-AM) in Salt Lake City, Utah. The assets to be exchanged in this transaction are valued at approximately $4.5 million for tax purposes. The FCC applications for this exchange were filed in September 1997 and the FCC granted its initial consent in December 1997.

    In October 1997, Jacor entered into a binding agreement with American Radio Systems Corporation and American Radio Systems License Corp. (together "ARS") to purchase the assets of radio station KSJO-FM in San Jose, California for a purchase price of approximately $30.0 million, of which $1.5 million has been placed in escrow pending the closing of the transaction. The FCC application for this transaction was filed in October 1997. The Hart-Scott-Rodino application for this transaction was filed in October 1997 and early termination of the waiting period was granted in November 1997.

    Also, in October 1997, Jacor entered into a binding agreement with Marion Radio Company to purchase the assets of radio stations WMRN-FM, WMRN-AM and WDIF-FM in Marion, Ohio, and of WHMQ-FM and WQTL-FM in Findlay, Ohio for a purchase price of approximately $14.5 million, of which approximately $0.7 million has been placed in escrow pending the closing of the transaction. The FCC application for this transaction was filed in October 1997 and the FCC granted its initial consent in January 1998.

    Also, in October 1997, Jacor entered into a binding agreement with WLOH, Inc. to sell the assets of radio station WLOH-AM in Lancaster, Ohio for approximately $0.1 million. The FCC application for this transaction was filed in December 1997.

    In January 1998, Jacor entered into a binding agreement with Royce Radio, Inc. to sell the assets of radio stations WMCC-FM and WLOC-AM in Munfordville, Kentucky for approximately $0.2 million. The FCC application for this transaction was filed in January 1998.

RECENT RADIO STATION ACQUSITIONS AND DISPOSITIONS

    In January 1997, Jacor entered into an agreement with The Great Lakes Wireless Talking Machine, LLP to acquire the assets of radio station WNVE-FM in Rochester, New York for a purchase price of $5.5 million in cash. This transaction was consummated in April 1997.

    Also, in January 1997, Jacor entered into three separate agreements with entities affiliated with James E. Champlin to acquire the assets of radio stations WLRS-FM in Louisville, Kentucky, WMCC-FM and WLOC-AM in Munfordville, Kentucky and WLKT-FM in Lexington, Kentucky. In April 1997, Jacor consummated the Louisville acquisition for a purchase price of $5.1 million. In May 1997, Jacor consummated the Munfordville acquisition for a purchase price of $0.3 million. In July 1997, Jacor consummated the Lexington acquisition for a purchase price of $5.1 million.

    Also, in January 1997, Jacor entered into an agreement to purchase (i) the assets of radio stations WIMA-AM, WIMT-FM and WBUK-FM in Lima, Ohio; and (ii) the construction permit for radio station WMLX-FM (formerly WLVZ-FM), in Lima, Ohio, from Lima Broadcasting Co. for an aggregate purchase price of $6.5 million. This transaction was consummated in May 1997.

    In February 1997, Jacor entered into an agreement to purchase the assets of radio station KEWS-AM (formerly KOTK-AM) in Portland, Oregon, from EXCL Communications, Inc. and Portland Radio, Inc. for a purchase price of $8.3 million. This transaction was consummated in May 1997.

    Also, in February 1997, Jacor entered into three separate agreements to purchase from Auburn Cablevision, Inc. and certain of its subsidiaries the assets of radio stations WMAX-FM, WMHX-FM and WRCD-FM in Rochester, New York for an aggregate purchase price of $7.0 million. These transactions were consummated in June 1997.

    In March 1997, Jacor entered into an agreement to purchase the assets of radio stations KQSB-AM, KTYD-FM and KSBL-FM in Santa Barbara, California from Criterion Media Group, Inc. for a purchase price of $13.5 million. This transaction was consummated in May 1997.

    Also, in March 1997, Jacor entered into an agreement to purchase the assets of radio station KOSY-FM (formerly KBKK-FM) in Salt Lake City, Utah, from Garcia Broadcasting, L.L.C. for a purchase price of $4.5 million. This transaction was consummated in July 1997.

    Also, in March 1997, Jacor entered into an agreement with BuenaVentura Communications, Inc. to purchase the assets of radio station KAHS-AM in Thousand Oaks, California for a purchase price of $0.4 million. This transaction was consummated in September 1997.

    In April 1997, Jacor entered into an agreement to acquire the assets of radio stations WLEC-AM and WCPZ-FM in Sandusky, Ohio from Erie Broadcasting II, Inc., for a purchase price of approximately $7.7 million. This transaction was consummated in July 1997.

    Also, in April 1997, Jacor entered into an agreement to sell the assets of radio station WXZZ-FM in Lexington, Kentucky to JS Communications, Inc. (which subsequently changed its name to Regent Communications, Inc.) for a sale price of $3.5 million. This transaction was consummated in August 1997.

    Also, in April 1997, Jacor entered into an agreement to purchase the assets of radio stations KIGN-FM, KOLZ-FM, KGAB-AM and KLEN-FM in Cheyenne, Wyoming from Magic City Media, Inc. for a purchase price of approximately $5.5 million. This transaction was consummated in October 1997.

    Also, in April 1997, Jacor entered into an agreement with Secret Communications Limited Partnership to purchase the assets of radio stations WMVX-FM (formerly WLTF-FM) and WTAM-AM in Cleveland, Ohio for a purchase price of approximately $45.0 million, of which approximately $24.0 million was paid in cash and the remainder was paid in 750,000 shares of Common Stock valued at approximately $21.0 million as of the signing of the agreement. This transaction was consummated in July 1997.

    In May 1997, Jacor entered into an agreement with LMS of Twin Falls, Inc. ("LMST") and LMS Licenses, Inc. ("LMSL") to acquire LMST's and LMSL's rights to acquire radio stations KEZJ-FM, KLIX-FM and KLIX-AM in Twin Falls, Idaho pursuant to an Asset Purchase Agreement entered in January 1997 by Lartique Multimedia Systems, Inc. (predecessor in interest to LMST and LMSL) and B&B Broadcasting, Inc. for a purchase price of approximately $9.0 million. This transaction was consummated in October 1997.

    Also, in May 1997, Jacor entered into two agreements with LMS of Pocatello, Inc. to purchase the assets of (i) radio stations KPKY-FM and KWIK-AM in Pocatello, Idaho, for a purchase price of approximately $2.0 million and (ii) radio stations KID-FM and KID-AM in Idaho Falls, Idaho for a purchase price of approximately $1.6 million. This transaction was consummated in November 1997.

    Also, in May 1997, Jacor entered into an agreement with Iowa City Broadcasting Company, Inc. to purchase the assets of radio stations KXIC-AM and KKRQ-FM in Iowa City, Iowa, for a purchase price of $8.0 million. This transaction was consummated in October 1997.

    Also, in May 1997, Jacor entered into an agreement with each of Cardinal Communications, Inc. and Revival II, Inc. to purchase the assets of radio station KMXN-AM in Santa Rosa, California for a purchase price of $0.1 million. This transaction was consummated in August 1997.

    Also, in May 1997, Jacor entered into an agreement with Outback Broadcasting, Inc. to purchase the assets of radio stations WITS-AM and WYMR-FM in Sebring, Florida for a purchase price of $0.7 million. This transaction was consummated in August 1997.

    In June 1997, Jacor entered into an agreement with ARS to effect a tax-free like-kind exchange of Jacor's assets of radio stations WDAF-AM, KYYS-FM and KMXV-FM in Kansas City, Missouri and KUDL-FM in Kansas City, Kansas for the assets of WMMX-FM, WTUE-FM, WLQT-FM, WXEG-FM, WBTT-FM and WONE-AM in Dayton, Ohio. Jacor and ARS valued the exchanged assets at $70.0 million for tax purposes. This exchange was consummated in January 1998.

    In July 1997, Jacor entered into an agreement with Continental Broadcast Group, Inc. to purchase the assets of radio station KMJM-FM (formerly WCBW-FM) in St. Louis, Missouri for a purchase price of $13.2 million. This transaction was consummated in September 1997.

    Also, in July 1997, Jacor entered into an agreement with the shareholders of WN Broadcasting Corp. ("WN") to purchase all of the outstanding shares of WN for approximately $3.4 million. WN owns the FCC licenses and assets of radio stations WNCD-FM and WNIO-AM in Niles, Ohio. This transaction was consummated in October 1997.

    In August 1997, Jacor entered into an agreement with Regent Communications, Inc. ("RCI") to purchase all of the outstanding capital stock of Regent Broadcasting of Charleston, Inc. ("RBCI") for approximately $4.5 million. RBCI was a party to an agreement whereby RBCI would acquire the assets of radio stations WLLC-FM (formerly WSUY-FM) and WRFQ-FM in Charleston, South Carolina. The acquisition of the stock of RBCI and the acquisition of WSUY-FM and WRFQ-FM by RBCI were consummated in December 1997.

    Also, in August 1997, Jacor entered into an agreement with CV Radio Associates, L.P. to purchase the assets of radio station WKNR-AM in Cleveland, Ohio for a purchase price of approximately $8.4 million. This transaction was consummated in January 1998.

    Also, in August 1997, Jacor entered into an agreement with Engles Enterprises, Inc. to purchase the assets of radio station KIST-AM in Santa Barbara, California for a purchase price of approximately $0.9 million. This transaction was consummated in January 1998.

    In September 1997, Jacor entered into an agreement with S&S Communications Group, Inc. to purchase the assets of radio station WNCG-FM in Sandusky, Ohio for a purchase price of approximately $2.2 million. This transaction was consummated in November 1997.

    Also, in September 1997, Jacor entered into an agreement with Rodgers Broadcasting Corp. to purchase the assets of radio stations WOFR-AM and WCHO-FM in Washington Court House, Ohio for a purchase price of approximately $2.3 million. This transaction was consummated in December 1997 upon receipt of initial consent from the FCC, which consent has not yet become a final order.

    Also, in September 1997, Jacor entered into an agreement to donate the FCC licenses and assets of radio station KBCO-AM in Denver, Colorado to the University of Colorado Foundation. This transaction was consummated in December 1997.

    In October 1997, Jacor entered into an agreement with DoubleDee Broadcast Group to purchase the assets of radio station KFXD-AM in Boise, Idaho for a purchase price of approximately $1.8 million. This transaction was consummated in January 1998 upon receipt of an initial consent from the FCC, which consent has not yet become a final order.

                       BROADCASTING RELATED ACQUISITIONS

    Jacor is a broadcasting company primarily engaged in radio broadcasting and providing related services to radio broadcasting companies. Jacor's recent acquisitions of radio broadcasting related businesses and services are described below.

SYNERGY BROADCASTING/MULTIVERSE ACQUISITION

    In November 1997, Jacor acquired the rights to THE DR. LAURA SCHLESSINGER SHOW from Synergy Broadcasting, Inc. and substantially all of the assets of MultiVerse Networks, L.L.C. (together "Synergy Broadcasting") for $71.5 million in cash. THE DR. LAURA SCHLESSINGER SHOW is the second highest rated radio talk show in the country. Jacor's MultiVerse subsidiary is one of the top three independent network radio sales representation firms and is the outside sales representative of THE DR. LAURA SCHLESSINGER SHOW. In addition to THE DR. LAURA SCHLESSINGER SHOW, MultiVerse markets such other well known radio programs as COUNTRY HEARTLINES WITH JOHN CRENSHAW and BEYOND THE BELTWAY WITH BRUCE DUMONT.

PREMIERE MERGER

    In June 1997, Jacor acquired by merger (the "Premiere Merger") Premiere Radio Networks, Inc. ("Premiere"), a company that produces syndicated network radio programs and services which it distributes in exchange for commercial broadcast time that it then resells to national advertisers. The total consideration paid by Jacor, including payment for certain Premiere warrants and stock options, was approximately $189.8 million inclusive of the amounts paid to facilitate the Premiere Merger by purchasing all of the outstanding shares of common stock of Archon Communications, Inc., the largest holder of Premiere stock at the time of the Premiere Merger. Of such amount, approximately $138.8 million was paid in cash and the remainder was paid in 1,416,886 shares of Common Stock and 303,000 shares of Common Stock reserved for issuance pursuant to option agreements with certain members of Premiere's management. The total consideration paid by Jacor, net of Premiere's cash on hand and excess working capital acquired by Jacor in the Premiere Merger, was approximately $169.0 million.

EFM COMPANIES

    In April 1997, Jacor acquired substantially all of the assets pertaining to the broadcast distribution and related print and electronic media publishing businesses (the "EFM Acquisition") of EFM Media Management, Inc., EFM Publishing, Inc. and PAM Media, Inc. (collectively, the "EFM Companies"). The business of the EFM Companies included the ownership and distribution of the RUSH LIMBAUGH and DR. DEAN EDELL syndicated radio talk programs. Jacor paid $50.0 million in cash for the assets of the EFM Companies.

    The RUSH LIMBAUGH program, a nationally syndicated talk radio program, is broadcast on more than 600 radio stations and is the highest rated radio talk show in the country. The DR. DEAN EDELL program, a health care and medicine talk radio program, is broadcast on more than 300 radio stations and is the third highest rated radio talk show in the country.

NSN NETWORK SERVICES

    Also, in April 1997, Jacor acquired the assets of Standard Broadcast Service, Inc., which conducted business under the trade name NSN Network Services, Ltd. ("NSN Network Services"). The purchase price paid by Jacor for the assets of NSN Network Services was $11.0 million, of which approximately $9.3 million was paid in cash and approximately $1.7 million was paid in 59,540 shares of Common Stock.

    The principal products and services of NSN Network Services include satellite audio systems for radio broadcasting, Wide Area Network business connectivity, satellite remote telephone systems and paging systems, and communications consulting. These technologies will create efficiencies and lower costs related to the distribution of programming among Jacor's radio stations. Further, these technologies will continue to enhance Jacor's back-office backbone to facilitate the sharing of financial data and other communications.

AIRWATCH ACQUISITION

    Also, in April 1997, Jacor acquired the assets of Airwatch Communications, Inc. ("Airwatch") and Airtraffic Communications, Inc. ("Airtraffic") for a purchase price of approximately $18.0 million in cash. Airwatch and Airtraffic provide traffic reporting services to radio and television stations in the San Diego and Los Angeles, California broadcast areas.

                                USE OF PROCEEDS

    The net proceeds (after deducting estimated expenses and underwriting discounts and commissions) to Jacor from the sale of the Notes offered hereby
are estimated to be $     million. The net proceeds to Jacor from the Related
Offerings will be approximately $    million ($     million if the underwriters'
over-allotment options are exercised in full). Jacor intends to use the net proceeds from this Offering and the net proceeds from the Related Offerings to fund, in part, the consideration to be paid by Jacor in the Nationwide Acquisition. Alternatively and pending such uses, Jacor intends to use the net proceeds from this Offering and the net proceeds from the Related Offerings for general corporate purposes, including acquisitions of other broadcast properties and broadcast related businesses and for the repayment in part of outstanding indebtedness under the revolving credit component of the Credit Facility.

    The Nationwide Acquisition will not be and some of the other Pending Transactions may not be consummated prior to the closing of this Offering. There can be no assurance that Jacor will be successful in consummating the Nationwide Acquisition or the other Pending Transactions on terms acceptable to Jacor. See "Transactions." To the extent the amount of net proceeds from this Offering plus the net proceeds from the Related Offerings is not sufficient to fund any cash component of the Pending Transactions, Jacor intends to fund the remaining cash component with cash from operations and borrowings under its Credit Facility.

    Jacor's senior credit facility, as amended and restated as of September 16, 1997 (the "Credit Facility"), with certain banks and other financial institutions provides availability of $1.15 billion of loans in two components:
(i) a revolving credit facility of up to $750.0 million with mandatory semi-annual commitment reductions beginning June 30, 2000 and a final maturity date of December 31, 2004 and (ii) a term loan of $400.0 million with scheduled semi-annual reductions beginning December 31, 1999 and a final maturity date of December 31, 2004. The Credit Facility bears interest at a rate that fluctuates with an applicable margin based on the Company's leverage ratio plus a bank base rate or a Eurodollar base rate as applicable. Through December 31, 1997, the year to date average interest rate on the existing Credit Facility was approximately 6.5%. Outstanding indebtedness under the Credit Facility has been incurred to pay for acquisitions.

                                 CAPITALIZATION

    The following sets forth the capitalization of Jacor on an actual basis as of September 30, 1997 and pro forma as adjusted to give effect to each of the following transactions and related financings as if such transactions and financings had been completed September 30, 1997: (i) the Nationwide Acquisition, (ii) the other Pending Transactions and (iii) any other transaction consummated after September 30, 1997.

                                                                    AS OF SEPTEMBER 30,
                                                                            1997
                                                                    --------------------
                                                                               PRO FORMA
                                                                                  AS
                                                                     ACTUAL    ADJUSTED
                                                                    ---------  ---------
                                                                        (DOLLARS IN
                                                                         THOUSANDS)
Cash..............................................................  $  18,779  $  18,779
                                                                    ---------  ---------
                                                                    ---------  ---------
Long-term debt, including current portion:(1)
  Credit Facility.................................................  $ 414,500  $ 713,500
  8 3/4% Senior Subordinated Notes due 2007.......................    150,000    150,000
  9 3/4% Senior Subordinated Notes due 2006.......................    170,000    170,000
  10 1/8% Senior Subordinated Notes due 2006......................    100,000    100,000
    % Senior Subordinated Notes due 2010..........................     --        100,000
  Liquid Yield Option Notes due 2011(2)...........................    123,619    123,619
  Liquid Yield Option Notes due 2018(3)...........................     --        150,000
                                                                    ---------  ---------
      Total long-term debt........................................    958,119  1,507,119
                                                                    ---------  ---------
Shareholders' equity:
  Common Stock, $.01 par value(4).................................        455        495
  Additional paid-in capital......................................    860,530  1,052,490
  Citicasters Warrants............................................     26,500     26,500
  Regent Warrants.................................................      5,000      5,000
  Retained earnings...............................................     19,948     19,948
                                                                    ---------  ---------
      Total shareholders' equity..................................    912,433  1,104,433
                                                                    ---------  ---------
Total capitalization..............................................  $1,870,552 $2,611,552
                                                                    ---------  ---------
                                                                    ---------  ---------

------------------------------

(1) See Notes 6 and 7 of Notes to Jacor's consolidated financial statements which are incorporated herein by reference from Jacor's Annual Report on Form 10-K for the year ended December 31, 1996 for additional information regarding the components and terms of Jacor's long-term debt.

(2) The Liquid Yield Option Notes due 2011 (the "LYONs due 2011") are convertible at any time on or prior to maturity into Common Stock at a conversion rate of 13.412 shares per LYON due 2011, are not redeemable by Jacor prior to June 12, 2001 and are subject to mandatory redemption at the option of the holders on June 12, 2001 and June 12, 2006. No cash interest or similar payment is required in connection with the LYONs due 2011. The LYONs due 2011 are obligations of Jacor but not of JCC. See "Description of Indebtedness--The Liquid Yield Option Notes due 2011" in the accompanying Prospectus.

(3) The Liquid Yield Option Notes due 2018 (the "LYONs") are convertible at any time on or prior to maturity into Common Stock at a conversion rate of
    shares per LYON, are not redeemable by Jacor prior to February   , 2003 and
    are subject to mandatory redemption at the option of the holders on February
      , 2003, February   , 2008 and February   , 2013. No cash interest or
    similar payment is required in connection with the LYONs. The LYONs are obligations of Jacor but not of JCC.

(4) Excludes (i) options outstanding on the date hereof to purchase approximately 4,002,629 shares of Common Stock at a weighted average exercise price of $25.40, (ii) warrants issued in connection with Jacor's 1996 acquisition of Citicasters, Inc. to purchase an aggregate of 4,400,000 shares of Common Stock at an exercise price of $28.00 per full share (the "Citicasters Warrants"), (iii) warrants issued in connection with Jacor's 1997 acquisition of Regent Communications, Inc. to acquire 500,000 shares of Common Stock at $40.00 per full share (the "Regent Warrants"), (iv) units granted to Jacor's non-employee directors in July 1996 to acquire 18,700 shares of Common Stock, (v) units granted to certain Jacor executive officers in November 1996 to acquire 22,487 shares of Common Stock, (vi) units granted to Jacor's non-employee directors in July 1997 to acquire 10,010 shares of Common Stock and (vii) up to 2,456,101 shares of Common Stock reserved for issuance pursuant to Jacor's existing stock option purchase and employee incentive compensation plans. The Jacor Board of Directors has authorized Jacor to purchase from time-to-time in open-market transactions up to 1,000,000 shares of Common Stock.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma financial information, which is based on the historical financial statements of Jacor and Nationwide, has been prepared to illustrate the effects of the acquisitions and related financings described below.

    The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 1997, the nine months ended September 30, 1996, the LTM ended September 30, 1997 and the year ended December 31, 1996 give effect to each of the following transactions as if such transactions had been completed January 1, 1996: (i) the Nationwide Acquisition, (ii) the acquisitions described under "Transactions--Pending Radio Station Transactions" and "--Recent Radio Station Acquisitions and Dispositions" and "Broadcasting Related Acquisitions" and (iii) other transactions entered into in 1996 and completed in 1996 or 1997. The pro forma condensed consolidated balance sheet as of September 30, 1997 has been prepared as if each of the following transactions and related financings had occurred on September 30, 1997: (i) the Nationwide Acquisition,
(ii) the other Pending Transactions and (iii) any other transaction consummated after September 30, 1997.

    The Pending Transactions will be accounted for using the purchase method of accounting. The total purchase costs of the Pending Transactions will be allocated to the tangible and intangible assets and liabilities acquired based upon their respective fair values. The allocation of the aggregate purchase price reflected in the Unaudited Pro Forma Financial Information is preliminary. The final allocation of the purchase price will be contingent upon the receipt of final appraisals of the acquired assets. The Unaudited Pro Forma Financial Information is not necessarily indicative of either future results of operations or the results that might have occurred if the foregoing transactions had been consummated on the indicated dates.

    The Unaudited Pro Forma Financial Information should be read in conjunction with Jacor's Consolidated Financial Statements and notes thereto incorporated by reference in this Prospectus Supplement and Nationwide's Consolidated Financial Statements and notes thereto incorporated by reference in this Prospectus Supplement.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                         LTM ENDED
                                                     YEAR ENDED DECEMBER 31, 1996                                      SEPTEMBER 30,
                  --------------------------------------------------------------------------------------------------       1997
                                  OTHER          JACOR                                                                 -------------
                               ACQUISITIONS      OTHER                     NATIONWIDE    ACQUISITION       TOTAL           TOTAL
                  HISTORICAL    PRO FORMA     ACQUISITIONS   HISTORICAL    PRO FORMA      PRO FORMA       COMBINED       COMBINED
                    JACOR      ADJUSTMENTS     PRO FORMA     NATIONWIDE   ADJUSTMENTS    ADJUSTMENTS     PRO FORMA       PRO FORMA
                  ----------   ------------   ------------   ----------   ------------   ------------   ------------   -------------
Net revenue.....   $223,761    $335,209(a)      $558,970      $73,760     $ 13,059(e)    $ (4,014)(h)   $641,775         $682,162
Broadcast
  operating
  expenses......    151,065     235,630(a)       386,695       58,596        8,739(e)     (14,630)(h)    439,400          457,928
Depreciation and
 amortization...     23,404      79,870(a)       103,274        7,356        4,306(e)       4,559(i)     119,495          119,574
Corporate
  general and
  administrative
  expenses......      7,629       1,479(a)         9,108        3,282                      (3,282)(h)      9,108           12,789
Special
  bonuses.......      2,303                        2,303                                                   2,303            2,303
                  ----------   ------------   ------------   ----------   ------------   ------------   ------------   -------------
    Operating
      income....     39,360      18,230           57,590        4,526           14          9,339         71,469           89,568
Interest
  expense.......    (32,244)    (51,467)(b)      (83,711)       4,373      (13,401)(e)    (15,371)(j)   (108,110)        (108,110)
Gain on sale of
  radio stations
  and other
  assets........      2,539                        2,539        5,948       (6,203)(f)                     2,284           10,543
Other income
  (expense),
  net...........      5,716       1,073(c)         6,789         (485)                                     6,304            5,413
                  ----------   ------------   ------------   ----------   ------------   ------------   ------------   -------------
    Income
      (loss)
      before
      income
      taxes and
   extraordinary
      items.....     15,371     (32,164)         (16,793)      14,362      (19,590)        (6,032)       (28,053)          (2,586)
                  ----------   ------------   ------------   ----------   ------------   ------------   ------------   -------------
Income tax
  (expense)
  benefit.......     (7,300)     11,528(d)         4,228       (5,310)       7,559(g)       2,413(k)       8,890           (1,369)
                  ----------   ------------   ------------   ----------   ------------   ------------   ------------   -------------
    Income
      (loss)
      before
   extraordinary
      items.....   $  8,071    $(20,636)        $(12,565)     $ 9,052     $(12,031)      $ (3,619)      $(19,163)        $ (3,955)
                  ----------   ------------   ------------   ----------   ------------   ------------   ------------   -------------
                  ----------   ------------   ------------   ----------   ------------   ------------   ------------   -------------
    Income
      (loss) per
      common
      share
      before
   extraordinary
      items.....   $   0.30                                                                             $  (0.39)        $  (0.08)
                  ----------                                                                            ------------   -------------
                  ----------                                                                            ------------   -------------
Number of common
  shares used in
  per share
 computations...     26,830                                                                               49,462(l)        49,462
                  ----------                                                                            ------------   -------------
                  ----------                                                                            ------------   -------------

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                       NINE MONTHS
                                                                                                                          ENDED
                                                NINE MONTHS ENDED SEPTEMBER 30, 1997                                  SEPTEMBER 30,
                  -------------------------------------------------------------------------------------------------       1996
                                  OTHER         JACOR                                                                 -------------
                               ACQUISITIONS     OTHER                     NATIONWIDE    ACQUISITION       TOTAL           TOTAL
                  HISTORICAL    PRO FORMA    ACQUISITIONS   HISTORICAL    PRO FORMA      PRO FORMA       COMBINED       COMBINED
                    JACOR      ADJUSTMENTS    PRO FORMA     NATIONWIDE   ADJUSTMENTS    ADJUSTMENTS     PRO FORMA       PRO FORMA
                  ----------   -----------   ------------   ----------   ------------   ------------   ------------   -------------
Net revenue.....   $368,941    $70,972(a)      $439,913      $71,149     $    565(e)    $ (2,176)(h)   $509,451         $469,065
Broadcast
  operating
  expenses......    251,513     47,524(a)       299,037       61,717       (1,699)(e)    (15,946)(h)    343,109          324,582
Depreciation and
 amortization...     53,097     23,363(a)        76,460        6,948        1,812(e)       3,406(i)      88,626           88,546
Corporate
  general and
  administrative
  expenses......      9,240                       9,240        2,657                      (2,657)(h)      9,240            5,559
                  ----------   -----------   ------------   ----------   ------------   ------------   ------------   -------------
    Operating
      income
      (loss)....     55,091         85           55,176         (173)         452         13,021         68,476           50,378
Interest
  expense.......    (57,348)    (7,677)(b)      (65,025)      (3,052)      (3,197)(e)    (12,051)(j)    (83,325)         (83,325)
Gain on sale of
  radio stations
  and other
  assets........     10,801                      10,801       44,132      (44,132)(f)                    10,801            2,542
Other income
  (expense),
  net...........                   298(c)           298          (56)                                       242            1,133
                  ----------   -----------   ------------   ----------   ------------   ------------   ------------   -------------
    Income
      (loss)
      before
      income
      taxes and
   extraordinary
      items.....      8,544     (7,294)           1,250       40,851      (46,877)           970         (3,806)         (29,272)
                  ----------   -----------   ------------   ----------   ------------   ------------   ------------   -------------
Income tax
  (expense)
  benefit.......     (6,500)     3,825(d)        (2,675)     (13,665)      15,714(g)        (388)(k)     (1,014)           9,244
                  ----------   -----------   ------------   ----------   ------------   ------------   ------------   -------------
    Income
      (loss)
      before
   extraordinary
      items.....   $  2,044    $(3,469)        $ (1,425)     $27,186     $(31,163)      $    582       $ (4,820)        $(20,028)
                  ----------   -----------   ------------   ----------   ------------   ------------   ------------   -------------
                  ----------   -----------   ------------   ----------   ------------   ------------   ------------   -------------
    Income
      (loss) per
      common
      share
      before
   extraordinary
      items.....   $   0.05                                                                            $  (0.10)        $  (0.40)
                  ----------                                                                           ------------   -------------
                  ----------                                                                           ------------   -------------
Number of common
  shares used in
  per share
  computations..     41,647                                                                              49,462(l)        49,462
                  ----------                                                                           ------------   -------------
                  ----------                                                                           ------------   -------------

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                                AS OF SEPTEMBER 30, 1997
                                                    --------------------------------------------------------------------------------
                                                                   OTHER          JACOR       NATIONWIDE
                                                                ACQUISITION       OTHER       ACQUISITION                   TOTAL
                                                    HISTORICAL   PRO FORMA     ACQUISITIONS   AND RELATED   SAN DIEGO      COMBINED
                                                      JACOR     ADJUSTMENTS     PRO FORMA     FINANCINGS   DISPOSITION    PRO FORMA
                                                    ----------  ------------   ------------   -----------  ------------   ----------

Current assets:
  Cash and cash equivalents.......................  $   18,779                  $   18,779                                $  18,779
  Accounts receivable.............................     118,500                     118,500                                  118,500
  Prepaid expenses and other current assets.......      32,417                      32,417                                   32,417
                                                    ----------  ------------   ------------   -----------  ------------   ----------
      Total current assets........................     169,696                     169,696                                  169,696
Property and equipment............................     175,567  $ 20,050(m)        195,617    $   28,000 (p) $ (2,000)(r)   221,617
Intangible assets.................................   2,003,526   183,925(m)      2,187,451       604,000 (p)  (63,000)(r) 2,728,451
Other assets......................................      57,743   (26,225)(n)        31,518                                   31,518
                                                    ----------  ------------   ------------   -----------  ------------   ----------
      Total assets................................  $2,406,532  $177,750        $2,584,282    $  632,000   $(65,000)      $3,151,282
                                                    ----------  ------------   ------------   -----------  ------------   ----------
                                                    ----------  ------------   ------------   -----------  ------------   ----------
Current liabilities:
  Accounts payable, accrued expenses and other
    current liabilities...........................  $   86,504                  $   86,504                                $  86,504
  Long-term debt, current portion.................          --                          --                                       --
                                                    ----------  ------------   ------------   -----------  ------------   ----------
      Total current liabilities...................      86,504                      86,504                                   86,504
Long-term debt....................................     834,500  $174,000(o)      1,008,500    $  290,000 (q) $(65,000)(q) 1,233,500
Liquid Yield Option Notes.........................     123,619                     123,619       150,000 (q)                273,619
Other liabilities.................................     114,927     3,750(m)        118,677                                  118,677
Deferred tax liability............................     334,549                     334,549                                  334,549
Shareholders' equity:
  Common stock....................................         455                         455            40 (q)                    495
  Additional paid-in capital......................     860,530                     860,530       191,960 (q)              1,052,490
  Common stock warrants...........................      31,500                      31,500                                   31,500
  Retained earnings...............................      19,948                      19,948                                   19,948
                                                    ----------  ------------   ------------   -----------  ------------   ----------
      Total shareholders' equity..................     912,433                     912,433       192,000                  1,104,433
                                                    ----------  ------------   ------------   -----------  ------------   ----------
      Total liabilities and shareholders'
       equity.....................................  $2,406,532  $177,750        $2,584,282    $  632,000   $(65,000)      $3,151,282
                                                    ----------  ------------   ------------   -----------  ------------   ----------
                                                    ----------  ------------   ------------   -----------  ------------   ----------

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

(a) These adjustments reflect additional revenues and expenses related to the following acquisitions and other individually immaterial acquisitions both completed during 1996 and 1997 and pending as of December 31, 1997 (collectively, the "Other Acquisitions").

                                                                                   NINE MONTHS ENDED
                                                                                   SEPTEMBER 30, 1997
                                                                          ------------------------------------
                                                                                      BROADCAST   DEPRECIATION
                                                                             NET      OPERATING       AND
                                                                           REVENUE    EXPENSES    AMORTIZATION
                                                                          ---------  -----------  ------------
Regent (completed February 1997)........................................  $      --   $     233    $    1,061
Premiere (completed June 1997)..........................................     14,130       9,276         4,347
EFM Companies (completed April 1997)....................................     11,191       7,484         3,834
Synergy Broadcasting (completed October 1997)...........................     11,445       4,179         6,589
Other (various).........................................................     34,206      26,352         7,532
                                                                          ---------  -----------  ------------
    Total...............................................................  $  70,972   $  47,524    $   23,363
                                                                          ---------  -----------  ------------
                                                                          ---------  -----------  ------------

                                                                  YEAR ENDED DECEMBER 31, 1996
                                                     -------------------------------------------------------
                                                                 BROADCAST                        GENERAL
                                                        NET      OPERATING   DEPRECIATION AND       AND
                                                      REVENUE     EXPENSES     AMORTIZATION    ADMINISTRATIVE
                                                     ----------  ----------  ----------------  -------------
Noble (February and July 1996).....................  $   10,721  $    8,872     $    2,665
Citicasters (September 1996).......................     101,806      58,543         21,913       $   1,479
Gannett (December 1996)............................       2,503       6,828             --
Regent (February 1997).............................      33,797      26,447          6,369
Premiere (June 1997)...............................      31,678      22,465          9,486
EFM Companies (April 1997).........................      47,357      32,144         15,336
Synergy Broadcasting (October 1997)................       7,444       2,832          8,786
Other (various)....................................      99,903      77,499         15,315
                                                     ----------  ----------        -------          ------
    Total..........................................  $  335,209  $  235,630     $   79,870       $   1,479
                                                     ----------  ----------        -------          ------
                                                     ----------  ----------        -------          ------

(b) The adustment represents additional interest expense associated with Jacor's borrowings under the Credit Facility and the issuance of various debt securities in 1996 and 1997. The assumed weighted average interest rate associated with the borrowings is 7.3%.

(c) The adjustment represents miscellaneous income generated primarily by Premiere for periods prior to the acquisition.

(d) To provide for the tax effect of pro forma adjustments. The acquisition adjustments described in Note (a) include non-deductible goodwill amortization estimated to be approximately $1,350 for the nine months ended September 30, 1997 and $7,600 for the year ended December 31, 1996.

(e) The adjustments represent additional revenues and expenses related primarily to Nationwide's acquisitions of radio stations in the Dallas, Phoenix and San Diego broadcast areas. Nationwide has operated a majority of the stations acquired in 1997 under local marketing agreements since January 1, 1997, therefore a significant amount of the revenues and operating expenses related to these stations are included in Nationwide's historical financial statements for the nine months ended September 30, 1997. The adjustments for the year ended December 31, 1996 represent additional revenues and expenses related to Nationwide's acquisitions of radio stations in the Dallas, Houston,

                  JACOR COMMUNICATIONS, INC. AND SUBSIDIARIES
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

    Phoenix, San Diego, Minneapolis and Cleveland broadcast areas. These adjustment amounts are net of stations divested in the Las Vegas, Orlando and Seattle broadcast areas.

(f) The adjustment represents elimination of Nationwide's gain on the sale and exchange of certain radio stations in 1996 and 1997.

(g) To provide for the tax effect of Nationwide's pro forma adjustments relating to their 1996 and 1997 acquisitions and divestitures at statutory rates.

(h) The adjustments represent revenue and expense eliminations from the assumed divestitures of two San Diego stations (see Note (r)) and projected expense savings of $10,476 and $13,707 for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. Expense savings will result from the elimination of redundant broadcast operating expenses arising from the operation of multiple stations in broadcast areas, changes in benefit plan and compensation structures to conform with Jacor's and the elimination of Nationwide's corporate office function. Estimated savings are as follows:

                                                         NINE MONTHS ENDED      YEAR ENDED
                                                         SEPTEMBER 30, 1997  DECEMBER 31, 1996
                                                         ------------------  -----------------
Corporate general and administrative...................      $    2,657          $   3,282
Benefit Plan expenses..................................           2,138              2,850
Commissions............................................             506                675
Promotion and programing...............................           1,875              2,500
Personnel reductions...................................           2,400              3,200
Other..................................................             900              1,200
                                                                -------            -------
                                                             $   10,476          $  13,707
                                                                -------            -------
                                                                -------            -------

(i) The adjustment reflects the additional depreciation and amortization expense resulting from the allocation of Jacor's purchase price to the assets acquired including an increase in property and equipment and identifiable intangible assets to their estimated fair market values.

(j) The adjustment reflects additional interest expense related to additional borrowings under the Credit Facility, this Offering and the LYONs Offering to finance, in part, the acquisition of Nationwide.

(k) To provide for the tax effect of pro forma adjustments.

(l) The pro forma weighted average shares outstanding includes all shares outstanding as of September 30, 1997 and the shares to be issued in this Offering. The pro forma weighted average shares outstanding of Jacor do not reflect any outstanding options and warrants as they are antidilutive. The LYONs are not common stock equivalents and are, therefore, excluded from the computation.

(m) The adjustments represent the allocation of Jacor's purchase price for the Other Acquisitions to the estimated fair value of the assets acquired and certain liabilities assumed.

(n) The adjustment represents the application of funded escrow deposits to the purchase price of the Other Acquisitions.

(o) The adjustment represents incremental Credit Facility borrowings to finance the Other Acquisitions.

(p) The adjustment represents the allocation of Jacor's purchase price for Nationwide, including estimated expenses of $12,000, to the estimated fair value of the assets acquired and the recording of goodwill associated with the acquisition.

(q) The adjustment represents the assumed proceeds from the Common Stock offering, LYONs offering, Notes offering and incremental borrowings under the Credit Facility to finance the acquisition of Nationwide's radio stations. The estimated sale price for two San Diego stations is $65,000 (see Note (r)).

Common Stock Offering (net proceeds)..............................  $ 192,000
Notes Offering....................................................    100,000
LYONs Offering....................................................    150,000
Credit Facility borrowings........................................    190,000
Credit Facility repayments........................................    (65,000)
                                                                    ---------
                                                                    $ 567,000
                                                                    ---------
                                                                    ---------

(r) Upon completion of the Nationwide Acquisition, Jacor's station ownership in the San Diego broadcast area would exceed FCC ownership limits. The adjustment assumes Jacor will divest two Nationwide radio stations currently operating in the San Diego broadcast area. The sale price is management's estimate based on currently available information.

                                    BUSINESS

GENERAL

    Jacor, upon consummation of the Pending Transactions, will be the second largest radio group in the United States in terms of number of stations and will be the fourth largest radio group in the nation as measured by revenue and is the country's third largest provider of syndicated radio programming. The Company will own and/or operate 186 radio stations and one television station in 48 broadcast areas across the United States upon consummation of the Pending Transactions. The Company's broadcast areas, as a group, are among the most attractive in the country, demonstrating radio revenue growth in excess of the radio industry average over the last five years. Jacor also produces more than 50 syndicated programs and services for more than 4,000 radio stations, which programs include RUSH LIMBAUGH, THE DR. LAURA SCHLESSINGER SHOW and DR. DEAN EDELL, the top three rated radio programs in the United States. In 1996, the Company would have been number one or number two in terms of radio revenue rank in 25 of its 35 ranked broadcast areas. On a pro forma basis, the Company would have had net revenue and broadcast cash flow of $682.2 million and $224.2 million, respectively, for the LTM ended September 30, 1997.

    Jacor's principal executive offices are located at 50 East RiverCenter Boulevard, 12th Floor, Covington, Kentucky 41011 and its telephone number is
(606) 655-2267.

BUSINESS STRATEGY

    Jacor's strategic objective is to maximize revenue and broadcast cash flow by becoming the leading radio broadcaster in geographically diverse broadcast areas and by leveraging its expertise in programming production, syndication and distribution. Jacor intends to acquire individual radio stations, radio groups and/or businesses that provide radio broadcasting services that strengthen its strategic position in the radio industry and enhance its operating performance. Specifically, Jacor's business strategy centers upon:

    BROADCAST AREA REVENUE LEADERSHIP. Jacor strives to maximize its audience ratings in each of its broadcast areas in order to capture the largest share of the radio advertising revenue in each such area and to attract advertising away from other media. Jacor believes that the most effective way to capture a higher percentage of advertising revenue is to operate multiple radio stations within a broadcast area, tailoring each station's programming to deliver highly effective access to a target demographic. In implementing its multi-station strategy, Jacor utilizes its programming expertise over a broad range of radio formats to create distinct station personalities within a broadcast area. Jacor further enhances its ability to increase its revenues through a more complete coverage of the listener base by being an industry leader in successfully operating AM stations.

    DEVELOPMENT OF "STICK" PROPERTIES. In addition to acquiring developed, cash flow producing stations, Jacor also strategically acquires underdeveloped "stick" properties (I.E., properties with insignificant ratings and/or little or no positive broadcast cash flow). Jacor believes that acquisitions of strategically located "stick" properties often provide greater potential for revenue and broadcast cash flow growth than do acquisitions of developed properties. Historically, Jacor has been able to improve the ratings, revenue and broadcast cash flow of its "stick" properties with increased marketing and focused programming that complements its existing radio station formats and by leveraging the management expertise and operational support of regional clusters. Additionally, Jacor increases the revenue and broadcast cash flow of "stick" properties by encouraging advertisers to buy advertising in a package with its more established stations. Jacor believes that the Company's portfolio of 99 "stick" properties creates significant potential for revenue and broadcast cash flow growth. For example, Jacor improved the broadcast cash flow of the 47 "stick" properties it owned or operated as of May 1, 1997 from approximately $3.4 million in 1996 to approximately $9.7 million in 1997, an increase of approximately 185%.

    DEVELOPMENT OF REGIONAL CLUSTERS AROUND CORE BROADCAST AREAS. Jacor believes it can leverage its position as the leader in a core broadcast area to create additional revenue and broadcast cash flow opportunities by building regional multi-station clusters around Jacor's core broadcast areas. Utilizing programming from its core broadcast areas, Jacor provides its regional clusters with high quality programming which would not otherwise be economically viable in such smaller broadcast areas, thereby spreading the costs associated with the delivery of such programming across a greater number of stations. By improving the ratings of its regional stations with such enhanced programming, Jacor believes it can generate incremental revenue and broadcast cash flow. For example, Jacor has utilized this strategy in the Denver, Colorado broadcast area by acquiring stations in Casper and Cheyenne, Wyoming and Fort Collins/Greeley, Colorado to develop a regional cluster.

    STRATEGIC ACQUISITIONS OF COMPLEMENTARY STATIONS. Jacor focuses its acquisition strategy on acquiring stations with powerful broadcast signals that complement its existing portfolio and strengthen its overall competitive position. By operating multiple stations within its broadcast areas, Jacor seeks to position itself as the most efficient advertising medium in a geographic location, providing advertisers with wide access to a variety of demographic groups through a single purchase of advertising time. Through the acquisition of additional stations within an existing broadcast area, Jacor spreads its fixed costs over a larger base of stations and creates operating efficiencies enabling it to generate higher broadcast cash flow. Jacor may enter additional broadcast areas, domestic or international, through acquisitions of radio groups that have multiple station platforms and/or through acquisitions of individual stations in new locations where Jacor believes a revenue-leading position can be created.

    Since the enactment of the Telecommunications Act of 1996 on February 8, 1996, through December 31, 1997, Jacor has acquired or entered into binding agreements to acquire 158 radio stations and two television stations, and entered into an exclusive sales agency agreement to provide programming to and sell air time for two radio stations located in Baja California, Mexico. The aggregate consideration paid and to be paid for these transactions is approximately $2.3 billion. In addition, Jacor has exchanged one of the television stations and seven radio stations for 17 radio stations in transactions valued in the aggregate at approximately $315.0 million.

    ACQUISITIONS OF BROADCAST RELATED BUSINESSES. Jacor strengthens its strategic position in the radio industry through the acquisition and operation of businesses that provide services to radio broadcasting companies. In 1997, Jacor significantly expanded its base of syndicated radio programming available to both Jacor's radio stations and other broadcasting companies. Jacor acquired for approximately $340.3 million, a leading producer and distributor of radio programming research, two leading providers of syndicated talk radio programming, a leading provider of satellite and network services for the radio broadcasting industry and a leading provider of traffic reporting services in the San Diego and Los Angeles, California broadcast areas.

    In addition to generating cash flow, these broadcast related services enhance the Company's ability to (i) increase ratings for its existing stations
(ii) transform "stick" properties into broadcast cash flow producing properties and (iii) maintain long-term relationships with Jacor's on-air talent. For example, Jacor increased the audience ratings of KEWS-AM in Portland, Oregon by approximately 64% after adding the RUSH LIMBAUGH show to that station's program line-up. By combining the national reach of the Company's radio stations with the network sales forces acquired by Jacor, the Company seeks to maximize the value of commercial broadcast inventory that it can then resell to national advertisers. See "Broadcasting Related Acquisitions." The Company also will benefit from the NSN Network Services distribution network acquired by Jacor in 1997, which network will create efficiencies and lower costs related to the distribution of programming among the Company's radio stations.

COMPANY AND BROADCAST AREA DATA

    The following table sets forth certain information that, as of January 19, 1998, was the most recently available information regarding the Company and its broadcast areas:

                                                                    COMPANY DATA
                                                ----------------------------------------------------    BROADCAST AREA DATA
                                                                                NO. OF STATIONS       ------------------------
                                                1996 RADIO    1997 RADIO                                 1997      1996 RADIO
                                                  REVENUE      AUDIENCE     ------------------------   ARBITRON      REVENUE
BROADCAST AREA                                     RANK         SHARE %         AM           FM          RANK         RANK
----------------------------------------------  -----------  -------------      ---          ---      -----------  -----------
Los Angeles, California.......................           6           3.9             1            1            2            1
Dallas, Texas*................................           4           7.7            --            2            6            5
Houston, Texas*...............................           5           7.3            --            2            9            7
Atlanta, Georgia..............................           1          13.7             1            3           12           10
Minneapolis, Minnesota*.......................           6           2.9             1            1           14           16
San Diego, California (1).....................           1          27.3             3            5           15           14
Phoenix, Arizona*.............................           6           6.5            --            2           17           17
St. Louis, Missouri...........................           4          11.1             1            3           18           18
Baltimore, Maryland*..........................           4           6.4            --            1           19           21
Tampa, Florida................................           1          37.8             2            5           21           19
Denver, Colorado (2)..........................           1          30.6             3            4           22           15
Cleveland, Ohio...............................           1          35.6             2            4           23           23
Portland, Oregon..............................           1          23.2             2            2           24           22
Cincinnati, Ohio (3)..........................           1          37.4             4            4           25           20
San Jose, California..........................           3           2.9            --            1           28           43
Columbus, Ohio................................           1          42.8             2            7           32           30
Salt Lake City, Utah..........................           2          19.9             3            4           35           33
Las Vegas, Nevada.............................           1          20.1            --            4           43           39
Rochester, New York...........................           2          25.9             2            5           47           53
Jacksonville, Florida.........................           2          23.4             2            3           51           47
Louisville, Kentucky (2)......................           2          24.5             1            4           52           51
Dayton, Ohio..................................           1          32.4             1            5           54           58
Toledo, Ohio..................................           1          32.7             2            3           76           73
Sarasota/Bradenton, Florida...................           1          13.8             1            2           79          176
Des Moines, Iowa..............................           1          17.9             1            1           88           67
Youngstown, Ohio..............................           2          22.7             2            2           91           87
Charleston, South Carolina....................           2          23.5            --            4           97           94
Lexington, Kentucky...........................           1          36.7             2            4          108           79
Boise, Idaho..................................           2          30.6             2            4          126          102
Santa Barbara, California.....................           1          19.9             2            3          187          147
Cedar Rapids, Iowa............................           1          18.2             1            1          199          121
Lima, Ohio....................................           1          36.7             1            3          221          247
Cheyenne, Wyoming.............................           1          40.0             1            3          266          220
Casper, Wyoming...............................           3          28.8             1            1          268          249
Findlay, Ohio (4).............................         N/A           N/A            --            2          N/A          N/A
Fort Collins/Greeley, Colorado (4)............         N/A           N/A             1            2          N/A          N/A
Idaho Falls, Idaho (4)........................         N/A           N/A             1            1          N/A          N/A
Iowa City, Iowa (4)...........................         N/A           N/A             1            1          N/A          N/A
Marion, Ohio (4)..............................         N/A           N/A             1            2          N/A          N/A
Pocatello, Idaho (4)..........................         N/A           N/A             1            1          N/A          N/A
Sandusky, Ohio (4)............................         N/A           N/A             1            2          N/A          N/A
Twin Falls, Idaho (4).........................         N/A           N/A             1            2          N/A          N/A
Venice/Englewood, Florida (4).................         N/A           N/A             1            2          N/A          N/A
Washington Court House, Ohio (4)..............         N/A           N/A             1            1          N/A          N/A
Other (5).....................................         N/A           N/A             7            4          N/A          N/A
                                                                                    --
                                                                                                ---
  Total                                                                             63          123
                                                                                    --
                                                                                    --
                                                                                                ---
                                                                                                ---

                                                  1991-1996
                                                REVENUE CAGR
BROADCAST AREA                                        %
----------------------------------------------  -------------
Los Angeles, California.......................          4.3
Dallas, Texas*................................         10.6
Houston, Texas*...............................          9.6
Atlanta, Georgia..............................         13.3
Minneapolis, Minnesota*.......................          8.4
San Diego, California (1).....................          6.2
Phoenix, Arizona*.............................          8.2
St. Louis, Missouri...........................          7.7
Baltimore, Maryland*..........................          8.3
Tampa, Florida................................          9.5
Denver, Colorado (2)..........................         10.9
Cleveland, Ohio...............................          8.1
Portland, Oregon..............................         12.3
Cincinnati, Ohio (3)..........................          9.4
San Jose, California..........................          7.5
Columbus, Ohio................................          7.6
Salt Lake City, Utah..........................         13.3
Las Vegas, Nevada.............................         15.2
Rochester, New York...........................          6.2
Jacksonville, Florida.........................          8.6
Louisville, Kentucky (2)......................          5.9
Dayton, Ohio..................................          7.2
Toledo, Ohio..................................          9.3
Sarasota/Bradenton, Florida...................          N/A
Des Moines, Iowa..............................         10.7
Youngstown, Ohio..............................          6.6
Charleston, South Carolina....................          5.3
Lexington, Kentucky...........................          6.9
Boise, Idaho..................................         10.9
Santa Barbara, California.....................          3.6
Cedar Rapids, Iowa............................          8.4
Lima, Ohio....................................          N/A
Cheyenne, Wyoming.............................          N/A
Casper, Wyoming...............................          N/A
Findlay, Ohio (4).............................          N/A
Fort Collins/Greeley, Colorado (4)............          N/A
Idaho Falls, Idaho (4)........................          N/A
Iowa City, Iowa (4)...........................          N/A
Marion, Ohio (4)..............................          N/A
Pocatello, Idaho (4)..........................          N/A
Sandusky, Ohio (4)............................          N/A
Twin Falls, Idaho (4).........................          N/A
Venice/Englewood, Florida (4).................          N/A
Washington Court House, Ohio (4)..............          N/A
Other (5).....................................          N/A
  Total

------------------------------
* New broadcast areas to be entered upon consummation of the Nationwide Acquisition.

(1) Assumes the disposition of the two FM radio stations currently owned by Nationwide. See "Transactions -- Nationwide Acquisition." Also, excludes two radio stations located in Baja California, Mexico which Jacor provides programming to and sells air time for under an exclusive sales agency agreement.

(2) Excludes one station in each of Denver, Colorado and Louisville, Kentucky on which Jacor sells advertising time pursuant to joint sales agreements (see "Business -- Radio Station Overview").

(3) Jacor also owns and operates television station WKRC, a CBS affiliate.

(4) These broadcast areas do not have Arbitron ranks.

(5) Includes the two radio stations in Baja California, Mexico referenced in note 1, the two radio stations referenced in note 2, three radio stations in Sebring, Florida, one radio station in each of Thousand Oaks, California, Santa Rosa, California, Morro Bay, California and one pending application for a construction permit in Casper, Wyoming.

RADIO STATION OVERVIEW

    The following table sets forth certain information that, as of January 19, 1998, was the most recently available information regarding the Company's radio stations:

                                              1996 COMBINED
   BROADCAST AREA/     PENDING ACQUISITION    RADIO REVENUE                                                 TARGET
     STATION (1)               (P)                RANK                         FORMAT                    DEMOGRAPHIC
---------------------  -------------------  -----------------  --------------------------------------  ----------------

LOS ANGELES (2)                                         6
  KIIS-FM                                                      Contemporary Hit Radio                  Adults 18-34
  KXTA-AM (3)                                                  Sports                                  Men 25-54

DALLAS                                                  4
  KDMX-FM                           P                          Hot Adult Contemporary                  Adults 18-34
  KEGL-FM                           P                          Album Oriented Rock                     Men 18-34

HOUSTON                                                 5
  KHMX-FM                           P                          Hot Adult Contemporary                  Adults 25-54
  KTBZ-FM                           P                          Alternative                             Men 18-34

ATLANTA (2)                                             1
  WPCH-FM                                                      Adult Contemporary                      Women 25-54
  WGST-AM                                                      News Talk                               Men 25-54
  WGST-FM (4)                                                  News Talk                               Men 25-54
  WKLS-FM                                                      Album Oriented Rock                     Men 18-34

MINNEAPOLIS                                             6
  KMJZ-FM                           P                          Smooth Jazz                             Adults 25-54
  KSGS-AM                           P                          Urban                                   Adults 25-54

SAN DIEGO (2)(5)                                        1
  KHTS-FM                                                      Rhythmic Hits                           Adults 18-34
  KSDO-AM                                                      Talk                                    Men 25-54
  KJQY-FM                                                      Adult Contemporary                      Women 25-54
  KOGO-AM                                                      News Talk                               Adults 25-54
  KKLQ-FM                                                      Contemporary Hit Radio                  Adults 18-34
  KIOZ-FM                                                      Album Oriented Rock                     Men 18-34
  KGB-FM                                                       Classic Rock                            Men 25-54
  KPOP-AM                                                      Nostalgia                               Adults 35-64

PHOENIX                                                 6
  KGLQ-FM                           P                          Classic Hits                            Adults 25-54
  KZZP-FM                           P                          Hot Adult Contemporary                  Adults 25-54

ST. LOUIS                                               4
  KSLZ-FM                                                      Contemporary Hit Radio                  Adults 18-34
  KATZ-FM                                                      Urban Adult Contemporary                Adults 25-54
  KMJM-AM                                                      Gospel                                  Adults 35-64
  KMJM-FM                                                      Urban Contemporary                      Adults 25-54

BALTIMORE (2)                                           4
  WPOC-FM                           P                          Country                                 Adults 25-54

TAMPA                                                   1
  WFLA-AM                                                      News Talk                               Adults 35-64
  WFLZ-FM                                                      Contemporary Hit Radio                  Adults 18-34
  WDUV-FM                                                      EZ/Nostalgia                            Adults 35-64
  WXTB-FM                                                      Album Oriented Rock                     Men 18-34
  WTBT-FM                                                      Classic Rock                            Men 18-34
  WAKS-FM                                                      Hot Adult Contemporary                  Women 18-34
  WDAE-AM                                                      Sports                                  Men 25-54

                          TARGET
                       DEMOGRAPHIC
   BROADCAST AREA/        SHARE
     STATION (1)          %/RANK
---------------------  ------------
LOS ANGELES (2)
  KIIS-FM                    4.5/7
  KXTA-AM (3)                   --
DALLAS
  KDMX-FM                    7.9/3
  KEGL-FM                    8.4/2
HOUSTON
  KHMX-FM                    5.2/4
  KTBZ-FM                    5.9/4(T)
ATLANTA (2)
  WPCH-FM                    6.9/5
  WGST-AM                   1.5/17
  WGST-FM (4)               2.4/15(T)
  WKLS-FM                   10.4/3
MINNEAPOLIS
  KMJZ-FM                   3.7/11
  KSGS-AM                    .7/14
SAN DIEGO (2)(5)
  KHTS-FM                    6.0/5
  KSDO-AM                    .8/25(T)
  KJQY-FM                   2.8/10
  KOGO-AM                   2.8/12
  KKLQ-FM                    3.3/9
  KIOZ-FM                   10.3/1
  KGB-FM                     9.5/1
  KPOP-AM                   2.5/12
PHOENIX
  KGLQ-FM                   3.0/14
  KZZP-FM                    4.7/8(T)
ST. LOUIS
  KSLZ-FM                       --
  KATZ-FM                   2.4/15
  KMJM-AM                   1.5/17
  KMJM-FM                    5.6/7(T)
BALTIMORE (2)
  WPOC-FM                    5.8/4
TAMPA
  WFLA-AM                    7.5/2
  WFLZ-FM                   16.7/1
  WDUV-FM                    5.8/7
  WXTB-FM                   14.2/2
  WTBT-FM                    4.3/8
  WAKS-FM                    6.6/4
  WDAE-AM                    .7/21

                                              1996 COMBINED
   BROADCAST AREA/     PENDING ACQUISITION    RADIO REVENUE                                                 TARGET
     STATION (1)               (P)                RANK                         FORMAT                    DEMOGRAPHIC
---------------------  -------------------  -----------------  --------------------------------------  ----------------
DENVER (2)(6)                                           1
  KOA-AM                                                       News Talk                               Men 25-54
  KRFX-FM                                                      Classic Rock                            Men 25-54
  KBPI-FM                                                      Rock Alternative                        Men 18-34
  KTLK-AM                                                      Talk                                    Adults 35-64
  KHIH-FM                                                      Jazz                                    Adults 25-54
  KHOW-AM                                                      Talk                                    Adults 25-54
  KBCO-FM                                                      Album Oriented Rock                     Adults 25-54

CLEVELAND                                               1
  WMVX-FM                                                      Adult Contemporary                      Women 25-54
  WTAM-AM                                                      News Talk                               Men 25-54
  WKNR-AM                                                      Sports                                  Men 25-54
  WGAR-FM                           P                          Country                                 Adults 25-54
  WMJI-FM                           P                          Oldies                                  Adults 25-54
  WMMS-FM                           P                          Album Oriented Rock                     Men 18-34

PORTLAND                                                1
  KEX-AM                                                       News Talk                               Adults 35-64
  KKCW-FM                                                      Adult Contemporary                      Women 25-54
  KKRZ-FM                                                      Contemporary Hit Radio                  Women 18-34
  KEWS-AM                                                      Talk                                    Adults 35-64

CINCINNATI                                              1
  WLW-AM                                                       News Talk                               Men 25-54
  WEBN-FM                                                      Album Oriented Rock                     Men 18-34
  WOFX-FM                                                      Classic Rock                            Men 25-54
  WKRC-AM                                                      Talk                                    Adults 35-64
  WVMX-FM                                                      Adult Contemporary                      Women 25-54
  WAQZ-FM (4)                                                  Contemporary Alternative                Adults 18-34
  WSAI-AM (4)                                                  Nostalgia                               Adults 35-64
  WCKY-AM (3)(4)                                               Info Radio                              Adults 25-54

SAN JOSE                                                3
  KSJO-FM                           P                          Rock                                    Adults 18-34

COLUMBUS                                                1
  WTVN-AM                                                      News Talk                               Adults 35-64
  WLVQ-FM                                                      Album Oriented Rock                     Men 18-34
  WHOK-FM                                                      Country                                 Adults 25-54
  WKFX-FM                                                      Classic Rock                            Men 25-54
  WAZU-FM                                                      Rock                                    Men 18-34
  WZAZ-FM                                                      Alternative                             Adults 18-34
  WCOL-FM                           P                          Country                                 Adults 25-54
  WFII-AM                           P                          News Talk                               Adults 35-64
  WNCI-FM                           P                          Hot Adult Contemporary                  Adults 18-34

SALT LAKE CITY                                          2
  KALL-AM                                                      News Talk                               Adults 35-64
  KODJ-FM                                                      Oldies                                  Women 25-54
  KKAT-FM                                                      Country                                 Adults 25-54
  KURR-FM                                                      New Rock                                Men 18-34
  KZHT-FM                                                      Contemporary Hit Radio                  Women 18-34
  KWLW-AM                           P                          Beautiful/EZ                            Adults 35-64
  KNRS-AM (4)                       P                          Nostalgia                               Adults 35-64

LAS VEGAS                                               1
  KFMS-FM                                                      Country                                 Adults 25-54
  KWNR-FM                                                      Country                                 Adults 25-54
  KBGO-FM                                                      Oldies                                  Women 25-54
  KSNE-FM                                                      Adult Contemporary                      Women 25-54

                          TARGET
                       DEMOGRAPHIC
   BROADCAST AREA/        SHARE
     STATION (1)          %/RANK
---------------------  ------------
DENVER (2)(6)
  KOA-AM                     8.9/2
  KRFX-FM                   10.2/1
  KBPI-FM                    7.1/6
  KTLK-AM                   1.1/18
  KHIH-FM                    5.2/8(T)
  KHOW-AM                   3.2/13
  KBCO-FM                    7.0/3(T)
CLEVELAND
  WMVX-FM                    8.2/5
  WTAM-AM                    5.7/8
  WKNR-AM                    7.4/5
  WGAR-FM                    9.3/2
  WMJI-FM                    9.8/1
  WMMS-FM                   14.8/2
PORTLAND
  KEX-AM                     5.9/4
  KKCW-FM                   13.9/1
  KKRZ-FM                   17.0/1
  KEWS-AM                   3.6/11
CINCINNATI
  WLW-AM                    11.5/2
  WEBN-FM                   22.7/1
  WOFX-FM                   10.8/2
  WKRC-AM                    4.5/8
  WVMX-FM                    6.4/6
  WAQZ-FM (4)                4.3/9
  WSAI-AM (4)               2.0/13
  WCKY-AM (3)(4)                --
SAN JOSE
  KSJO-FM                    5.6/4
COLUMBUS
  WTVN-AM                    3.9/8
  WLVQ-FM                   12.1/2
  WHOK-FM                    4.8/9
  WKFX-FM                    .5/25(T)
  WAZU-FM                   3.6/10(T)
  WZAZ-FM                    6.5/6
  WCOL-FM                   10.2/2
  WFII-AM                   1.4/17(T)
  WNCI-FM                   13.5/1
SALT LAKE CITY
  KALL-AM                    4.1/9
  KODJ-FM                    5.9/3
  KKAT-FM                    4.0/9
  KURR-FM                    5.7/5
  KZHT-FM                   4.8/10
  KWLW-AM                    .3/26
  KNRS-AM (4)                5.3/6
LAS VEGAS
  KFMS-FM                   3.0/14
  KWNR-FM                    4.5/9(T)
  KBGO-FM                    3.9/8
  KSNE-FM                   10.0/2

                                              1996 COMBINED
   BROADCAST AREA/     PENDING ACQUISITION    RADIO REVENUE                                                 TARGET
     STATION (1)               (P)                RANK                         FORMAT                    DEMOGRAPHIC
---------------------  -------------------  -----------------  --------------------------------------  ----------------
ROCHESTER                                               2
  WVOR-FM                                                      Adult Contemporary                      Adults 25-54
  WHAM-AM                                                      News Talk                               Adults 25-54
  WHTK-AM                                                      Talk                                    Adults 35-64
  WNVE-FM                                                      New Rock                                Men 18-34
  WMAX-FM                                                      Alternative                             Adults 18-34
  WMHX-FM                                                      Alternative                             Adults 18-34
  WRCD-FM                                                      New Adult Contemporary                  Adults 25-54

JACKSONVILLE                                            2
  WJBT-FM                                                      Urban                                   Adults 18-34
  WQIK-FM                                                      Country                                 Adults 25-54
  WSOL-FM                                                      Urban Adult Contemporary                Adults 25-54
  WZAZ-AM                                                      Gospel                                  Adults 35-64
  WJGR-AM                                                      Talk                                    Adults 25-54

LOUISVILLE (6)                                          2
  WDJX-FM                                                      Contemporary Hit Radio                  Adults 18-34
  WFIA-AM                                                      Religion                                Adults 25-54
  WVEZ-FM                                                      Soft Adult Contemporary                 Women 25-54
  WSFR-FM                                                      Classic Rock                            Men 25-54
  WLRS-FM                                                      Alternative                             Men 18-34

DAYTON                                                  1
  WMMX-FM                                                      Hot Adult Contemporary                  Women 18-34
  WTUE-FM                                                      Rock                                    Men 18-34
  WLQT-FM                                                      Adult Contemporary                      Women 25-54
  WXEG-FM                                                      Alternative                             Men 18-34
  WBTT-FM                                                      Dance                                   Adults 18-34
  WONE-AM                                                      Nostalgia                               Adults 35-64

TOLEDO                                                  1
  WSPD-AM                                                      News Talk                               Adult 35-64
  WVKS-FM                                                      Contemporary Hit Radio                  Adults 18-34
  WRVF-FM                                                      Adult Contemporary                      Women 25-54
  WIOT-FM                                                      Album Oriented Rock                     Men 18-34
  WCWA-AM                                                      Nostalgia                               Adults 35-64

SARASOTA/BRADENTON
  (7)                                                   1
  WSRZ-FM                                                      Oldies                                  Adults 25-54
  WYNF-FM                                                      Album Oriented Rock                     Men 25-54
  WSPB-AM (3)                                                  Business News                           Men 35-64

DES MOINES                                              1
  WHO-AM                                                       News Talk                               Men 25-54
  KLYF-FM                                                      Adult Contemporary                      Women 25-54

YOUNGSTOWN (7)                                          2
  WNCD-FM                                                      Rock                                    Adults 18-34
  WNIO-AM                                                      Nostalgia                               Adults 35-64
  WKBN-FM (4)                       P                          Talk                                    Adults 25-54
  WKBN-AM (4)                       P                          Soft Adult Contemporary                 Adults 25-54

CHARLESTON                                              2
  WEZL-FM                                                      Country                                 Adults 25-54
  WXLY-FM                                                      Oldies                                  Adults 25-54
  WLLC-FM                                                      Modern Adult Contemporary               Adults 25-54
  WRFQ-FM                                                      Classic Hits                            Adults 18-34

                          TARGET
                       DEMOGRAPHIC
   BROADCAST AREA/        SHARE
     STATION (1)          %/RANK
---------------------  ------------
ROCHESTER
  WVOR-FM                    6.1/6
  WHAM-AM                    8.0/3(T)
  WHTK-AM                   1.6/12(T)
  WNVE-FM                   13.9/1
  WMAX-FM                    3.7/9
  WMHX-FM                    .2/23
  WRCD-FM                   1.0/16
JACKSONVILLE
  WJBT-FM                   10.1/3
  WQIK-FM                    8.3/2
  WSOL-FM                    5.5/7
  WZAZ-AM                   4.1/10
  WJGR-AM                    .5/21(T)
LOUISVILLE (6)
  WDJX-FM                   11.0/3
  WFIA-AM                    .3/21(T)
  WVEZ-FM                   13.6/2
  WSFR-FM                    6.4/4
  WLRS-FM                   13.6/2
DAYTON
  WMMX-FM                   21.0/1
  WTUE-FM                   20.9/1
  WLQT-FM                   10.4/3
  WXEG-FM                    6.4/5
  WBTT-FM                    5.8/8
  WONE-AM                    4.2/7(T)
TOLEDO
  WSPD-AM                    5.5/6
  WVKS-FM                   11.8/2
  WRVF-FM                   14.0/3
  WIOT-FM                   21.9/1
  WCWA-AM                   2.1/12
SARASOTA/BRADENTON
  (7)
  WSRZ-FM                    5.6/6
  WYNF-FM                    7.3/3
  WSPB-AM (3)                   --
DES MOINES
  WHO-AM                     8.1/4(T)
  KLYF-FM                   10.4/3(T)
YOUNGSTOWN (7)
  WNCD-FM                   12.6/3
  WNIO-AM                   1.8/10
  WKBN-FM (4)                8.5/5
  WKBN-AM (4)                3.6/8
CHARLESTON
  WEZL-FM                    9.6/1
  WXLY-FM                    6.6/3
  WLLC-FM                   4.4/10
  WRFQ-FM                    5.3/6(T)

                                              1996 COMBINED
   BROADCAST AREA/     PENDING ACQUISITION    RADIO REVENUE                                                 TARGET
     STATION (1)               (P)                RANK                         FORMAT                    DEMOGRAPHIC
---------------------  -------------------  -----------------  --------------------------------------  ----------------
LEXINGTON (7)                                           1
  WMXL-FM                                                      Hot Adult Contemporary                  Women 18-34
  WBUL-FM                                                      Country                                 Adults 18-34
  WLAP-AM                                                      News Talk                               Men 25-54
  WKQQ-FM                                                      Album Oriented Rock                     Men 18-34
  WTKT-AM                                                      Urban Adult Contemporary                Adults 35-64
  WLKT-FM                                                      Contemporary Hit Radio                  Adults 18-34

BOISE (7)                                               2
  KIDO-AM                                                      News Talk                               Adults 25-54
  KARO-FM                                                      Classic Rock                            Men 25-54
  KLTB-FM                                                      Oldies                                  Adults 25-54
  KCIX-FM (4)                       P                          Adult Contemporary                      Women 25-54
  KXLT-FM (4)                       P                          Adult Contemporary                      Women 25-54
  KFXD-AM                                                      Talk                                    Adults 25-54

SANTA BARBARA (2)                                       1
  KTYD-FM                                                      Rock                                    Adults 18-34
  KQSB-AM                                                      Talk                                    Adults 35-64
  KSBL-FM                                                      Adult Contemporary                      Adults 25-54
  KLDZ-FM (3)(9)                    P                          --                                      --
  KIST-AM                                                      Oldies                                  Adults 35-64

CEDAR RAPIDS (7)                                        1
  WMT-AM                                                       Full Service                            Adults 35-64
  WMT-FM                                                       Adult Contemporary                      Women 25-54

LIMA (7)                                                1
  WIMA-AM                                                      News Talk                               Adults 35-64
  WIMT-FM                                                      Country                                 Adults 25-54
  WBUK-FM                                                      Oldies                                  Adults 25-54
  WMLX-FM (3)                                                  Hot Adult Contemporary                  Women 18-34

CHEYENNE (7)                                            1
  KIGN-FM                                                      Rock                                    Adults 18-34
  KLEN-FM                                                      Adult Contemporary                      Women 25-54
  KOLZ-FM                                                      Country                                 Adults 25-54
  KGAB-AM (3)                                                  Talk                                    Adults 35-64

CASPER (7)                                              3
  KTWO-AM                                                      Full Service/Country                    Adults 35-64
  KMGW-FM                                                      Adult Contemporary                      Women 25-54

FINDLAY (5)                                           N/A
  WHMQ-FM                           P                          Country                                 Adults 25-54
  WQTL-FM                           P                          Classic Hits                            Adults 25-54

FORT COLLINS/ GREELEY
  (8)                                                 N/A
  KCOL-AM                                                      News Talk                               Adults 35-64
  KPAW-FM                                                      Oldies/Adult Contemporary               Adults 25-54
  KGLL-FM                                                      Country                                 Adults 25-54

IDAHO FALLS (8)                                       N/A
  KID-FM                                                       Country                                 Adults 25-54
  KID-AM                                                       News Talk                               Adults 25-54

IOWA CITY (8)                                         N/A
  KXIC-AM (3)                                                  Talk                                    Adults 25-54
  KKRQ-FM                                                      Classic Rock                            Adults 18-34

                          TARGET
                       DEMOGRAPHIC
   BROADCAST AREA/        SHARE
     STATION (1)          %/RANK
---------------------  ------------
LEXINGTON (7)
  WMXL-FM                   13.9/2
  WBUL-FM                    6.7/6
  WLAP-AM                    3.8/9
  WKQQ-FM                   20.8/1
  WTKT-AM                   2.5/12
  WLKT-FM                   15.8/1
BOISE (7)
  KIDO-AM                    6.3/7
  KARO-FM                   10.4/1
  KLTB-FM                    8.0/2
  KCIX-FM (4)                7.4/6
  KXLT-FM (4)                9.6/3
  KFXD-AM                    .7/17
SANTA BARBARA (2)
  KTYD-FM                   10.2/2
  KQSB-AM                    4.4/6(T)
  KSBL-FM                   11.8/1
  KLDZ-FM (3)(9)                --
  KIST-AM                   2.7/10(T)
CEDAR RAPIDS (7)
  WMT-AM                     6.8/6
  WMT-FM                    11.9/3
LIMA (7)
  WIMA-AM                    6.7/4
  WIMT-FM                   19.8/1
  WBUK-FM                    9.9/3(T)
  WMLX-FM (3)                   --
CHEYENNE (7)
  KIGN-FM                   21.7/1
  KLEN-FM                    8.1/3
  KOLZ-FM                   18.4/2
  KGAB-AM (3)                   --
CASPER (7)
  KTWO-AM                   21.4/1
  KMGW-FM                   19.2/2
FINDLAY (5)
  WHMQ-FM                       --
  WQTL-FM                       --
FORT COLLINS/ GREELEY
  (8)
  KCOL-AM                       --
  KPAW-FM                       --
  KGLL-FM                       --
IDAHO FALLS (8)
  KID-FM                        --
  KID-AM                        --
IOWA CITY (8)
  KXIC-AM (3)                   --
  KKRQ-FM                   14.5/2(T)

                                              1996 COMBINED
   BROADCAST AREA/     PENDING ACQUISITION    RADIO REVENUE                                                 TARGET
     STATION (1)               (P)                RANK                         FORMAT                    DEMOGRAPHIC
---------------------  -------------------  -----------------  --------------------------------------  ----------------
MARION (8)                                            N/A
  WMRN-FM                           P                          Country                                 Adults 25-54
  WMRN-AM                           P                          Talk                                    Adults 25-54
  WDIF-FM                           P                          Contemporary Hot Radio                  Adults 18-34

POCATELLO (8)                                         N/A
  KPKY-FM                                                      Oldies                                  Adults 25-54
  KWIK-AM                                                      Sports                                  Men 25-54

SANDUSKY (8)                                          N/A
  WLEC-AM                                                      Nostalgia                               Adults 35-64
  WCPZ-FM                                                      Adult Contemporary                      Women 25-54
  WNCG-FM                                                      Oldies                                  Adults 25-54

TWIN FALLS (8)                                        N/A
  KEZJ-FM                                                      Country                                 Adults 25-54
  KLIX-FM                                                      Oldies                                  Adults 25-54
  KLIX-AM                                                      News Talk                               Adults 25-54

VENICE/ENGLEWOOD (8)                                  N/A
  WAMR-AM                                                      Talk                                    Adults 25-54
  WCTQ-FM                                                      Country                                 Adults 25-54
  WLTF-FM (3)(9)                                               --                                      --

WASHINGTON COURT
  HOUSE (8)                                           N/A
  WCHO-FM                                                      Country                                 Adults 25-54
  WOFR-AM                                                      Country                                 Adults 25-54

                          TARGET
                       DEMOGRAPHIC
   BROADCAST AREA/        SHARE
     STATION (1)          %/RANK
---------------------  ------------
MARION (8)
  WMRN-FM                       --
  WMRN-AM                       --
  WDIF-FM                       --
POCATELLO (8)
  KPKY-FM                       --
  KWIK-AM                       --
SANDUSKY (8)
  WLEC-AM                       --
  WCPZ-FM                       --
  WNCG-FM                       --
TWIN FALLS (8)
  KEZJ-FM                       --
  KLIX-FM                       --
  KLIX-AM                       --
VENICE/ENGLEWOOD (8)
  WAMR-AM                       --
  WCTQ-FM                       --
  WLTF-FM (3)(9)                --
WASHINGTON COURT
  HOUSE (8)
  WCHO-FM                       --
  WOFR-AM                       --

------------------------------

(T) Designates tied.

(1) Jacor also owns or has the right to purchase three insignificant stations in Sebring, Florida, one each in Morro Bay, California, Santa Rosa, California and Thousand Oaks, California and one pending application for a construction permit in Casper, Wyoming.

(2) Share and rank information is derived from the Fall 1997 Arbitron Metro Area Rating Survey.

(3) These stations do not have Arbitron ratings.

(4) The Company provides programming and sells air time for WGST-FM in Atlanta, Georgia; WBKN-AM and WBKN-FM in Youngstown, Ohio; WAQZ-FM, WSAI-AM and WCKY-AM in Cincinnati, Ohio; KNRS-AM in Salt Lake City, Utah; and KCIX-FM and KXLT-FM in Boise, Idaho pursuant to LMAs. At any time after September 30, 1999 and before September 30, 2003, Cherokee Broadcasting can "put" WGST-FM to Jacor for a price of $31.0 million. At any time after May 31, 2003 and before September 30, 2003, Jacor can "call" the station for the same price.

(5) Assumes the disposition of KXGL-FM and KMCG-FM currently owned by Nationwide. See "Transactions -- Nationwide Aquisition." Also, excludes XTRA-FM and XTRA-AM, stations Jacor provides programming to and sells air time for under an exclusive sales agency agreement.

(6) Excludes KTCL-FM in Denver, Colorado and WSJW-FM in Louisville, Kentucky on which Jacor sells advertising time pursuant to JSAs.

(7) Share and rank information is derived from the Spring 1997 Abritron Metro Area Rating Survey.

(8) These broadcast areas do not have Arbitron ranks.

(9) WLTF-FM and KLDZ-FM are unconstructed stations and, as such, are not yet operating.

BROADCASTING RELATED BUSINESSES AND SERVICES

    Jacor currently owns, produces and distributes syndicated programming for radio broadcasting, including such programs as RUSH LIMBAUGH, THE DR. LAURA SCHLESSINGER SHOW and DR. DEAN EDELL. The RUSH LIMBAUGH show is a nationally syndicated talk radio program broadcast on more than 600 radio stations. THE DR. LAURA SCHLESSINGER SHOW is a nationally syndicated talk radio program broadcast on more than 400 radio stations. The DR. DEAN EDELL show is a health care and medicine talk radio program broadcast on more than 300 radio stations. These three programs are the three highest rated syndicated talk radio programs in the United States. Jacor is also the producer and distributor of other syndicated programs and services, including LEEZA GIBBONS ENTERTAINMENT TONIGHT ON THE RADIO, THE MICHAEL REAGAN SHOW, AFTER MIDNITE WITH BLAIR GARNER and THE JIM ROME SHOW. These nationally syndicated programs and services are currently broadcast on more than 4,000 radio stations pursuant to over 6,300 contracts. See "Broadcasting Related Acquisitions."

    Jacor's broadcasting related services include comprehensive radio research services and a national, in-house sales force. Premiere's mediabase research service provides music play-list and on-air promotion tracking and call-out research for seven radio formats, which research services help radio station affiliates increase their audience share and ratings. Jacor provides the research services in exchange for commercial broadcast inventory instead of on a cash basis in order to make the services more attractive to radio stations which have limited cash resources and/or excess commercial broadcast inventory.

    Premiere's national, in-house network radio sales force and infrastructure sells commercial broadcast inventory to more than 350 national advertisers. Jacor leverages its sales force and generates additional revenues without significant additional overhead costs by providing network advertising sales representation services, on a commission basis, to third-party radio networks and independent syndicated programming and service suppliers that do not have their own sales forces. Jacor believes that Premiere is presently the second largest network radio advertising sales representative in the United States in terms of its gross billings. It presently represents nine independent radio networks, including WOR Radio Networks, One-on-One Sports Radio Network and Accuweather. Also, upon Jacor's acquisition of MultiVerse, Premiere became the network radio sales representative for shows such as COUNTRY HEARTLINES WITH JOHN CRENSHAW and BEYOND THE BELTWAY WITH BRUCE DUMONT.

    In addition, Jacor will benefit from the distribution network acquired with NSN Network Services, which network will create efficiencies and lower costs related to the distribution of programming among the Company's radio stations. Further, this network will continue to enhance the Company's back-office backbone by facilitating the sharing of financial data and other communications.

TELEVISION

    Jacor owns a television station in the Cincinnati broadcast area where it currently owns and operates multiple radio stations. By operating a television station in the broadcast area where Jacor has a significant radio presence, Jacor has realized significant operating efficiencies including shared news departments and reduction of administrative overhead. Jacor currently operates this television station under a temporary waiver of an FCC rule that restricts ownership of television and radio stations in the same market. This waiver will continue until at least six months after the FCC completes a pending rulemaking proceeding in which it is considering whether to substantially liberalize this rule.

    The following table sets forth certain information regarding the Cincinnati television station and the broadcast area in which it operates:

                                                                                             COMMERCIAL STATIONS IN
                                                                    STATION RANK (1)
                                                              ----------------------------
                                              TV HOUSEHOLDS                       ADULTS         BROADCAST AREA
      BROADCAST         NATIONAL BROADCAST     IN DMA (1)                          AGED          -------------
     AREA/STATION          AREA RANK (1)         (000S)         TV HOUSEHOLDS      25-54        VHF          UHF
----------------------  -------------------  ---------------  -----------------  ---------     -----        -----
Cincinnati/WKRC                     30                797                 3          3               3            3


      BROADCAST         CABLE SUBSCRIBER    NETWORK
     AREA/STATION               %          AFFILIATION
----------------------  -----------------  ---------
Cincinnati/WKRC                    62         CBS

------------------------------

(1) Rankings for DMA, 6:00 a.m. to 2:00 a.m., Sunday-Saturday for "TV Households" and "Adults aged 25-54." This market information is from Nielsen.

                              DESCRIPTION OF NOTES

    Set forth below is a summary of certain provisions of the Notes. The Notes will be issued pursuant to an indenture (the "Indenture") to be dated as of
         , 1998, by and among JCC, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The terms of the Indenture are also governed by certain provisions contained in the Trust Indenture Act of 1939, as amended. The following summaries of certain provisions of the Notes and Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Notes and Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture. Wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. The form of the Indenture including the form of Note has been filed as an exhibit to the Registration Statement of which the Prospectus is a part.

GENERAL

    The Notes will be senior subordinated, unsecured, general obligations of JCC, limited in aggregate principal amount to $100.0 million. The Notes will be subordinate in right of payment to certain other debt obligations of JCC. The Notes will be jointly and severally irrevocably and unconditionally guaranteed on a senior subordinated basis by the Guarantors. The obligations of each Guarantor under its guarantee, however, will be limited in a manner intended to avoid such guarantee being deemed a fraudulent conveyance under applicable law. See "Fraudulent Transfer Considerations" below. The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

    The Notes will mature on          , 2010. The Notes will bear interest at
the rate per annum stated on the cover page hereof from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or
provided for, payable semi-annually on     and        of each year, commencing
       , 1998, to the persons in whose names such Notes are registered at the
close of business on the     or        immediately preceding such Interest
Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of JCC maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. At the option of JCC, payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Registrar. No service charge will be made for any registration of transfer or exchange of Notes, but JCC may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by JCC, JCC's office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

SUBORDINATION

    The Notes and the Guarantees will be general, unsecured obligations of JCC and the Guarantors, respectively, subordinated in right of payment to all Senior Debt of JCC and the Guarantors, as applicable, including the Credit Facility. As of September 30, 1997, JCC had outstanding an aggregate principal amount of $414.5 million of secured Senior Debt and $420.0 million of senior subordinated indebtedness ($100.0 million of 10 1/8% Notes, $170.0 million of 9 3/4% Notes and $150.0 million of 8 3/4% Notes). On a pro forma basis, as of September 30, 1997, after giving effect to this Offering, the Related Offerings, the application of the net proceeds therefrom, the consummation of the Nationwide Acquisition, the other Pending Transactions and any other transaction consummated after September 30, 1997, JCC would have had outstanding an aggregate of $713.5 million of secured Senior Debt and $520.0 million of senior subordinated indebtedness ($100.0 million of Notes, $100.0 million of 10 1/8% Notes, $170.0 million of 9 3/4% Notes and $150.0 million of 8 3/4% Notes) and Jacor would have had outstanding an aggregate of approximately $273.6 million of LYONs and LYONs due 2011 which would be effectively subordinate to the Notes in right of payment.

    The Indenture provides that no payment (including any payment which may be payable to any Holder by reason of the subordination of any other indebtedness or other obligations to, or guarantee of, the Notes) or distribution (by set-off or otherwise) may be made by or on behalf of JCC or a Guarantor, as applicable, on account of the principal of, premium, if any, or interest on the Notes (including any repurchases of Notes) or any other amounts with respect thereto, or on account of the redemption provisions of the Notes, for cash or property (other than Junior Securities, as defined herein), (i) upon the maturity of any Senior Debt of JCC or such Guarantor by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and the interest on, and all other amounts with respect to, such Senior Debt are first paid in full in cash or otherwise to the extent each of the holders of Senior Debt accept satisfaction of amounts due to such holder by settlement in other than cash, or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on, or any other amounts with respect to, Senior Debt of JCC or such Guarantor when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (each of the foregoing, a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

    Upon (i) the happening of a default (other than a Payment Default) that permits the holders of Senior Debt (or a percentage thereof) to declare such Senior Debt to be due and payable and (ii) written notice of such default given to JCC and the Trustee by the Representative under the Credit Facility or the holders of an aggregate of at least $25.0 million principal amount outstanding of any other Senior Debt or their representative at such holders' direction (a "Payment Notice"), then, unless and until such default has been cured or waived or otherwise has ceased to exist, no payment (including any payment which may be payable to any Holder by reason of the subordination of any other indebtedness or other obligations to, or guarantee of, the Notes) or distribution (by set-off or otherwise) may be made by or on behalf of JCC or any Guarantor which is an obligor under such Senior Debt on account of the principal of, premium, if any, or interest on the Notes (including any repurchases of any of the Notes), or any other amount with respect thereto, or on account of the redemption provisions of the Notes, in any such case, other than payments made with Junior Securities. Notwithstanding the foregoing, unless the Senior Debt in respect of which such default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period") (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period (and assuming that no Payment Default exists), JCC and the Guarantors shall not be prohibited by the subordination provisions from paying all sums then due and not paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes. Any number of Payment Notices may be given; PROVIDED, HOWEVER, that (i) not more than one Payment Notice shall be given within a period of any 360 consecutive days, and (ii) no default that existed upon the date of delivery of such Payment Notice (whether or not such default is on the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period.

    Upon any distribution of assets of JCC or any Guarantor upon any dissolution, winding up, total or partial liquidation or reorganization of JCC or a Guarantor, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshalling of assets or liabilities, (i) the holders of all Senior Debt of JCC or such Guarantor, as applicable, will first be entitled to receive payment in full of all amounts of Senior Debt in cash or otherwise to the extent each of such holders accepts satisfaction of amounts due by settlement in other than cash before the Holders are entitled to receive any payment (including any payment which may be payable to any Holder by reason of the subordination of any other indebtedness or other obligations to, or guarantee of, the Notes) or distribution on account of principal of, premium, if any, and interest on, or any other amounts with respect to, the Notes (other than Junior Securities) and (ii) any payment or distribution of assets of JCC or such Guarantor of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by set-off or otherwise) except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full on all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

    In the event that, notwithstanding the foregoing, any payment or distribution of assets of JCC or any Guarantor (other than Junior Securities) shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of such Senior Debt remaining unpaid or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full in cash or otherwise to the extent each of the holders of such Senior Debt accept satisfaction of amounts due by settlement in other than cash after giving effect to any concurrent payment or distribution to the holders of such Senior Debt. The Indenture will contain other customary subordination provisions, including rights of subrogation and rights to file claims in bankruptcy.

    As among JCC, the Guarantors and the Holders, no provision contained in the Indenture or the Notes will affect the obligations of JCC and the Guarantors, which are absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder to pursue any other rights or remedies with respect to the Notes.

    As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of JCC or any of the Guarantors or a marshalling of assets or liabilities of JCC or any of the Guarantors, holders of the Notes may receive ratably less than other creditors.

    JCC conducts operations through its subsidiaries. Accordingly, JCC's ability to meet its cash obligations will be dependent upon the ability of its subsidiaries to make cash distributions to JCC. Furthermore, any right of JCC to receive the assets of any such subsidiary upon such subsidiary's liquidation or reorganization effectively will be subordinated by operation of law to the claims of such subsidiary's creditors (including trade creditors) and holders of such subsidiary's preferred stock, except to the extent that JCC is itself recognized as a creditor or preferred stockholder of such subsidiary, in which case the claims of JCC would still be subordinate to any indebtedness or preferred stock of such subsidiary senior in right of payment to that held by JCC.

FRAUDULENT TRANSFER CONSIDERATIONS

    Generally, under various state and federal fraudulent transfer or fraudulent conveyance laws (collectively, the "Fraudulent Transfer Laws"), a Guarantor's obligations under the Guarantee of the Notes could be avoided if a court in a lawsuit by an unpaid creditor of a Guarantor or a representative of such creditors (such as a trustee in bankruptcy or JCC as debtor-in-possession) were to find that (i) the Guarantor did not receive reasonably equivalent value or fair consideration in exchange for the obligation created by the Notes and (ii) at the time of the issuance of the Notes, the Guarantor (A) was insolvent or became insolvent as a result of the incurrence of the obligations represented by the Notes, (B) was engaged, or was about to be engaged, in a business or transaction for which the property remaining with it was an unreasonably small capital or for which its unencumbered assets constituted unreasonably small capital, or (C) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured.

    A court could conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that such Guarantor's liability on its guarantee exceeds the economic benefits that it receives in the Offering. Were a court to so find, the court could avoid the Guarantor's obligation under its guarantee and direct the return of amounts paid thereunder if one or more of the conditions set forth in subparagraphs (ii)(A), (B), or (C) above were also met as to such Guarantor. Management believes, however, that the Guarantees have been structured so as to minimize the likelihood that a court would find that the Guarantor did not receive reasonably equivalent value or fair consideration for its Guarantee (the "Savings Clause"). No assurance, however, can be given that a court would uphold such a fraudulent transfer Savings Clause. Moreover, there can be no assurance that a court would not limit a Guarantee to an amount equal to the Notes proceeds actually received by any given Guarantor.

    The determination of insolvency for purposes of the Fraudulent Transfer Laws may vary depending upon the law of the jurisdiction being applied. Generally, however, an entity is insolvent if (i) the sum of its debts (including unliquidated or contingent debts) is greater than all of its property, at a fair valuation or (ii) the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. Additionally, under certain state Fraudulent Transfer Laws, an entity is presumed to be insolvent if it is generally not paying its debts as they become due.

    Furthermore, a court could avoid JCC's obligations under the Notes and the Guarantors' obligations under their respective Guarantees without regard to the solvency, capitalization and other conditions described in clauses (ii)(A), (B), and (C) above if it finds that the obligations created by the Notes or the Guarantees were incurred with actual intent to hinder, delay, or defraud now existing or future creditors. If the obligations under the Notes were to be avoided, there can be no assurance that the recoveries under the Guarantees would be sufficient to pay the outstanding amounts due and owing under the Notes. Moreover, if the obligations of one or more Guarantors were to be avoided, there can be no assurance that the remaining Guarantees would be sufficient to ensure payment in full on the Notes.

OPTIONAL REDEMPTION

    Except as set forth below, JCC will not have the right to redeem any Notes
prior to          , 2003. The Notes will be redeemable at the option of JCC, in
whole or in part, at any time on or after          , 2003, upon not less than 30
days nor more than 60 days notice to each holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed
during the 12-month period commencing          of the years indicated below, in
each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption
Date) together with accrued and unpaid interest thereon to the Redemption Date:

                                      YEAR                                         PERCENTAGE
---------------------------------------------------------------------------------  -----------
2003.............................................................................           %
2004.............................................................................           %
2005.............................................................................           %
2006.............................................................................           %
2007.............................................................................           %
2008 and thereafter..............................................................           %

    In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a PRO RATA basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

    The Notes will not have the benefit of any sinking fund.

    Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless JCC defaults in the payment thereof.

CERTAIN COVENANTS

    REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

    The Indenture will provide that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an irrevocable and unconditional offer by JCC (the "Change of Control Offer"), to require JCC to repurchase all or any part of such Holder's Notes (PROVIDED, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 35 Business Days after the occurrence of such Change of Control, at a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer shall be made within 10 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, JCC promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

    As used herein, a "Change of Control" will mean (i) any merger or consolidation of JCC with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of any of the assets of JCC, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of JCC then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of JCC (together with any new directors whose election by such Board or whose nomination for election by the shareholders of JCC was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of JCC then in office.

    On or before the Change of Control Purchase Date, JCC will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by JCC. The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest), and the Trustee promptly will authenticate and deliver to such Holders a new

Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by JCC to the Holder thereof. JCC publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

    A change of control under the indenture which governs each of the Notes, the 8 3/4% Notes, the 9 3/4% Notes, the 10 1/8% Notes, the LYONs due 2011 and the LYONs will result in a default under the Credit Facility. Additionally, unless JCC is successful in seeking consents from its lenders under the Credit Facility to permit change of control repurchase offers for each of the Notes, the 8 3/4% Notes, the 9 3/4% Notes, the 10 1/8% Notes or the LYONs due 2011 and the LYONs or JCC is successful in refinancing such borrowings, such event of default under the Credit Facility would constitute an event of default under each of the Notes, the 8 3/4% Notes, the 9 3/4% Notes, the 10 1/8% Notes, the LYONs due 2011 and the LYONs. Such events of default could result in the immediate acceleration of all then outstanding indebtedness under each of the Notes, the 8 3/4% Notes, the 9 3/4% Notes, the 10 1/8% Notes and the LYONs. As a result, differences in the definitions of change of control under the indentures for the Notes, the 8 3/4% Notes, the 9 3/4% Notes, the 10 1/8% Notes, the LYONs due 2011 and the LYONs will not have a difference in the effect on JCC or the respective holders other than where the lenders under the Credit Facility have waived such event of default. In the event of such waiver there could be a change of control under the Notes, the 8 3/4% Notes, the 9 3/4% Notes and the 10 1/8% Notes which would not result in a change of control under the LYONs due 2011 or LYONs or VICE VERSA. See "Description of Indebtedness" in the accompanying Prospectus.

    The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of JCC, and, thus, the removal of incumbent management.

    The phrase "all or substantially all" of the assets of JCC will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of any of JCC has occurred. In addition, no assurances can be given that JCC will be able to acquire Notes tendered upon the occurrence of a Change of Control.

    Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws.

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK

    The Indenture will provide that, except as set forth below in this covenant, JCC and the Subsidiary Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness) other than Permitted Indebtedness. Notwithstanding the foregoing limitations, JCC may incur and the Subsidiary Guarantors may guarantee Indebtedness and Disqualified Capital Stock in addition to Permitted
Indebtedness: if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a PRO FORMA basis to, such incurrence of Indebtedness or Disqualified Capital Stock and (ii) on the date of such incurrence (the "Incurrence Date"), the Leverage Ratio of JCC for the Reference Period immediately preceding the Incurrence Date, after giving effect on a PRO FORMA basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Leverage Ratio, the use of proceeds thereof, would be less than 7.0 to 1.

    Indebtedness or Disqualified Capital Stock of any person which is outstanding at the time such person becomes a Subsidiary of JCC (including upon designation of any subsidiary or other person as a Subsidiary) or is merged with or into or consolidated with JCC or a Subsidiary of JCC shall be deemed to have been Incurred at the time such Person becomes such a Subsidiary of JCC or is merged with or into or consolidated with JCC or a Subsidiary of JCC, as applicable.

    LIMITATION ON RESTRICTED PAYMENTS

    The Indenture will provide that JCC and its Subsidiaries will not, and will not permit any of their Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a PRO FORMA basis, (1) a Default or an Event of Default shall have occurred and be continuing, (2) JCC is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (3) the aggregate amount of all Restricted Payments made by JCC and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed the sum of (a)(x) 100% of the aggregate Consolidated EBITDA of JCC and its Consolidated Subsidiaries for the period (taken as one accounting period), commencing on the first day of the first full fiscal quarter commencing after the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated EBITDA for such period is a deficit, then minus 100% of such deficit) less (y) 1.4 times Consolidated Fixed Charges for the same period, plus (b) the aggregate Net Cash Proceeds received by JCC from the Common Stock Offering and the LYONs Offering, plus (c) the aggregate Net Cash Proceeds received by JCC from the sale of its Qualified Capital Stock (other than (i) to a Subsidiary of JCC and (ii) to the extent applied in connection with a Qualified Exchange), after the Issue Date.

    The foregoing clauses (2) and (3) of the immediately preceding paragraph, however, will not prohibit (w) payments to Jacor to reimburse Jacor for reasonable and necessary corporate and administrative expenses, (x) Restricted Investments, PROVIDED, that, after giving PRO FORMA effect to such Restricted Investment, the aggregate amount of all such Restricted Investments made on or after the Issue Date that are outstanding (after giving effect to any such Restricted Investments that are returned to JCC or the Subsidiary Guarantor that made such prior Restricted Investment, without restriction, in cash on or prior to the date of any such calculation) at any time does not exceed $25.0 million,
(y) a Qualified Exchange, and (z) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions. The full amount of any Restricted Payment made pursuant to the foregoing clauses (x) and (z) of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the immediately preceding paragraph.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING
  SUBSIDIARIES

    The Indenture will provide that JCC and its wholly owned Subsidiary Guarantors will not, and will not permit any of their Subsidiaries that are wholly owned Subsidiary Guarantors to, create, assume or suffer to exist any consensual restriction on the ability of any such Subsidiary of JCC to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, JCC or any wholly owned Subsidiary Guarantor of JCC, except (a) restrictions imposed by the Notes or the Indenture, (b) restrictions imposed by applicable law, (c) existing restrictions under specified Indebtedness outstanding on the Issue Date, (d) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement relating to any property, asset, or business acquired by JCC or any of its Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any person, other than the person acquired, or to any property, asset or business, other than the property, assets and business so acquired, (e) any such restriction or requirement imposed by Indebtedness incurred under paragraph (f) under the definition of Permitted Indebtedness, provided such restriction or requirement is no more restrictive than that imposed by the Credit Facility as of the Issue Date, (f) restrictions with respect solely to a Subsidiary of JCC imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, provided such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold, and (g) in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clauses
(a), (c) or (d) of this paragraph that are not more restrictive than those being replaced and do not apply to any other person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice, or other standard non-assignment clauses in contracts entered into in the ordinary course of business, (b) Capital Leases or agreements governing purchase money Indebtedness which contain restrictions of the type referred to above with respect to the property covered thereby, nor (c) Liens permitted under the terms of the Indenture on assets securing Senior Debt incurred pursuant to the Leverage Ratio in accordance with the covenant described under "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or permitted pursuant to the definition of Permitted Indebtedness shall in and of themselves be considered a restriction on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be.

    LIMITATIONS ON LAYERING INDEBTEDNESS; LIENS

    The Indenture will provide that JCC and its Subsidiaries will not, and will not permit any of their Subsidiaries to, directly or indirectly, incur, or, other than with respect to the 8 3/4% Notes, the 9 3/4% Notes and the 10 1/8% Notes, suffer to exist (a) any Indebtedness that is subordinate in right of payment to any other Indebtedness of JCC or a Guarantor unless, by its terms, such Indebtedness (i) has a maturity date subsequent to the Stated Maturity of the Notes and an Average Life longer than that of the Notes and (ii) is subordinate in right of payment to, or ranks PARI PASSU with, the Notes or the Guarantees, as applicable or (b) other than Permitted Liens, any Lien upon any of its property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom securing Indebtedness other than (1) Liens securing Senior Debt incurred pursuant to the Leverage Ratio in accordance with the covenant described under "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" and (2) Liens securing Senior Debt incurred as permitted pursuant to the definition of Permitted Indebtedness.

    LIMITATION ON SALE OF ASSETS AND SUBSIDIARY STOCK

    The Indenture will provide that JCC and its Subsidiaries will not, and will not permit any of their Subsidiaries to, in one or a series of related transactions, sell, transfer, or otherwise dispose of, any of its property, business or assets, including by merger or consolidation (in the case of a Guarantor or a Subsidiary of JCC), and including any sale or other transfer or issuance of any Equity Interests of any direct or indirect Subsidiary of JCC, whether by JCC or a direct or indirect Subsidiary thereof (an "Asset Sale"), unless (1) within 450 days after the date of such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are (a) applied to the optional redemption of the Notes in accordance with the terms of the Indenture or to the repurchase of the Notes pursuant to an irrevocable, unconditional cash offer (the "Asset Sale Offer") to repurchase Notes at a purchase price (the "Asset Sale Offer Price") of 100% of principal amount, plus accrued interest to the date of payment, (b) invested in assets and property (other than notes, bonds, obligations and securities) which in the good faith reasonable judgment of the Board of JCC will immediately constitute or be a part of a Related Business of JCC or a Subsidiary (if it continues to be a Subsidiary) immediately following such transaction or (c) used to permanently retire or reduce Senior Debt or Indebtedness permitted pursuant to paragraphs (d), (e) or (f) under the definition of Permitted Indebtedness (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount), (2) with respect to any Asset Sale or related series of Asset Sales involving securities, property or assets with an aggregate fair market value in excess of $2.5 million, at least 75% of the consideration for such Asset Sale or series of related Asset Sales (excluding the amount of (A) any Indebtedness (other than the Notes) that is required to be repaid or assumed (and is either repaid or assumed by the transferee of the related assets) by virtue of such Asset Sale and which is secured by a Lien on the property or asset sold and (B) property received by JCC or any such Subsidiary from the transferee that within 90 days of such Asset Sale is converted into cash or Cash Equivalents) consists of cash or Cash Equivalents (other than in the case of an Asset Swap or where JCC is exchanging all or substantially all the assets of one or more Related Businesses operated by JCC or its Subsidiaries (including by way of the transfer of capital stock) for all or substantially all the assets (including by way of the transfer of capital stock) constituting one or more Related Businesses operated by another person, in which event the foregoing requirement with respect to the receipt of cash or Cash Equivalents shall not apply), (3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a PRO FORMA basis, to, such Asset Sale, and (4) the Board of JCC determines in good faith that JCC or such Subsidiary, as applicable, receives fair market value for such Asset Sale.

    The Indenture will provide that an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in (1)(b) or (1)(c) above (the "Excess Proceeds") exceeds $5.0 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement and no longer (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, JCC shall apply the Asset Sale Offer Amount plus an amount equal to accrued interest to the purchase of all Notes properly tendered (on a PRO RATA basis if the Asset Sale Offer Amount is insufficient to purchase all Notes so tendered) at the Asset Sale Offer Price (together with accrued interest). To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, JCC may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following each Asset Sale Offer the Excess Proceeds amount shall be reset to zero. If required by applicable law, the Asset Sale Offer Period may be extended as so required, however, if so extended it shall nevertheless constitute an Event of Default if within 60 Business Days of its commencement the Asset Sale Offer is not consummated or the properly tendered Notes are not purchased pursuant thereto.

    Notwithstanding the foregoing provisions of the first paragraph of this covenant the Indenture will provide that with respect to an Asset Sale Offer, JCC will not be permitted to commence an Asset Sale Offer for the Notes until such time as an Asset Sale Offer for the 8 3/4% Notes, the 9 3/4% Notes and the 10 1/8% Notes, in each case if required, has been completed. To the extent that any Excess Proceeds remain after expiration of an Asset Sale Offer Period for the 8 3/4% Notes, the 9 3/4% Notes and the 10 1/8% Notes, JCC may use the remaining Net Cash Proceeds to commence an Asset Sale Offer for the Notes; PROVIDED, that with respect to the 10 1/8% Notes, the 9 3/4% Notes or the 8 3/4% Notes, this paragraph shall be of no further force and effect (i) with respect to the 10 1/8% Notes, upon the earlier of (w) the maturity of the 10 1/8% Notes,
(x) the date upon which defeasance of the 10 1/8% Notes becomes effective, (y) the date on which there are no longer any 10 1/8% Notes outstanding in accordance with the terms of the indenture governing the 10 1/8% Notes and (z) the date on which the Limitation on Sale of Assets and Subsidiary Stock covenant no longer applies in accordance with the terms of the indenture governing the 10 1/8% Notes, (ii) with respect to the 9 3/4% Notes, upon the earlier of (w) the maturity of the 9 3/4% Notes, (x) the date upon which defeasance of the 9 3/4% Notes becomes effective, (y) the date on which there are no longer any 9 3/4% Notes outstanding in accordance with the terms of the indenture governing the 9 3/4% Notes and (z) the date on which the Limitation on Sale of Assets and Subsidiary Stock covenant no longer applies in accordance with the terms of the indenture governing the 9 3/4% Notes and (iii) with respect to the 8 3/4% Notes, upon the earlier of (w) the maturity of the 8 3/4% Notes, (x) the date upon which defeasance of the 8 3/4% Notes becomes effective, (y) the date on which there are no longer any 8 3/4% Notes outstanding in accordance with the terms of the indenture governing the 8 3/4% Notes and (z) the date on which the Limitation on Sale of Assets and Subsidiary Stock covenant no longer applies in accordance with the terms of the indenture governing the 8 3/4% Notes.

    Notwithstanding the foregoing provisions of the first paragraph of this covenant and without complying with the foregoing provisions:

        (i) JCC and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the limitation on mergers, sales or consolidations provisions in the Indenture;

        (ii) JCC and its Subsidiaries may sell or dispose of inventory or damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of JCC or such Subsidiary, as applicable; and

       (iii) any of JCC's Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to, or merge with or into, JCC or any of its wholly owned Subsidiary Guarantors.

    All Net Cash Proceeds from an Event of Loss shall be applied to the restoration, repair or replacement of the asset so affected or invested, used for prepayment of Senior Debt, or used to repurchase Notes, all within the period and as otherwise provided above in clauses 1(a) or 1(b)(i) of the first paragraph of this covenant.

    In addition to the foregoing, JCC will not, and will not permit any of its Subsidiaries to, directly or indirectly make any Asset Sale of any of the Equity Interests of any Subsidiary except pursuant to an Asset Sale of all the Equity Interests of such Subsidiary.

    Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws.

    LIMITATION ON ASSET SWAPS

    The Indenture will provide that JCC and its Subsidiaries will not, and will not permit any of their Subsidiaries to, in one or a series of related transactions, directly or indirectly, engage in any Asset Swaps, unless: (i) at the time of entering into the agreement to swap assets and immediately after giving effect to the proposed Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (ii) JCC would, after giving PRO FORMA effect to the proposed Asset Swap, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; (iii) the respective fair market values of the assets being purchased and sold by JCC or any of its Subsidiaries (as determined in good faith by the management of JCC or, if such Asset Swap includes consideration in excess of $2.5 million by the Board of Directors of JCC, as evidenced by a Board Resolution) are substantially the same at the time of entering into the agreement to swap assets; and (iv) at the time of the consummation of the proposed Asset Swap, the percentage of any decline in the fair market value (determined as aforesaid) of the asset or assets being acquired by JCC and its Subsidiaries shall not be significantly greater than the percentage of any decline in the fair market value (determined as aforesaid) of the assets being disposed of by JCC or its Subsidiaries, calculated from the time the agreement to swap assets was entered into.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Indenture will provide that neither JCC nor any of its Subsidiaries will be permitted after the Issue Date to enter into any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions, (other than Exempted Affiliate Transactions) (i) unless it is determined that the terms of such Affiliate Transaction are fair and reasonable to JCC, and no less favorable to JCC than could have been obtained in an arm's length transaction with a non-Affiliate and, (ii) if involving consideration to either party in excess of $10.0 million, unless such Affiliate Transaction(s) is evidenced by (A) an Officers' Certificate addressed and delivered to the Trustee certifying that such Affiliate Transaction(s) has been approved by a majority of the members of the Board of Directors of JCC that are disinterested in such transaction or, (B) in the event there are no members of the Board of Directors of JCC who are disinterested in such transaction, then so long as JCC is a wholly owned subsidiary of Jacor, an Officers' Certificate addressed and delivered to the Trustee certifying that such Affiliate Transaction(s) have been approved by a majority of the members of the Board of Directors of Jacor that are disinterested in such transaction and (iii) if involving consideration to either party in excess of $25.0 million, unless in addition JCC, prior to the consummation thereof, obtains a written favorable opinion as to the fairness of such transaction to JCC from a financial point of view from an independent investment banking firm of national reputation.

    LIMITATION ON MERGER, SALE OR CONSOLIDATION

    The Indenture will provide that JCC will not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another person or group of affiliated persons or adopt a Plan of Liquidation, unless (i) either (a) JCC is the continuing entity or (b) the resulting, surviving or transferee entity or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of JCC in connection with the Notes and the Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a PRO FORMA basis to such transaction; and (iii) immediately after giving effect to such transaction on a PRO FORMA basis, the consolidated resulting, surviving or transferee entity or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio set forth in the covenant described under "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

    Upon any consolidation or merger or any transfer of all or substantially all of the assets of JCC or consummation of a Plan of Liquidation in accordance with the foregoing, the successor corporation formed by such consolidation or into which JCC is merged or to which such transfer is made or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation shall succeed to, and be substituted for, and may exercise every right and power of, JCC under the Indenture with the same effect as if such successor corporation had been named therein as JCC, and JCC shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, JCC's interest in which constitutes all or substantially all of the properties and assets of JCC shall be deemed to be the transfer of all or substantially all of the properties and assets of JCC.

    LIMITATION ON LINES OF BUSINESS

    The Indenture will provide that neither JCC nor any of its Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which is a Related Business.

    RESTRICTION ON SALE AND ISSUANCE OF SUBSIDIARY STOCK

    The Indenture will provide that JCC and the Guarantors will not sell, and will not permit any of their Subsidiaries to issue or sell, any Equity Interests of any Subsidiary of JCC to any person other than JCC or a wholly owned Subsidiary of JCC, except for Equity Interests with no preferences or special rights or privileges and with no redemption or prepayment provisions.

    SUBSIDIARY GUARANTORS

    The Indenture will provide that (i) all present Subsidiaries of JCC and their Subsidiaries, and (ii) all future Subsidiaries of JCC and their Subsidiaries, which are not prohibited from becoming guarantors by law or by the terms of any Acquired Indebtedness or any agreement (other than an agreement entered into in connection with the transaction resulting in such person becoming a Subsidiary of JCC or its Subsidiaries) to which such Subsidiary is a party, jointly and severally, will guaranty irrevocably and unconditionally all principal, premium, if any, and interest on the Notes on a senior subordinated basis; PROVIDED, HOWEVER, that upon any change in the law, Acquired Indebtedness or any agreement (whether by expiration, termination or otherwise) which no longer prohibits a Subsidiary of JCC from becoming a Subsidiary Guarantor, such Subsidiary shall immediately thereafter become a Subsidiary Guarantor; PROVIDED, FURTHER, in the event that any Subsidiary of JCC or their Subsidiaries becomes a guarantor of any other Indebtedness of JCC or any of its Subsidiaries or any of their Subsidiaries, such Subsidiary shall immediately thereafter become a Subsidiary Guarantor.

    All subsidiaries of JCC will be subsidiary Guarantors if required by the covenant "Future Subsidiary Guarantors."

    RELEASE OF GUARANTORS

    The Indenture will provide that no Guarantor shall consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless (i) subject to the provisions of the following paragraph and certain other provisions of the Indenture, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall unconditionally guarantee, on a senior subordinated basis, all of such Guarantor's obligations under such Guarantor's guarantee, the Indenture on the terms set forth in the Indenture; (ii) immediately before and immediately after giving effect to such transaction on a PRO FORMA basis, no Default or Event of Default shall have occurred or be continuing and (iii) immediately after such transaction, the surviving person holds all permits required for operation of the business of, and such entity is controlled by a person or entity (or has retained a person or entity which is) experienced in, operating broadcast properties, or otherwise holds all Permits to operate its business.

    Upon the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary Guarantor or all of its assets to an entity which is not a Subsidiary Guarantor, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant Limitations on Sale of Assets, and Subsidiary Stock), such Subsidiary Guarantor will be deemed released from its obligations under its Guarantee of the Notes; PROVIDED, HOWEVER, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any Indebtedness of JCC or any other Subsidiary shall also terminate upon such release, sale or transfer.

    LIMITATION ON STATUS AS INVESTMENT COMPANY

    The Indenture will prohibit JCC and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

REPORTS

    The Indenture will provide that for so long as Jacor or any successor thereto is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and JCC is a wholly owned subsidiary of Jacor, JCC shall deliver to the Trustee and, to each Holder, Jacor's annual and quarterly reports pursuant to Section 13 or 15(d) of the Exchange Act, within 15 days after such reports have been filed with the

Commission; PROVIDED, HOWEVER, in the event either (i) Jacor or a successor as set forth above is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or (ii) JCC is no longer a wholly owned subsidiary of Jacor or a successor as set forth above, the Indenture will provide that whether or not JCC is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, JCC shall deliver to the Trustee and, to each Holder, within 15 days after it is or would have been (if it were subject to such reporting obligations) required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if JCC were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by JCC's certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, to the extent permitted by the Exchange Act or the Commission (if it were subject to such reporting obligations), file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture will define an Event of Default as (i) the failure by JCC to pay any installment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days, (ii) the failure by JCC to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise,
(iii) the failure by JCC or any Guarantor to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice is given to JCC by the Trustee or to JCC and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (iv) certain events of bankruptcy, insolvency or reorganization in respect of JCC or any of its Significant Subsidiaries, (v) a default in any issue of Indebtedness of JCC or any of their Subsidiaries with an aggregate principal amount in excess of $5.0 million (a) resulting from the failure to pay principal at final maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity and (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $5.0 million, at any one time rendered against JCC or any of its Subsidiaries and not stayed, bonded or discharged within 60 days. The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default.

    If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv), above, relating to JCC or any Significant Subsidiary,) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes at the time outstanding, by notice in writing to JCC (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest thereon to be due and payable immediately; provided, however, that if any Senior Debt is outstanding pursuant to the Credit Facility upon a declaration of such acceleration, such principal and interest shall be due and payable upon the earlier of (x) the third Business Day after the sending to JCC and the Representative of such written notice, unless such Event of Default is cured or waived prior to such date and (y) the date of acceleration of any Senior Debt under the Credit Facility. In the event a declaration of acceleration resulting from an Event of Default described in clause (v) above has occurred and is continuing, such declaration of acceleration shall be automatically annulled if such default is cured or waived or the holders of the Indebtedness which is the subject of such default have rescinded their declaration of acceleration in respect of such Indebtedness within five days thereof and the Trustee has received written notice of such cure, waiver or rescission and no other Event of Default described in clause (v) above has occurred that has not been cured or waived within five days of the declaration of such acceleration in respect of such Indebtedness. If an Event of Default specified in clause (iv), above, relating to JCC or any Significant Subsidiary occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes at the time outstanding, generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration and except on default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, and have been cured or waived.

    Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except on default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, and except a default in the payment of principal of or interest on any Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture will provide that JCC may, at its option, elect to have their obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that JCC shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Notes and Guarantees, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust funds; (ii) JCC's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and JCC's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, JCC may, at its option and at any time, elect to have the obligations of JCC and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) JCC must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the Holders of Notes must have a valid, perfected, exclusive security interest in such trust;
(ii) in the case of the Legal Defeasance, JCC shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) JCC has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, JCC shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which JCC or any of its Subsidiaries is a party or by which JCC or any of its Subsidiaries is bound; (vi) JCC shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by JCC with the intent of preferring the holders of such Notes over any other creditors of JCC or with the intent of defeating, hindering, delaying or defrauding any other creditors of JCC or others and (vii) JCC shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the officers' certificate, (i) through (vi) and, in the case of the opinion of counsel, clauses (i), (with respect to the validity and perfection of the security interest) (ii), (iii) and (v) of this paragraph have been complied with.

    JCC shall deliver to the Trustee any required consent of the lenders under the Credit Facility to such defeasance or covenant defeasance, as the case may be.

AMENDMENTS AND SUPPLEMENTS

    The Indenture will contain provisions permitting JCC, the Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, JCC, the Guarantors and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided that no such modification may without the consent of holders of at least 75% in aggregate principal amount of Notes at the time outstanding, modify the provisions (including the defined terms used therein) of the covenant "Repurchase of Notes at the Option of the Holder upon a Change of Control" in a manner adverse to the Holders and provided, that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or reduce the Change of Control Purchase Price, the JCC Purchase Price or the Asset Sale Offer Price or alter the provisions (including the defined terms used therein) regarding the right of JCC to redeem the Notes in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby. The Indenture will contain a provision that the subordination provisions may not be amended, modified or waived in a manner adverse to the holders of the Senior Debt without the consent of the Representative on behalf of the Required Lenders (as defined in the Credit Facility) under the Credit Facility.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS, DIRECTORS

    The Indenture will provide that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of JCC, the Guarantors or any successor entity shall have any personal liability in respect of the obligations of JCC or the Guarantors under the Indenture or the Notes by reason of his or its status as such stockholder, employee, officer or director.

CERTAIN DEFINITIONS

    "ACQUIRED INDEBTEDNESS" means Indebtedness or Disqualified Capital Stock of any person existing at the time such person becomes a Subsidiary of JCC, including by designation, or is merged or consolidated into or with either of JCC or one of its Subsidiaries; PROVIDED, that such Indebtedness was not incurred in anticipation of, or in connection with, and was outstanding prior to such person becoming a Subsidiary of JCC.

    "ACQUISITION" means the purchase or other acquisition of any person or substantially all the assets of any person by any other person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

    "AFFILIATE" means any person directly or indirectly controlling or controlled by or under direct or indirect common control with JCC. For purposes of this definition, the term "control" means the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, PROVIDED, THAT, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

    "ASSET SWAP" means the execution of a definitive agreement, subject only to regulatory approval and other customary closing conditions, that JCC in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between JCC or any of its Subsidiaries and another person or group of affiliated persons; provided that any amendment to or waiver of any closing condition which individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

    "AVERAGE LIFE" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of (a) the product of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

    "BENEFICIAL OWNER" or "BENEFICIAL OWNER" for purposes of the definition of Change of Control has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

    "BOARD RESOLUTION" means, with respect to any person, a duly adopted resolution of the Board of Directors of such or the executive committee of such Board of Directors of such person.

    "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

    "CAPITAL STOCK" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

    "CASH EQUIVALENT" means (i) securities issued directly or fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) or (ii) time deposits and certificates of deposit with, and commercial paper issued by the parent corporation of, any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition.

    "CONSOLIDATED EBITDA" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) Consolidated income tax expense,
(ii) Consolidated depreciation and amortization expense, provided that consolidated depreciation and amortization of a Subsidiary that is a less than wholly owned Subsidiary shall only be added to the extent of the equity interest of JCC in such Subsidiary, (iii) other noncash charges (including amortization of goodwill and other intangibles), (iv) Consolidated Fixed Charges, and less the amount of all cash payments made by such person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period.

    "CONSOLIDATED FIXED CHARGES" of any person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such person and its Consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and
(b) the amount of dividends accrued or payable (or guaranteed) by such person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such person to such person or such person's wholly owned Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by JCC to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such person or a Subsidiary of such person of an obligation of another person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

    "CONSOLIDATED NET INCOME" means, with respect to any person for any period, the net income (or loss) of such person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all gains or losses which are either noncash or extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock), (b) the net income, if positive, of any person, other than a wholly owned Consolidated Subsidiary, in which such person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such person or a wholly owned Consolidated Subsidiary of such person during such period, but in any case not in excess of such person's PRO RATA share of such person's net income for such period, (c) the net income or loss of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (d) the net income, if positive, of any of such person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary.

    "CONSOLIDATED SUBSIDIARY" means, for any person, each Subsidiary of such person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such person in accordance with GAAP.

    "CREDIT FACILITY" as of the date hereof, means the Amended and Restated Credit Agreement dated as of September 16, 1997, by and among JCC, The Chase Manhattan Bank (as successor by merger to Chemical Bank), as Administrative Agent, Banque Paribas, as Documentation Agent, and Bank of America, National Trust and Savings Association (as successor by merger to Bank of America, Illinois), as Syndication Agent, certain financial institutions from time to time thereto, including any related notes, guarantees, collateral documents, instruments, letters of credit, reimbursement obligations and other agreements executed by JCC, any of its Subsidiaries and/or Jacor in connection therewith (collectively, the "Related Documents"), as such Credit Agreement and/or Related Documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Facility" shall include agreements in respect of Interest Swap and Hedging Obligations with lenders party to the Credit Facility and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification in whole or in part to any Credit Facility and all refundings, refinancings and replacements in whole or in part of any Credit Facility, including, without limitation, any agreement or agreements (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, PROVIDED that on the date such Indebtedness is incurred it would be permitted by paragraph (f) under the definition of Permitted Indebtedness, or (iv) otherwise altering the terms and conditions thereof.

    "DISQUALIFIED CAPITAL STOCK" means (a) except as set forth in (b), with respect to any person, Equity Interests of such person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes, and (b) with respect to any Subsidiary of such person (including with respect to any Subsidiary of JCC), any Equity Interests other than any common equity with no preference, privileges, or redemption or repayment provisions.

    "EQUITY INTEREST" of any person means any shares, interests, participations or other equivalents (however designated) in such person's equity, and shall in any event include any Capital Stock issued by, or partnership interests in, such person.

    "EVENT OF LOSS" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

    "EXCLUDED PERSON" means Zell/Chilmark Fund L.P. and all Related Persons of such person.

    "EXEMPTED AFFILIATE TRANSACTION" means (a) customary employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of Directors of JCC, (b) dividends permitted under the terms of the covenant discussed above under "Limitation on Restricted Payments" above and payable, in form and amount, on a pro rata basis to all holders of Common Stock of Jacor, (c) transactions solely between JCC and any of its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of JCC, and (d) payments to Zell/Chilmark Fund L.P. or its Affiliates for reasonable and customary fees and expenses for financial advisory and investment banking services provided to Jacor and JCC, and (e) payments to Jacor made in accordance with the Tax Sharing Agreement.

    "FUTURE SUBSIDIARY GUARANTOR" means future Subsidiaries of JCC and their Subsidiaries, which are not prohibited from becoming guarantors by law or by the terms of any Acquired Indebtedness or any agreement (other than an agreement entered into in connection with the transaction resulting in such person becoming a Subsidiary of JCC or its Subsidiaries) to which such Subsidiary is a party.

    "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession as in effect on the Issue Date unless otherwise specified.

    "INDEBTEDNESS" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such any person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) relating to any Capitalized Lease Obligation or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit;
(b) all net obligations of such person under Interest Swap and Hedging Obligations; (c) all liabilities and obligations of others of the kind described in the preceding clause (a) or (b) that such person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such person and all obligations to purchase, redeem or acquire any Equity Interests; and (d) all Disqualified Capital Stock of such person (valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends). For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

    "INTEREST SWAP AND HEDGING OBLIGATION" means any obligation of any person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

    "INVESTMENT" by any person in any other person means (without duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other person or any agreement to make any such acquisition; (b) the making by such person of any deposit with, or advance, loan or other extension of credit to, such other person (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable or deposits arising in the ordinary course of business) (c) other than guarantees of Indebtedness of JCC or any Guarantor to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or the definition of Permitted Indebtedness, the entering into by such person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other person (other than the endorsement of instruments for deposit or collection in the ordinary course of business); and (d) the making of any capital contribution by such person to such other person.

    "ISSUE DATE" means the date of first issuance of the Notes under the Indenture.

    "JUNIOR SECURITY" means any Qualified Capital Stock and any Indebtedness of JCC or a Guarantor, as applicable, that is subordinated in right of payment to Senior Debt at least to the same extent as the Notes or the Guarantees, as applicable, and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes; PROVIDED, that in the case of subordination in respect of Senior Debt under the Credit Facility, "Junior Security" shall mean any Qualified Capital Stock and any Indebtedness of JCC or the Guarantors, as applicable, that (i) has a final maturity date occurring after the final maturity date of, all Senior Debt outstanding under the Credit Facility on the date of issuance of such Qualified Capital Stock or Indebtedness, (ii) is unsecured, (iii) has an Average Life longer than the security for which such Qualified Capital Stock or Indebtedness is being exchanged and (iv) by their terms or by law are subordinated to Senior Debt outstanding under the Credit Facility on the date of issuance of such Qualified Capital Stock or Indebtedness at least to the same extent as the Notes.

    "LEVERAGE RATIO" of any person on any date of determination (the "Transaction Date") means the ratio, on a PRO FORMA basis, of (a) the sum of the aggregate outstanding amount of Indebtedness and Disqualified Capital Stock of such person and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to (b) the aggregate amount of Consolidated EBITDA of such person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period; PROVIDED, that for purposes of such calculation, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Leverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of such Reference Period and (iv) the Consolidated Fixed Charges of such person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a PRO FORMA basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

    "LIEN" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

    "NET CASH PROCEEDS" means the aggregate amount of cash or Cash Equivalents received by JCC in the case of a sale of Qualified Capital Stock and by JCC and its Subsidiaries in respect of an Asset Sale or an Event of Loss plus, in the case of an issuance of Qualified Capital Stock of JCC upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of JCC that were issued for cash on or after the Issue Date, the amount of cash originally received by JCC upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable and customary), expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale, Event of Loss or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less an amount (estimated reasonably and in good faith by JCC or the amount actually incurred, if greater) of income, franchise, sales and other applicable taxes required to be paid by JCC or any of its Subsidiaries in connection with such Asset Sale.

    "OBLIGATION" means any principal, premium or interest payment, or monetary penalty, or damages, due by JCC or any Guarantor under the terms of the Notes or the Indenture.

    "PERMITTED INDEBTEDNESS" means any of the following:

    (a) JCC and its Subsidiaries may incur Indebtedness solely in respect of bankers acceptances, letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money of others), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in JCC's industry; PROVIDED, that the aggregate principal amount outstanding of such Indebtedness (including any Indebtedness issued to refinance, refund or replace such Indebtedness) shall at no time exceed $25.0 million;

    (b) JCC may incur Indebtedness to any wholly owned Subsidiary Guarantor, and any wholly owned Subsidiary Guarantor may incur Indebtedness to any other wholly owned Subsidiary Guarantor or to JCC; PROVIDED, that in the case of Indebtedness of JCC, such obligations shall be unsecured and subordinated in all respects to JCC's obligations pursuant to the Notes and the date of any event that causes such Subsidiary Guarantor to no longer be a wholly owned Subsidiary shall be an Incurrence Date;

    (c) JCC and the Guarantors may incur Indebtedness evidenced by the Notes and the Guarantees and represented by the Indenture up to the amounts specified therein as of the date thereof;

    (d) JCC and the Guarantors, as applicable, may incur Refinancing Indebtedness with respect to any Indebtedness or Disqualified Capital Stock, as applicable, which Indebtedness was incurred pursuant to the Leverage Ratio in the covenant described under "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or clause (c) of this definition;

    (e) JCC and its Subsidiaries may incur Indebtedness in an aggregate amount outstanding at any time (including any Indebtedness issued to refinance, replace, or refund such Indebtedness) of up to $10.0 million;

    (f) JCC and the Guarantors may incur Indebtedness incurred pursuant to the Credit Facility up to an aggregate principal amount outstanding (including any Indebtedness issued to refinance, refund or replace such Indebtedness in whole or in part) at any time of $1.15 billion plus accrued interest and additional expense and reimbursement obligations with respect thereto and such additional amounts as may be deemed to be outstanding in the form of Interest Swap and Hedging Obligations with lenders party to the Credit Facility, minus the amount of any such Indebtedness retired with Net Cash Proceeds from any Asset Sale;

    (g) JCC and the Subsidiary Guarantors may incur Indebtedness under Interest Swap and Hedging Obligations that do not increase the Indebtedness of the Company other than as a result of fluctuations in interest or foreign currency exchange rates provided that such Interest Swap and Hedging Obligations are incurred for the purpose of providing interest rate protection with respect to Indebtedness permitted under the Indenture or to provide currency exchange protection in connection with revenues generated in currencies other than U.S. dollars;

    (h) Subsidiaries may incur Acquired Indebtedness if JCC at the time of such incurrence could incur such Indebtedness pursuant to the Leverage Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; and

    (i) JCC and its Subsidiaries may incur Indebtedness existing on the Issue Date.

    "PERMITTED INVESTMENT" means:

    (a) Investments in any of the Notes, the 10 1/8% Notes, the 9 3/4% Notes and the 8 3/4% Notes;

    (b) Cash Equivalents;

    (c) intercompany loans to the extent permitted under clause (b) of the definition of "Permitted Indebtedness" and intercompany security agreements relating thereto;

    (d) loans, advances or investments in existence on the Issue Date;

    (e) Investments in a person substantially all of whose assets are of a type generally used in a Related Business (an "Acquired Person") if, as a result of such Investments, (i) the Acquired Person immediately thereupon is or becomes a Subsidiary of the Company, or (ii) the Acquired Person immediately thereupon either (1) is merged or consolidated with or into the Company or any of its Subsidiaries and the surviving person is the Company or a Subsidiary of the Company or (2) transfers or conveys all or substantially all of its assets, or is liquidated into, JCC or any of its Subsidiaries.

    (f) Investments in a person with whom JCC or any of its Subsidiaries have entered into, (i) local marketing agreements or time brokerage agreements pursuant to which JCC or any one of its Subsidiaries will program substantial portions of the broadcast day on such person's radio broadcast station(s) and will sell advertising time during such program segments for its own account provided, that, JCC or a Subsidiary must commence such programming and sales within 60 days of entering into such agreement or (ii) joint sales agreements pursuant to which JCC or any of its Subsidiaries will sell substantially all of the advertising time for such person's radio broadcast station(s) provided, that, JCC or a Subsidiary must commence such sales within 60 days of entering into such agreement;

    (g) Investments that are in persons which will have the purpose of furthering the operations of JCC and its Subsidiaries not to exceed $25.0 million; and

    (h) demand deposit accounts maintained in the ordinary course of business.

    "PERMITTED LIEN" means (a) Liens existing on the Issue Date; (b) Liens imposed by governmental authorities for taxes, assessments or other charges or levies not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of JCC in accordance with GAAP as of the date of determination; (c) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 60 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of JCC in accordance with GAAP as of the date of determination; (d) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and deposits made in the ordinary course of business to secure obligations of public utilities; (e) easements, rights-of-way, zoning, building restrictions, reservations, encroachments, exceptions, covenants, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by JCC or any of its Subsidiaries) or interfere with the ordinary conduct of the business of JCC or any of its Subsidiaries; (f) Liens arising by operation of law in connection with judgments, provided, that the execution or other enforcement of such Liens is effectively stayed and that the claims secured thereby are being contested in good faith by appropriate proceedings; (g) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation; (h) Liens securing Indebtedness of a person existing at the time such person becomes a Subsidiary or is merged with or into JCC or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, PROVIDED that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets; (i) leases or subleases granted to other persons in the ordinary course of business not materially interfering with the conduct of the business of JCC or any of its Subsidiaries or materially detracting from the value of the relative assets of JCC or any of its Subsidiaries; (j) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by JCC or any of its Subsidiaries in the ordinary course of business; and (k) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness provided that the Indebtedness secured is not increased and the lien is not extended to any additional assets or property, (l) Liens in favor of the Adminstrative Agent pursuant to the Credit Facility and (m) Liens on property of a Subsdiary of JCC provided that such Liens secure only obligations owing by such Subsidiary to JCC or another Subsidiary of JCC.

    "PRODUCTIVE ASSETS" means assets of a kind used or usable by JCC and its Subsidiaries in a Related Business.

    "PUBLIC OFFERING" means a firm commitment underwritten primary offering of Capital Stock of Jacor or JCC.

    "QUALIFIED CAPITAL STOCK" means any Capital Stock of JCC that is not Disqualified Capital Stock.

    "QUALIFIED EXCHANGE" means any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of JCC issued on or after the Issue Date with the Net Cash Proceeds received by JCC from the substantially concurrent sale of Qualified Capital Stock or any exchange of Qualified Capital Stock for any Capital Stock or Indebtedness issued on or after the Issue Date.

    "REFERENCE PERIOD" with regard to any person means the four full fiscal quarters (or such lesser period during which such person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

    "REFINANCING INDEBTEDNESS" means Indebtedness or Disqualified Capital Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; PROVIDED, that (A) such Refinancing Indebtedness of any Subsidiary of JCC shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced and (C) such Refinancing Indebtedness shall have no installment of principal (or redemption payment) scheduled to come due earlier than the scheduled maturity of any installment of principal of the Indebtedness or Disqualified Capital Stock to be so refinanced which was scheduled to come due prior to the Stated Maturity.

    "RELATED BUSINESS" means the business conducted (or proposed to be conducted) by JCC and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of JCC are materially related businesses.

    "RELATED PERSON" means any person who controls, is controlled by or is under common control with an Excluded Person; PROVIDED that for purposes of this definition "control" means the beneficial ownership of more than 50% of the total voting power of a person normally entitled to vote in the election of directors, managers or trustees, as applicable of a person.

    "RESTRICTED INVESTMENT" means, in one or a series of related transactions, any Investment, other than investments in Permitted Investments; PROVIDED, HOWEVER, that a merger of another person with or into JCC or a Subsidiary Guarantor shall not be deemed to be a Restricted Investment so long as the surviving entity is JCC or a direct wholly owned Subsidiary Guarantor.

    "RESTRICTED PAYMENT" means, with respect to any person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such person or any parent or Subsidiary of such person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such person or any Subsidiary or parent of such person,
(c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such person or a parent or Subsidiary of such person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and (d) any Restricted Investment by such person; PROVIDED, HOWEVER, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Capital Stock of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer; (ii) any dividend, distribution or other payment to JCC, or to any of its wholly owned Subsidiary Guarantors, by any of the Subsidiaries of JCC; or (iii) loans or advances to any Subsidiary Guarantor the proceeds of which are used by such Subsidiary Guarantor in a Related Business activity of such Subsidiary Guarantor.

    "SENIOR DEBT" of JCC or any Guarantor means Indebtedness (including any monetary obligation in respect of the Credit Facility, and interest, whether or not such interest is allowed or allowable, accruing on Indebtedness incurred pursuant to the Credit Facility at the contracted-for rate after the commencement of any proceeding under any bankruptcy, insolvency or similar law) of JCC or such Guarantor arising under the Credit Facility or that, by the terms of the instrument creating or evidencing such Indebtedness, is expressly designated Senior Debt and made senior in right of payment to the Notes or the applicable Guarantee; provided, that in no event shall Senior Debt include (a) Indebtedness to any Subsidiary of JCC or any officer, director or employee of JCC or any Subsidiary of JCC, (b) Indebtedness incurred in violation of the terms of the Indenture, (c) Indebtedness to trade creditors, (d) Disqualified Capital Stock and (e) any liability for taxes owed or owing by JCC or such Guarantor.

    "SIGNIFICANT SUBSIDIARY" shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

    "STATED MATURITY," when used with respect to any Note, means          ,
2010.

    "SUBORDINATED INDEBTEDNESS" means Indebtedness of JCC or a Guarantor that is subordinated in right of payment to the Notes or such Guarantee, as applicable, in any respect or has a stated maturity on or after the Stated Maturity.

    "SUBSIDIARY," with respect to any person, means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person, (ii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (iii) a partnership in which such person or a Subsidiary of such person is, at the time, a general partner and in which such person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

    "SUBSIDIARY GUARANTORS" means (i) the Present Subsidiary Guarantors identified in the following sentence and (ii) Future Subsidiary Guarantors that become Subsidiary Guarantors pursuant to the terms of the Indenture, but excluding any Persons whose guarantees have been released pursuant to the terms of the Indenture. The "PRESENT SUBSIDIARY GUARANTORS" means Jacor Broadcasting Corporation; Broadcast Finance, Inc.; Jacor Broadcasting of Florida, Inc.; Jacor Broadcasting of Atlanta, Inc.; Jacor Broadcasting of Colorado, Inc.; Jacor Broadcasting of Tampa Bay, Inc.; Jacor Cable, Inc.; Jacor Broadcasting of San Diego, Inc.; Jacor Broadcasting of St. Louis, Inc.; Jacor Broadcasting of Sarasota, Inc.; Noble Broadcast Group, Inc.; Jacor Broadcasting of Denver, Inc.; Noble Broadcast of San Diego, Inc.; JBSL, Inc.; Jacor Broadcasting of Toledo, Inc.; Jacor Broadcasting of Youngstown, Inc. Nova Marketing Group, Inc.; Noble Broadcast Licenses, Inc.; Noble Broadcast Holdings, Inc.; Sports Radio Broadcasting, Inc.; Nobro, S.C.; Sports Radio, Inc.; Noble Broadcast Center, Inc.; Citicasters Co.; GAAC-N26LB, Inc.; Cine Guarantors, Inc.; Great American Television Productions, Inc.; Cine Guarantors II, Inc.; Great American Merchandising Group, Inc.; Cine Films, Inc.; The Sy Fischer Company Agency, Inc.; Location Productions, Inc.; Location Productions II, Inc.; VTTV Productions; Inmobiliaria Radial, S.A. de C.V.; WHOK, Inc.; Cine Mobile Systems Int'l. N.V.; Cine Movil S.A. de C.V.; Cine Guarantors II, Ltd.; Jacor Broadcasting of Charleston, Inc.; Jacor Broadcasting of Kansas City, Inc.; Jacor Broadcasting of Las Vegas, Inc.; Jacor Broadcasting of Las Vegas II, Inc.; Jacor Broadcasting of Louisville, Inc.; Jacor Broadcasting of Louisville II, Inc.; Jacor Broadcasting of Salt Lake City, Inc.; Jacor Broadcasting of Salt Lake City II, Inc.; Jacor Licensee of Charleston, Inc.; Jacor Licensee of Kansas City, Inc.; Jacor Licensee of Las Vegas, Inc.; Jacor Licensee of Las Vegas II, Inc.; Jacor Licensee of Louisville, Inc.; Jacor Licensee of Louisville II, Inc.; Jacor Licensee of Salt Lake City, Inc.; Jacor Licensee of Salt Lake City II, Inc.; Jacor/Premier Holding, Inc; NSN Network Services, Ltd.; Premier Radio Networks, Inc.; MultiVerse Acquisition Corp. and Radio-Active Media, Inc., each a direct or indirect subsidiary of the Company or any successor entity, whether by merger, consolidation, change of name or otherwise.

    "TAX SHARING AGREEMENT" means any agreements between JCC and Jacor pursuant to which JCC may make payments to Jacor with respect to JCC's Federal, state, or local income or franchise tax liabilities where JCC is included in a consolidated, unitary or combined return filed by Jacor; PROVIDED, HOWEVER, that the payment by JCC under such agreement may not exceed the liability of Jacor for such taxes if it had filed its income tax returns as a separate company.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth below, the Notes will initially be issued in the form of one or more registered Notes in global form (the "Global Notes"). Each Global Note will be deposited on the date of the closing of the sale of the Notes (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co. (the Depositary's partnership nominee).

    The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the system of the Depositary is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the SEC.

    The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Underwriters with an interest in the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

    So long as the Depositary or its nominee is the registered owner of a Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

    To facilitate subsequent transfers, all Notes deposited by Participants with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of the Notes with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the Notes. The Depositary's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the beneficial owners of the Notes. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

    Payments with respect to the principal of, premium, if any, interest on, any Note represented by a Global Note registered in the name of the Depositary or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered Holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any or interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Note as shown on the records of the Depositary. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

    CERTIFICATED NOTES

    If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the Depositary of the Global Notes, Certificated Notes will be issued to each person that the Depositary identifies as the beneficial owner of the Notes represented by Global Notes. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

    Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any Participant or Indirect Participant in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

    The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable. The Company will have no responsibility for the performance by the Depositary or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

SAME-DAY FUNDS SETTLEMENT AND PAYMENT

    The Indenture will require that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Depositary. With respect to Notes represented by Certificated Notes, the Company will make all payments of principal, premium, if any, and interest, by mailing a check to each such Holder's registered address. The Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                          DESCRIPTION OF INDEBTEDNESS

    For a general description of the indebtedness of Jacor, see "Description of Indebtedness" in the accompanying Prospectus.

                                  UNDERWRITING

    Subject to the terms and conditions of an Underwriting Agreement, dated
       , 1997 (the "Underwriting Agreement"), the underwriters named below (the "Underwriters") have severally agreed to purchase from the Company the respective principal amount of Notes set forth opposite their names below.

                                                                                   PRINCIPAL
                                                                                   AMOUNT OF
                                  UNDERWRITERS                                       NOTES

Donaldson, Lufkin & Jenrette Securities Corporation                                          $
Chase Securities Inc.                                                                        $
                                                                                  ------------
        Total...................................................................             $
                                                                                  ------------
                                                                                  ------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the Notes offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the Notes offered hereby if any are purchased.

    The Underwriters initially propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain dealers at such price less a
concession not in excess of        % of the principal amount of the Notes. The
Underwriters may allow, and such dealers may re-allow, to certain other dealers
a concession not in excess of        % of the principal amount of the Notes.
After the initial offering of the Notes, the public offering price and other selling terms may be changed by the Underwriters at any time without notice.

    JCC and the Guarantors have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    The Notes are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Notes on any securities exchange or the Nasdaq National Market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes; however, they are not obligated to do so, and they may discontinue any such market making at any time without notice. Therefore, no assurances can be given as to the liquidity of the trading market for the Notes.

    Other than in the United States, no action has been taken by the Company or the Underwriters that would permit a public offering of the Notes in any jurisdiction where action for that purpose is required. The Notes offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus Supplement or the accompanying Prospectus or any other offering material or advertisements in connection with the offer and sale of the Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus Supplement or the accompanying Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this Prospectus Supplement and the accompanying Prospectus. The Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any of the Notes offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

    In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot the offering, creating a syndicate short position. The Underwriters may bid for and purchase Notes in the open market to cover such syndicate short position or to stabilize the price of the Notes. These activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end either of these activities at any time.

    Chase Securities Inc. is an affiliate of The Chase Manhattan Bank which is agent bank and a lender to Jacor under the Credit Facility. The Chase Manhattan Bank will receive its proportionate share of any repayment by Jacor of amounts outstanding under the Credit Facility from the proceeds of this Offering. An affiliate of Chase Securities Inc. is a limited partner of Zell/Chilmark Fund L.P. In addition, Chase Securities Inc., The Chase Manhattan Bank and their affiliates perform various investment banking and commercial banking services on a regular basis for Jacor and its affiliates.

                                    EXPERTS

    The consolidated balance sheets of Jacor Communications, Inc. and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996; the combined balance sheets of EFM Media Management, Inc., EFM Publishing, Inc. and PAM Media, Inc. (the "Combined EFM Companies") as of December 31, 1995 and 1996 and related combined statements of operations, changes in retained earnings and cash flows for the years ended December 31, 1994, 1995 and 1996; the balance sheets of Archon Communications, Inc. as of December 31, 1996 and March 31, 1997 and related statements of income, changes in stockholders' equity and cash flows for the period July 6, 1995 (Date of Inception) to December 31, 1995, the year ended December 31, 1996 and the three months ended March 31, 1997; and the combined balance sheets of Synergy Broadcast Investment Enterprises, L.L.C., Worldstar, Inc. and MultiVerse Networks L.L.C. as of September 28, 1997 and the combined balance sheets of Shanahan Broadcasting, Inc., Worldstar, Inc. and MultiVerse Networks, L.L.C. as of December 29, 1996 and December 31, 1995, and the related combined statements of income, shareholders' equity and cash flows for the nine month period ended September 28, 1997, the year ended December 29, 1996 and the ten months ended December 31, 1995 each incorporated by reference in the Prospectus, have been incorporated herein by reference in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of Premiere Radio Networks, Inc. at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in Jacor Communications, Inc.'s Current Report on Form 8-K(A) dated April 7, 1997 have been audited by Ernst & Young, LLP, independent auditors as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of Nationwide Communications as of September 30, 1997 and December 31, 1996, and for the nine month period ended September 30, 1997 and each of the years in the two year period ended December 31, 1996, appearing in Jacor Communications, Inc.'s Current Report on Form 8-K dated January 5, 1998, as amended, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

    The balance sheets of Jacor Broadcasting of Youngstown, Inc. (formerly WN Broadcasting Corp.) as of December 31, 1996, 1995 and 1994 and the related statements of operations, retained earnings and cash flows for each of the three years in the period ended December 31, 1996, appearing in Jacor Communications, Inc.'s Current Report on Form 8-K dated November 21, 1997, have been audited by William T. Ogden, Inc., independent certified public accountants as set forth in their report thereon included therein and incorporated herein by reference. Such report and financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The authorization and issuance of the Notes offered hereby will be passed upon for Jacor by Graydon, Head & Ritchey, Cincinnati, Ohio. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

PROSPECTUS
JANUARY 21, 1998
                                  $500,000,000

                                     [LOGO]
                                PREFERRED STOCK
                          CONVERTIBLE PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                          CONVERTIBLE DEBT SECURITIES
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                          JACOR COMMUNICATIONS COMPANY
                         AND THE SUBSIDIARY GUARANTORS

                          JACOR COMMUNICATIONS COMPANY
                                DEBT SECURITIES
                          CONVERTIBLE DEBT SECURITIES
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                           JACOR COMMUNICATIONS, INC.
                         AND THE SUBSIDIARY GUARANTORS

    Jacor Communications, Inc. ("Jacor") may from time to time offer (i) convertible debt securities consisting of debentures, notes or other evidences of indebtedness representing unsecured obligations of Jacor, which may be either subordinated or senior if Jacor's then-existing loan agreements and indentures permit the issuance of Senior Debt (as defined herein), and which are convertible or exchangeable into Jacor Common Stock (as defined below), Jacor Preferred Stock (as defined below) or other debt securities issued hereunder (the "Jacor Convertible Debt Securities"), (ii) shares of Jacor Preferred Stock, par value $.01 per share (the "Jacor Preferred Stock"), which may be issued in the form of depositary shares evidenced by depositary receipts (the "Jacor Depositary Shares"); (iii) shares of Jacor Preferred Stock convertible or exchangeable into Common Stock, par value $.01 per share (the "Jacor Common Stock"), another series of Jacor Preferred Stock or other debt securities issued hereunder (the "Jacor Convertible Preferred Stock"); and (iv) shares of Jacor Common Stock, in each case, in amounts, at prices and on terms to be determined at the time of the offering.

    Jacor Communications Company, a wholly-owned subsidiary of Jacor ("JCC"), may also from time to time offer (i) debt securities consisting of debentures, notes or other evidences of indebtedness representing unsecured obligations of JCC, which may be either subordinated or senior if JCC's then-existing loan agreements and indentures permit the issuance of Senior Debt (the "JCC Debt Securities"); and (ii) convertible debt securities consisting of JCC Debt Securities which are convertible or exchangeable into Jacor Common Stock or Jacor Preferred Stock or other debt securities issued hereunder (the "JCC Convertible Debt Securities"), in each case, in amounts, at prices and on terms to be determined at the time of the offering. In connection therewith, Jacor and the Subsidiary Guarantors (as defined herein) may, on a joint and several basis, offer full and unconditional guarantees ("Guarantees") with respect to the JCC Debt Securities and JCC Convertible Debt Securities, as described herein under "Description of Convertible Debt Securities and JCC Debt Securities." All subsidiaries of JCC will become Subsidiary Guarantors if required by the indenture governing the Convertible Debt Securities and/or the JCC Debt Securities. The Jacor Convertible Debt Securities and the JCC Convertible Debt Securities are sometimes collectively referred to as the "Convertible Debt Securities." The Jacor Convertible Debt Securities, the Jacor Preferred Stock, the Jacor Convertible Preferred Stock, the Jacor Common Stock, the Jacor Depositary Shares, the JCC Debt Securities, the JCC Convertible Debt Securities, and the Guarantees are collectively called the "Securities." See "Description of Convertible Debt Securities and JCC Debt Securities -- Certain Covenants -- Subsidiary Guarantees" and "Description of Indebtedness -- Credit Facility," "-- 10 1/8% Notes," "-- Liquid Yield Option-TM- Notes," "-- 9 3/4% Notes due 2011," and "-- 8 3/4% Notes."

    For each offering of Securities for which this Prospectus is being delivered, there will be an accompanying Prospectus Supplement (the "Prospectus Supplement"), which sets forth, where applicable, (i) in the case of Convertible Debt Securities and JCC Debt Securities, the specific designation, aggregate principal amount, the denomination, maturity, priority, premium, if any, the rate (which may be fixed or variable), time and method of calculating payment of interest, if any, on such Convertible Debt Securities or JCC Debt Securities, any terms of redemption at the option of Jacor, JCC, or the holder, terms for sinking fund payments, and with respect to Convertible Debt Securities, terms for conversion or exchange into Jacor Common Stock, Jacor Preferred Stock or other debt securities issued hereunder; (ii) in the case of Jacor Preferred Stock or Jacor Convertible Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, voting and other rights, and any other special terms, including the terms for converting or exchanging Jacor Convertible Preferred Stock into other Securities, and whether the Jacor Preferred Stock or Jacor Convertible Preferred Stock will be offered in the form of Jacor Depositary Shares and the terms thereof; and (iii) in the case of Jacor Common Stock, the number of shares of Jacor Common Stock and the terms of offering thereof. The Prospectus Supplement will also contain information, as applicable, about certain United States Federal income tax considerations relating to the particular Securities offered thereby.

    The aggregate initial offering price of the Securities offered by Jacor and/or JCC hereby will not exceed $500,000,000.00.

    Jacor and/or JCC may sell the Securities to or through underwriters, through dealers or agents or directly to purchasers. See "Plan of Distribution." The accompanying Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the amounts proposed to be purchased by them, any applicable fee, commission or discount arrangements with them, the initial public offering price and the net proceeds to Jacor and/or JCC. Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in the accompanying Prospectus Supplement.

    The Jacor Common Stock is traded on the Nasdaq National Market under the symbol "JCOR." Any Jacor Common Stock sold pursuant to a Prospectus Supplement will be listed on the Nasdaq National Market, subject to official notice of issuance. Warrants issued by Jacor in 1996 are listed on the Nasdaq National Market under the symbol "JCORZ." Liquid Yield Option-TM- Notes due 2011 issued by Jacor in 1996 are listed on the Nasdaq Small Cap Market under the symbol "JCORL" and Warrants issued by Jacor in 1997 are listed on the Nasdaq National Market under the symbol "JCORM." Jacor has not yet determined whether any of the JCC Debt Securities, JCC Convertible Debt Securities, Jacor Convertible Debt Securities, Jacor Preferred Stock, or Jacor Convertible Preferred Stock offered hereby will be listed on any exchange or over-the-counter market. If Jacor decides to seek listing of any such Securities, the Prospectus Supplement relating thereto will disclose such exchange or market.

    SEE "RISK FACTORS" AT PAGE 4 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    This Prospectus may not be used to consummate sales of Securities unless accompanied by the applicable Prospectus Supplement.

                             AVAILABLE INFORMATION

    Jacor is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Jacor, JCC and the Subsidiary Guarantors have filed a Registration Statement on Form S-3 together with all amendments and exhibits thereto (the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including any amendments, schedules and exhibits thereto, is available for inspection and copying as set forth above. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein include all material terms of such contracts or other documents but are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Jacor files its reports, proxy statements and other information with the Commission electronically, and the Commission maintains a Web site located at http://www.sec.gov containing such information. In addition, reports and other information concerning Jacor are available for inspection and copying at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006-1506.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by Jacor with the Commission are incorporated herein by reference and are made a part hereof:

    (a) Jacor's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended;

    (b) Jacor's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

    (c) Jacor's Current Reports on Form 8-K dated January 9, 1997, January 24, 1997, March 7, 1997 (amending Jacor's Form 8-K dated October 23, 1996), March 21, 1997, as amended, April 8, 1997, as amended, May 5, 1997, May 16, 1997, June 12, 1997, as amended, August 29, 1997, September 30, 1997, November 4, 1997, November 21, 1997 and January 5, 1998, as amended; and

    (d) Jacor's Form 8-B Registration Statement dated September 23, 1996.

    All documents filed by Jacor with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the securities made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

    This Prospectus incorporates by reference certain documents relating to Jacor which are not delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein) are available, without charge, upon oral or written request by any person to whom this Prospectus is delivered. Such requests should be directed to Jacor Communications, Inc., 50 East RiverCenter Boulevard, 12th Floor, Covington, Kentucky 41011, Attention: Corporate Communications and Investor Relations, Telephone Number (606) 655-2267, Fax Number (606) 655-9345.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

    RISKS OF ACQUISITION STRATEGY. Jacor intends to pursue growth through the opportunistic acquisition of broadcasting companies, radio station groups, individual radio stations and entities that provide programming and services to radio station groups or individual radio stations. In this regard, Jacor routinely reviews such acquisition opportunities. Jacor believes that currently there are available a number of acquisition opportunities that would be complementary to its business, although it may be more difficult to find suitable transactions on terms acceptable to Jacor given the substantial consolidation that has occurred in the radio broadcast industry since the passage of the Telecom Act (as defined herein). Jacor cannot predict whether it will be successful in pursuing such acquisition opportunities or what the consequences of any such acquisition would be.

    The receipt of certain federal and state governmental or regulatory approvals is required in order to consummate the acquisitions, including approvals or waivers from the Federal Communications Commission (the "FCC"), and, if certain criteria are met, the expiration of or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), as enforced by the Antitrust Division of the Department of Justice (the "Antitrust Division"). With regard to each proposed acquisition, Jacor will use its reasonable best efforts to obtain such approvals or waivers, but there can be no assurance that (i) the FCC will approve the transfer of the broadcast licenses in connection with each proposed transaction; (ii) the FCC or a court would affirm the FCC consent to the proposed transaction if such review is undertaken; (iii) the HSR Act waiting periods with respect to the various proposed transactions will expire without objections being raised by either the Federal Trade Commission (the "FTC") or the Antitrust Division that would not be eliminated without substantial changes to the terms of the applicable proposed transactions; or (iv) Jacor will be successful in consummating various proposed transactions in a timely manner or on the terms originally agreed upon by the parties to the transactions.

    Jacor's acquisition strategy involves numerous risks, including difficulties in the integration of operations and systems, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired businesses. There can be no assurance that Jacor's management will be able to manage effectively the resulting business or that such acquisitions will benefit Jacor.

    In addition to the expenditure of capital relating to the Pending Transactions, future acquisitions also may involve the expenditure of significant funds, including the issuance of additional debt or equity. Depending upon the nature, size and timing of future acquisitions, Jacor may be required to raise additional financing. There is no assurance that such additional financing will be available to Jacor on acceptable terms at the time desired.

    NEED TO DEVELOP "STICK" PROPERTIES. Jacor's business strategy relies, in part, on improving the broadcast cash flow and ratings of its "stick" properties (i.e. properties with insignificant broadcast cash flow and/or insignificant ratings). In evaluating acquisition opportunities, Jacor seeks out "stick" properties because Jacor believes that such radio stations provide the potential for the greatest improvement in broadcast cash flow. Typically, Jacor will make a substantial investment in a "stick" property to improve its programming operations and/or signal. The Company currently has 99 "stick" properties, which constitute more than half of the Company's portfolio of radio stations. There can be no assurances that Jacor will be successful in improving the performance of its "stick" properties, notwithstanding that substantial costs may be incurred by Jacor in implementing this aspect of its business strategy.

    INCREASED ANTITRUST SCRUTINY. Subsequent to the passage of the Telecommunications Act of 1996 (the "Telecom Act") on February 8, 1996, the radio broadcast industry has been subject to an increased amount of scrutiny by the Antitrust Division. Such scrutiny caused Jacor to experience delays and increased costs in closing several transactions and also compelled changes in the proposed terms of several acquisitions. Jacor could experience similar delays, increased costs, and compelled changes in connection with future transactions.

    Although Jacor does not believe that antitrust considerations will adversely affect Jacor's ability to successfully implement its business strategy, the effects of the Antitrust Division's heightened level of scrutiny on the radio broadcast industry and on Jacor are uncertain. There can be no assurance that these concerns will not negatively impact Jacor.

    FCC REGULATION OF BROADCASTING INDUSTRY. The broadcasting industry is subject to extensive regulation by the FCC which, among other things, requires approval for the issuance, renewal, transfer and assignment of broadcasting station operating licenses, limits the number of broadcasting properties Jacor may acquire and regulates the operations of broadcasting stations. Additionally, in certain circumstances, the Communications Act of 1934, as amended (the "Communications Act"), and FCC rules will operate to impose limitations on alien ownership and voting of the capital stock of Jacor. Jacor's Certificate of Incorporation permits the redemption of Common Stock from stockholders where necessary to protect Jacor's regulatory licenses. See "Description of Capital Stock." The FCC is considering changes to its rules in response to the Telecom Act and other industry developments. There can be no assurance that any such rule changes will not negatively impact Jacor's operations in the future.

    Jacor's business will be dependent upon maintaining its broadcasting licenses issued by the FCC, which are issued currently for a maximum term of eight years. Although it is rare for the FCC to deny a renewal application, there can be no assurance that the pending or future renewal applications will be approved, or that such renewals will not include conditions or qualifications that could adversely affect Jacor's operations. Moreover, governmental regulations and policies may change over time and there can be no assurance that such changes would not have a material adverse impact upon Jacor's business, financial condition and results of operations.

    COMPETITION; BUSINESS RISKS. Broadcasting is a highly competitive business. Jacor's radio and television stations and syndicated radio programming compete for audiences and advertising revenues directly with other radio and television stations and other syndicated programs, as well as with other media, such as newspapers, magazines, cable television, outdoor advertising, and direct mail, within their respective geographic areas. Audience ratings and revenue shares are subject to change and any adverse change in a particular geographic area could have a material and adverse effect on the revenue of stations located in that geographic area. Future operations are further subject to many variables which could have an adverse effect upon Jacor's financial performance. These variables include economic conditions, both generally and relative to the broadcasting industry; shifts in population and other demographics; the level of competition for advertising dollars with other radio stations, television stations, and other entertainment and communications media; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; and changes in governmental regulations and policies and actions of federal regulatory bodies. Although Jacor believes that each of its stations is able to compete effectively in its respective broadcast area and that its syndicated radio programs will continue to attract listeners and advertisers, there can be no assurance that any such stations or syndicated programs will be able to maintain or increase its current audience ratings and advertising revenues.

    JACOR STRUCTURE. A significant percentage of the assets and revenues of Jacor are held by or derived from the operations of Jacor's subsidiaries. As a result, trade creditors and other creditors of these subsidiaries may have a claim that is structurally superior to that of the holders of indebtedness at Jacor whose recourse to the assets and revenues of these subsidiaries derives almost entirely from the equity interest therein of Jacor.

    The ability of Jacor and its subsidiaries to incur certain obligations is limited by certain of the restrictive covenants contained in the Credit Facility. Additionally, borrowings under the Credit Facility are secured by a first priority lien on the capital stock of Jacor's subsidiaries, all intercompany indebtedness owed to Jacor and have priority as to such collateral.

    In addition, Jacor's ability to make required principal and interest payments with respect to Jacor's indebtedness depends on the earnings of its subsidiaries. Since indebtedness of Jacor is an obligation of Jacor only (unless otherwise guaranteed or agreed), Jacor's subsidiaries are not obligated or required to pay any amounts due pursuant thereto or to make funds available therefor in the form of dividends or advances to Jacor. In addition, the payment of dividends and the making of loans, advances and other payments to Jacor by its subsidiaries may be subject to statutory restrictions, are subject to contractual restrictions in the Credit Facility and JCC's senior subordinated indebtdness, are contingent upon the earnings of those subsidiaries and are subject to various business and other considerations.

    SUBSTANTIAL LEVERAGE AND LIMITED FINANCIAL FLEXIBILITY. Jacor's outstanding indebtedness and its offering of any debt securities hereunder may have the following important consequences: (i) significant interest expense and principal repayment obligations resulting in substantial annual fixed charges; (ii) significant limitations on Jacor's ability to obtain additional debt financing; and (iii) increased vulnerability to adverse general economic and industry conditions. In addition, Jacor's existing and anticipated credit facilities have or will have a number of financial covenants, including interest coverage, debt service coverage and a maximum ratio of debt to earnings before other expenses (income), interest expenses, taxes, depreciation and amortization.

    SHARE OWNERSHIP BY ZELL/CHILMARK. Zell/Chilmark Fund L.P. ("Zell/Chilmark") holds approximately 13,349,720 (currently 29.3%) of the outstanding shares of Jacor Common Stock and is Jacor's largest stockholder as of the date hereof. The large share ownership of Zell/Chilmark may have the effect of discouraging certain types of transactions involving an actual or potential change of control of Jacor, including transactions in which the holders of Jacor Common Stock might otherwise receive a premium for their shares over then-current market prices.

    By the terms of its partnership agreement, Zell/Chilmark is to terminate on or before July 1, 2000, subject to two one-year extensions in certain circumstances. Accordingly, Zell/Chilmark will be required to sell its shares of Jacor Common Stock or to distribute its shares of Jacor Common Stock to its partners prior to or upon the termination of Zell/Chilmark. Subject to certain restrictions under the Securities Act, Zell/ Chilmark is free to sell or distribute shares of Jacor Common Stock from time to time for any reason. By virtue of its current control of Jacor, Zell/Chilmark could sell large amounts of Jacor Common Stock by causing Jacor to file a registration statement with respect to such stock. In addition, Zell/Chilmark could sell its shares of Jacor Common Stock without registration pursuant to Rule 144 under the Securities Act.

    Jacor can make no prediction as to the effect, if any, that such sales or distributions of shares of Jacor Common Stock would have on the prevailing market price. Sales or distributions of substantial amounts of Jacor Common Stock, or the availability of such shares for sale or distribution, could adversely affect prevailing market prices. Sales or distributions of Jacor Common Stock by Zell/Chilmark could result in another person or entity becoming a controlling stockholder of Jacor.

    LACK OF DIVIDENDS; RESTRICTIONS ON PAYMENTS OF DIVIDENDS. Jacor has not paid any dividends to its stockholders. Jacor intends to retain all available earnings, if any, generated by its operations for the development and growth of its business and does not anticipate paying any dividends on Jacor Common Stock in the foreseeable future. In addition, the payment of dividends on the Jacor Common Stock is restricted under Jacor's credit facilities.

    KEY PERSONNEL. Jacor's business is dependent upon the performance of certain key employees, including its Chief Executive Officer and its President. Jacor also employs or independently contracts with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective broadcast areas. Jacor generally enters into long-term agreements with its key on-air talent and program hosts to protect its interests in those relationships, but there can be no assurance that all such individuals will remain with Jacor or will retain their audiences.

    POTENTIAL NEGATIVE IMPACT OF OTHER SECURITIES ISSUANCES. Jacor has authorized for issuance up to 4,000,000 shares of undesignated preferred stock. The Jacor Board of Directors has the authority, without further vote or action by Jacor stockholders, to issue the undesignated shares of Jacor Preferred Stock in one or more series and to fix all rights, qualifications, preferences, privileges, limitations and restrictions of each such series, including dividend rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. Although it currently has no plans to do so, the Jacor Board of Directors, without stockholder approval, can issue Jacor Preferred Stock with voting and conversion rights which would adversely affect the voting power of the holders of Jacor Common Stock. In addition, the issuance of Jacor Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Jacor and could therefore have a negative impact on the trading price of the Jacor Common Stock. Jacor may also issue other types of securities in the future that may have the same or similar negative effects as the undesignated preferred stock. See "Description of Capital Stock."

    FORWARD-LOOKING STATEMENTS. This Prospectus and the accompanying Prospectus Supplement set forth or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act. Discussions containing such forward-looking statements may be found in the material set forth under "Business" in the accompanying Prospectus Supplement, as well as within this Prospectus and the accompanying Prospectus Supplement generally. In addition, when used in this Prospectus and the accompanying Prospectus Supplement, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result of the risk factors set forth above and the matters set forth or incorporated by reference in this Prospectus and the accompanying Prospectus Supplement generally. Jacor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. Jacor cautions the reader, however, that this list of risk factors may not be exhaustive.

                                    BUSINESS

    Jacor and JCC, a direct wholly-owned subsidiary of Jacor, are holding companies engaged primarily in the radio broadcasting business. Through their subsidiaries, Jacor and JCC also distribute nationally syndicated talk programming for radio broadcasting, provide support services to other broadcasting companies and own and operate one television station in Cincinnati, Ohio.

    Additional information concerning Jacor and JCC is incorporated by reference in this Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

                                USE OF PROCEEDS

    Unless otherwise described in an applicable Prospectus Supplement, the proceeds from the sale of Securities offered hereby will be used for general corporate purposes, including acquisitions.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

    The following table sets forth the unaudited consolidated ratio of earnings to fixed charges and the unaudited consolidated ratio of earnings to combined fixed charges and preferred stock dividends for Jacor for the periods shown (dollars in thousands):

                                                                       YEAR ENDED DECEMBER 31,                   NINE MONTHS
                                                        -----------------------------------------------------  ENDED SEPTEMBER
                                                          1992       1993       1994       1995       1996        30, 1997
                                                        ---------  ---------  ---------  ---------  ---------  ---------------
Ratio of earnings to fixed charges (1)................     N/A           1.9        6.0        5.7        1.4           1.1
                                                        ---------  ---------        ---        ---        ---           ---
                                                        ---------  ---------        ---        ---        ---           ---
Ratio of earnings to combined fixed charges and
 preferred stock dividends (1)(2).....................     N/A           1.9        6.0        5.7        1.4           1.1
                                                        ---------  ---------        ---        ---        ---           ---
                                                        ---------  ---------        ---        ---        ---           ---
Coverage deficiency...................................  $  23,701        N/A        N/A        N/A        N/A           N/A
                                                        ---------  ---------        ---        ---        ---           ---
                                                        ---------  ---------        ---        ---        ---           ---

------------------------
(1) For the purpose of computing the ratio of earnings to fixed charges as prescribed by the rules and regulations of the Commission, earnings represent pretax income from continuing operations plus fixed charges, less interest capitalized. Fixed charges represent interest (including amounts capitalized), the portion of rent expenses deemed to be interest and amortization of deferred financing costs.

(2) Jacor had no shares of Jacor Preferred Stock outstanding and no dividends were declared or paid on Jacor Preferred Stock during any of the periods indicated.

       DESCRIPTION OF CONVERTIBLE DEBT SECURITIES AND JCC DEBT SECURITIES

    The Jacor Convertible Debt Securities are to be issued under an Indenture (the "Jacor Indenture") between Jacor and a trustee to be identified in the applicable Prospectus Supplement (the "Jacor Trustee"). The JCC Debt Securities and the JCC Convertible Debt Securities are to be issued under an Indenture (the "JCC Indenture") between JCC and a trustee to be identified in the applicable Prospectus Supplement (the "JCC Trustee"). The Jacor Trustee and the JCC Trustee may be the same trustee. The Jacor Indenture and the JCC Indenture are sometimes collectively called the "Indentures." The terms of the Indentures will also be governed by certain provisions of the Trust Indenture Act of 1939, as amended. The following summary statements with respect to the JCC Debt Securities and the Convertible Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Indentures. Although some of the following summary statements collectively refer to Jacor, JCC, the Subsidiary Guarantors and other parties, such statements concerning each party shall apply to each such party respectively and the applicable Indentures, unless otherwise noted. Capitalized terms are defined in the Indentures unless otherwise defined herein. Whenever any particular section of the Indentures or any term defined therein is referred to, such section or definition is incorporated herein by reference. A copy of the form of Indentures is available upon request.

GENERAL

    The JCC Debt Securities and the Convertible Debt Securities offered hereby will be limited to an aggregate initial offering price not to exceed $500,000,000. The Jacor Indenture will not limit the amount of Jacor Convertible Debt Securities which can be issued thereunder and will provide that additional Jacor Convertible Debt Securities may be issued in one or more series thereunder up to the aggregate principal amount which may be authorized from time to time by Jacor's Board of Directors. The JCC Indenture will not limit the amount of JCC Debt Securities or JCC Convertible Debt Securities which can be issued thereunder and will provide that additional JCC Debt Securities or JCC Convertible Debt Securities may be issued in one or more series thereunder up to the aggregate principal amount which may be authorized from time to time by JCC's Board of Directors. The Jacor Convertible Debt Securities, the JCC Convertible Debt Securities and the JCC Debt Securities will be unsecured obligations of Jacor or JCC, respectively, and to the extent as may be permitted under Jacor's and JCC's then-existing loan agreements and indentures, will rank either senior to or equally and ratably with all other unsecured indebtedness of JCC. The Jacor Convertible Debt Securities, the JCC Convertible Debt Securities and the JCC Debt Securities also may be subordinate, and junior in right of payment to all Senior Debt, to the extent and in the manner set forth in the respective Indenture. See "Subordination."

    The Jacor Convertible Debt Securities may be fully and unconditionally guaranteed by JCC and may be further guaranteed fully and unconditionally, jointly and severally with JCC by certain subsidiaries of JCC (the "Subsidiary Guarantors"). The JCC Debt Securities and JCC Convertible Debt Securities may be fully and unconditionally guaranteed on a senior subordinated basis by Jacor and may be further guaranteed fully and unconditionally, jointly and severally with Jacor by the Subsidiary Guarantors (collectively with JCC and Jacor, the "Guarantors"). The obligations of each Guarantor under its guarantee, however, will be limited in a manner intended to avoid such guarantee being deemed a fraudulent conveyance under applicable law. See "Fraudulent Transfer Considerations" below.

    Reference is made to the Prospectus Supplement relating to the particular Convertible Debt Securities or JCC Debt Securities offered thereby for the following terms, where applicable, of the Convertible Debt Securities or JCC Debt Securities: (i) the specific designation of the Convertible Debt Securities or JCC Debt Securities; (ii) the denominations in which such Convertible Debt Securities or JCC Debt Securities are authorized to be issued; (iii) the aggregate principal amount of such Convertible Debt Securities or JCC Debt Securities; (iv) the date or dates on which the principal of such Convertible Debt Securities or JCC Debt Securities will mature or the method of determining such date or dates; (v) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Convertible Debt Securities or JCC Debt Securities will be issued; (vi) the rate or rates (which may be fixed or variable) at which such Convertible Debt Securities or JCC Debt Securities will bear interest, if any, or the method of calculating such rate or rates; (vii) the times and places where principal of, premium, if any, and interest, if any, on such Convertible Debt Securities or JCC Debt Securities will be payable; (viii) the date, if any, after which such Convertible Debt Securities or JCC Debt Securities may be redeemed and the redemption prices; (ix) the date or dates on which interest, if any, will be payable and the record date or dates therefor or the method by which such date or dates will be determined; (x) the period or periods within which, the price or prices at which, the currency or currencies (including currency units) in which, and the terms and conditions upon which, such Convertible Debt Securities or JCC Debt Securities may be redeemed, in whole or in part, at the option of Jacor or JCC, as applicable; (xi) the obligation, if any, of Jacor or JCC to redeem or purchase such Convertible Debt Securities or JCC Debt Securities pursuant to any sinking fund or analogous provisions, upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which, such Convertible Debt Securities or JCC Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligations; (xii) the terms and conditions upon which conversion or exchange of such Convertible Debt Securities will be effected, including the exchange terms, the conversion price, the conversion period and other conversion or exchange provisions in addition to or in lieu of those described below; (xiii) if other than the principal amount thereof, the portion of the principal amount of such Convertible Debt Securities or JCC Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (xiv) the person to whom any interest on any such Debt Security or Convertible Debt Security shall be payable if other than the person in whose name such Debt Security or Convertible Debt Security is registered on the applicable record date; (xv) any addition to, or modification or deletion of, any Event of Default or any covenant of Jacor or JCC specified in the Indenture with respect to such Convertible Debt Securities or JCC Debt Securities; (xvi) the application, if any, of such means of defeasance or covenant defeasance as may be specified for such Convertible Debt Securities or JCC Debt Securities;
(xvii) whether such Convertible Debt Securities or JCC Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities; (xviii) whether such Convertible Debt Securities or JCC Debt Securities shall be subordinated and subject to the right to prior payment in full of all Senior Debt, including the then-existing credit facilities; and
(xix) any other special terms pertaining to such Convertible Debt Securities or JCC Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Convertible Debt Securities or JCC Debt Securities will not be listed on any securities exchange. Unless otherwise provided in the applicable Prospectus Supplement, principal and premium, if any, or interest, if any, will be payable and the Convertible Debt Securities or JCC Debt Securities may be surrendered for payment or transferred at the offices of the applicable Trustee as paying and authenticating agent, provided that payment of interest on Registered Securities may be made at the option of Jacor or JCC, as applicable, by check mailed to the address of the person entitled thereto as it appears in the Security Register. Payment of Convertible Debt Securities or JCC Debt Securities in bearer form will be made at such paying agencies outside of the United States as Jacor or JCC, as applicable, may appoint.

    Unless otherwise specified in the applicable Prospectus Supplement, the Convertible Debt Securities and JCC Debt Securities will be issued in fully registered form without coupons in denominations set forth in the Prospectus Supplement. No service charge will be made for any transfer or exchange of such Convertible Debt Securities or JCC Debt Securities, but Jacor or JCC, as applicable, may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Where Convertible Debt Securities and JCC Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special Federal income tax considerations, applicable to any such Convertible Debt Securities or JCC Debt Securities and to payment on and transfer and exchange of such Convertible Debt Securities or JCC Debt Securities will be described in the Prospectus Supplement. Bearer Convertible Debt Securities and JCC Debt Securities will be transferrable by delivery.

    Some of the Convertible Debt Securities and JCC Debt Securities may be issued at a discount (bearing no interest or interest at below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Convertible Debt Securities and JCC Debt Securities will be described in the applicable Prospectus Supplement.

    The Prospectus Supplement for a particular series may indicate terms for redemption at the option of a Holder. Unless otherwise indicated in the applicable Prospectus Supplement, the covenants contained in the Indentures and the Convertible Debt Securities or JCC Debt Securities (as the case may be) would not provide for redemption at the option of a Holder nor necessarily afford Holders thereof protection in the event of a highly leveraged or other transaction that may adversely affect such Holders.

CONVERSION OF CONVERTIBLE DEBT SECURITIES

    The following provisions will further apply to Convertible Debt Securities, unless otherwise provided in the applicable Prospectus Supplement for such Convertible Debt Securities. The holder of any Convertible Debt Securities will have the right exercisable at any time prior to maturity, or prior to such other date as may be specified in the applicable Prospectus Supplement, unless previously redeemed by Jacor or JCC, as applicable, to convert such Convertible Debt Securities into shares of Jacor Common Stock or Jacor Preferred Stock at the conversion price set forth in the applicable Prospectus Supplement, subject to adjustment. In the case of Convertible Debt Securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption unless Jacor or JCC, as applicable, shall default in payment of the redemption price, except that in the case of redemption at the option of the Holder thereof, if applicable, the conversion right will terminate upon receipt of written notice of the exercise of such option. In certain events, the conversion price will be subject to adjustment as set forth in the applicable Prospectus Supplement. Fractional shares of Jacor Common Stock or Jacor Preferred Stock will not be issued upon conversion, but, in lieu thereof, Jacor or JCC, as applicable, will pay a cash adjustment based on the then current market price for the Jacor Common Stock or Jacor Preferred Stock.

EXCHANGEABILITY

    The Holders of Convertible Debt Securities of any series may be obligated at any time or at maturity to exchange them for Jacor Common Stock, Jacor Preferred Stock or other debt securities of Jacor issued hereunder. The terms of any such exchange will be described in the Prospectus Supplement relating to such series of Convertible Debt Securities.

SUBORDINATION

    The Convertible Debt Securities and JCC Debt Securities may be subordinated and junior in right of payment, to the extent set forth in the applicable Prospectus Supplement, to all "Senior Debt" of Jacor, JCC or the Guarantors, as applicable, including the then-existing credit facilities, as set forth in the applicable Prospectus Supplement. Unless otherwise provided in the applicable Indenture or applicable Prospectus Supplement, the subordination provisions of the Indentures will be as set forth below.

    To the extent the JCC Debt Securities and/or the Convertible Debt Securities are subordinated to Senior Debt, the Indentures will provide that no payment (including any payment which may be payable to any Holder by reason of the subordination of any other indebtedness or other obligations to, or guarantee of, the Convertible Debt Securities and JCC Debt Securities) or distribution (by set-off or otherwise) may be made by or on behalf of Jacor, JCC or a Guarantor, as applicable, on account of the principal of, premium, if any, or interest on the Convertible Debt Securities and JCC Debt Securities (including any repurchases of Convertible Debt Securities and JCC Debt Securities) or any other amounts with respect thereto, or on account of the redemption provisions of the Convertible Debt Securities and JCC Debt Securities, for cash or property (other than Junior Securities), (i) upon the maturity of any Senior Debt of Jacor, JCC or such Guarantor by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and the interest on, and all other amounts with respect to, such Senior Debt are first paid in full in cash or otherwise to the extent each of the holders of Senior Debt accept satisfaction of amounts due to such holder by settlement in other than cash, or
(ii) in the event of default in the payment of any principal of, premium, if any, or interest on, or any other amounts with respect to, Senior Debt of Jacor, JCC or such

Guarantor when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (each of the foregoing, a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

    Upon (i) the happening of a default (other than a Payment Default) that permits the holders of Senior Debt (or a percentage thereof) to declare such Senior Debt to be due and payable and (ii) written notice of such default given to Jacor, JCC or such Guarantor, as applicable, and the Trustee by Representative under the then-existing credit facilities or the holders of an aggregate of at least $25.0 million principal amount outstanding of any other Senior Debt or their representative at such holders' direction (a "Payment Notice"), then, unless and until such default has been cured or waived or otherwise has ceased to exist, no payment (including any payment which may be payable to any Holder by reason of the subordination of any other indebtedness or other obligations to, or guarantee of, the Convertible Debt Securities and JCC Debt Securities) or distribution (by set-off or otherwise) may be made by or on behalf of Jacor, JCC or any Guarantor which is an obligor under such Senior Debt on account of the principal of, premium, if any, or interest on the Convertible Debt Securities and JCC Debt Securities (including any repurchases of any of the Convertible Debt Securities and JCC Debt Securities), or any other amount with respect thereto, or on account of the redemption provisions of the Convertible Debt Securities and JCC Debt Securities, in any such case, other than payments made with Junior Securities. Notwithstanding the foregoing, unless the Senior Debt in respect of which such default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period") (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period (and assuming that no Payment Default exists), Jacor, JCC and the Guarantors, as applicable, shall not be prohibited by the subordination provisions from paying all sums then due and not paid to the Holders of the Convertible Debt Securities and JCC Debt Securities during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Convertible Debt Securities and JCC Debt Securities. Any number of Payment Notices may be given; PROVIDED, HOWEVER, that (i) not more than one Payment Notice shall be given within a period of any 360 consecutive days, and
(ii) no default that existed upon the date of delivery of such Payment Notice (whether or not such default is on the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period.

    Upon any distribution of assets of Jacor, JCC or any Guarantor upon any dissolution, winding up, total or partial liquidation or reorganization of Jacor, JCC or a Guarantor, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities, (i) the holders of all Senior Debt of Jacor, JCC or such Guarantor, as applicable, will first be entitled to receive payment in full of all amounts of Senior Debt in cash or otherwise to the extent each of such holders accepts satisfaction of amounts due by settlement in other than cash before the Holders are entitled to receive any payment (including any payment which may be payable to any Holder by reason of the subordination of any other indebtedness or other obligations to, or guarantee of, the Convertible Debt Securities and JCC Debt Securities) or distribution on account of principal of, premium, if any, and interest on, or any other amounts with respect to, the Convertible Debt Securities and JCC Debt Securities (other than Junior Securities) and (ii) any payment or distribution of assets of Jacor, JCC or such Guarantor of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by set-off or otherwise) except for the subordination provisions contained in the Indentures, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full on all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

    In the event that, notwithstanding the foregoing, any payment or distribution of assets of Jacor, JCC or any Guarantor (other than Junior Securities) shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of such Senior Debt remaining unpaid or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full in cash or otherwise to the extent each of the holders of such Senior Debt accept satisfaction of amounts due by settlement in other than cash after giving effect to any concurrent payment or distribution to the holders of such Senior Debt. The Indentures will contain other customary subordination provisions, including rights of subrogation and rights to file claims in bankruptcy.

    As among Jacor, JCC, the Guarantors and the Holders, no provision contained in the Indentures or the Convertible Debt Securities and JCC Debt Securities will affect the obligations of Jacor, JCC and the Guarantors, which are absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the Convertible Debt Securities and JCC Debt Securities. The subordination provisions of the Indentures and the Convertible Debt Securities and JCC Debt Securities will not prevent the occurrence of any Default or Event of Default under the Indentures or limit the rights of the Trustee or any Holder to pursue any other rights or remedies with respect to the Convertible Debt Securities and JCC Debt Securities.

    As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of Jacor, JCC or any of the Guarantors or a marshaling of assets or liabilities of Jacor, JCC or any of the Guarantors, holders of the Convertible Debt Securities and JCC Debt Securities may receive ratably less than other creditors.

    Jacor and JCC conduct operations through their subsidiaries. Accordingly, Jacor's and JCC's ability to meet their cash obligations will be dependent upon the ability of their subsidiaries to make cash distributions to Jacor and JCC, respectively. Furthermore, any right of Jacor or JCC to receive the assets of any such subsidiary upon such subsidiary's liquidation or reorganization effectively will be subordinated by operation of law to the claims of such subsidiary's creditors (including trade creditors) and holders of such subsidiary's preferred stock, except to the extent that Jacor or JCC, as applicable, is itself recognized as a creditor or preferred stockholder of such subsidiary, in which case the claims of Jacor or JCC, as applicable, would still be subordinate to any indebtedness or preferred stock of such subsidiary senior in right of payment to that held by Jacor or JCC, as applicable.

FRAUDULENT TRANSFER CONSIDERATIONS

    Generally, under various state and federal fraudulent transfer or fraudulent conveyance laws (collectively, "the Fraudulent Transfer Laws"), a Guarantor's obligations under the Guarantee of the JCC Debt Securities and/or the Convertible Debt Securities could be avoided if a court in a lawsuit by an unpaid creditor of a Guarantor or a representative of such creditors (such as a trustee in bankruptcy or JCC as debtor-in-possession) were to find that (i) the Guarantor did not receive reasonably equivalent value or fair consideration in exchange for the obligation created by the applicable Convertible Debt Securities or JCC Debt Securities and (ii) at the time of the issuance of such Convertible Debt Securities or JCC Debt Securities, the Guarantor (A) was insolvent or became insolvent as a result of the incurrence of the obligations represented by such Convertible Debt Securities or JCC Debt Securities, (B) was engaged, or was about to be engaged, in a business or transaction for which the property remaining with it was an unreasonably small capital or for which its unencumbered assets constituted unreasonably small capital, or (C) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured.

    A court could conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that such Guarantor's liability on its guarantee exceeds the economic benefits that it receives in the offering of such Convertible Debt Securities or JCC Debt Securities. Were a court to so find, the court could avoid the Guarantor's obligation under its guarantee and direct the return of amounts paid thereunder if one or more of the conditions set forth in subparagraphs (ii)(A), (B), or (C) above were also met as to such Guarantor. Management believes, however, that the Guarantees will be structured so as to minimize the likelihood that a court would find that the Guarantor did not receive reasonably equivalent value or fair consideration for its Guarantee (the "Savings Clause"). No assurance, however, can be given that a court would uphold such a fraudulent transfer Savings Clause. Moreover, there can be no assurance that a court would not limit a Guarantee to an amount equal to the proceeds actually received by any given Guarantor from the offering of such Convertible Debt Securities or JCC Debt Securities.

    The determination of insolvency for purposes of the Fraudulent Transfer Laws may vary depending upon the law of the jurisdiction being applied. Generally, however, an entity is insolvent if (i) the sum of its debts (including unliquidated or contingent debts) is greater than all of its property, at a fair valuation or (ii) the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. Additionally, under certain state Fraudulent Transfer Laws, an entity is presumed to be insolvent if it is generally not paying its debts as they become due.

    Furthermore, a court could avoid Jacor's obligations under the Jacor Convertible Debt Securities, JCC's obligations under the JCC Debt Securities and/or JCC Convertible Debt Securities and the Guarantors' obligations under their respective Guarantees without regard to the solvency, capitalization and other conditions described in clauses (ii)(A), (B), and (C) above if it finds that the obligations created by such Convertible Debt Securities or JCC Debt Securities or the Guarantees were incurred with actual intent to hinder, delay, or defraud now existing or future creditors. If the obligations under such Convertible Debt Securities or JCC Debt Securities were to be avoided, there can be no assurance that the recoveries under the Guarantees would be sufficient to pay the outstanding amounts due and owing under such Convertible Debt Securities or JCC Debt Securities. Moreover, if the obligations of one or more Guarantors were to be avoided, there can be no assurance that the remaining Guarantees would be sufficient to ensure payment in full on such Convertible Debt Securities or JCC Debt Securities.

CERTAIN COVENANTS

    REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

    Unless otherwise provided in the applicable Indenture or applicable Prospectus Supplement, the covenants relating to repurchase upon a change of control will be as set forth below. The Indentures will provide that in the event that a Change of Control has occurred, each Holder of Convertible Debt Securities or JCC Debt Securities will have the right, at such Holder's option, pursuant to an irrevocable and unconditional offer by Jacor or JCC , as applicable, (the "Change of Control Offer"), to require Jacor or JCC, as applicable, to repurchase all or any part of such Holder's Convertible Debt Securities or JCC Debt Securities (PROVIDED, that the principal amount of such Convertible Debt Securities or JCC Debt Securities must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 35 Business Days after the occurrence of such Change of Control, at a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer shall be made within 10 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, Jacor or JCC, as applicable, promptly shall purchase all Convertible Debt Securities or JCC Debt Securities properly tendered in response to the Change of Control Offer.

    As used herein, a "Change of Control" will mean (i) any merger or consolidation of JCC with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of any of the assets of JCC, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of JCC then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of JCC (together with any new directors whose election by such Board or whose nomination for election by the shareholders of JCC was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of JCC then in office.

    On or before the Change of Control Purchase Date, Jacor or JCC, as applicable, will (i) accept for payment Convertible Debt Securities or JCC Debt Securities or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest) of all Convertible Debt Securities or JCC Debt Securities so tendered and (iii) deliver to the Trustee Convertible Debt Securities or JCC Debt Securities so accepted together with an Officers' Certificate listing the Convertible Debt Securities or JCC Debt Securities or portions thereof being purchased by Jacor or JCC, as applicable. The Paying Agent promptly will pay the Holders of Convertible Debt Securities or JCC Debt Securities so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest), and the Trustee promptly will authenticate and deliver to such Holders a new Convertible Debt Security or JCC Debt Security equal in principal amount to any unpurchased portion of the Convertible Debt Securities or JCC Debt Securities surrendered. Any Convertible Debt Securities or JCC Debt Securities not so accepted will be delivered promptly by Jacor or JCC, as applicable, to the Holder thereof. Jacor or JCC, as applicable, publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

    A change of control under the indenture which governs each of the Convertible Debt Securities, JCC Debt Securities, 10 1/8% Notes (as defined herein), LYONs due 2011 (as defined herein), 9 3/4% Notes (as defined herein) and 8 3/4% Notes (as defined herein) will result in a default under the Credit Facility (as defined herein). Additionally, unless Jacor and/or JCC, as applicable, is successful in (i) seeking consents from its lenders under the Credit Facility to permit change of control repurchase offers for each of the Convertible Debt Securities, JCC Debt Securities, 10 1/8% Notes, LYONs due 2011, 9 3/4% Notes or 8 3/4% Notes, or (ii) refinancing such borrowings, such event of default under the Credit Facility would constitute an event of default under each of the Convertible Debt Securities, JCC Debt Securities, 10 1/8% Notes, LYONs due 2011, 9 3/4% Notes and 8 3/4% Notes. Such events of default could result in the immediate acceleration of all then outstanding indebtedness under each of the Convertible Debt Securities, JCC Debt Securities, 10 1/8% Notes, LYONs due 2011, 9 3/4% Notes and 8 3/4% Notes. As a result, differences in the definitions of change of control under the indentures for the Convertible Debt Securities, JCC Debt Securities, 10 1/8% Notes, LYONs due 2011, 9 3/4% Notes and 8 3/4% Notes will not have a difference in the effect on Jacor or JCC, as applicable, or the respective holders other than where the lenders under the Credit Facility have waived such event of default. In the event of such waiver there could be a change of control under the Convertible Debt Securities, JCC Debt Securities, 10 1/8% Notes, 9 3/4% Notes and 8 3/4% Notes which would not result in a change of control under the LYONs due 2011 or VICE VERSA. See "Description of Indebtedness."

    The Change of Control purchase feature of the Convertible Debt Securities or JCC Debt Securities may make more difficult or discourage a takeover of Jacor or JCC, and, thus, the removal of incumbent management.

    The phrase "all or substantially all" of the assets of Jacor or JCC, as applicable, will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of Jacor or JCC, as applicable, has occurred. In addition, no assurance can be given that Jacor or JCC, as applicable, will be able to acquire Convertible Debt Securities or JCC Debt Securities tendered upon the occurrence of a Change of Control.

    Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws.

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK

    Unless otherwise provided in the applicable Indenture or applicable Prospectus Supplement, the covenants relating to limitations on incurring additional indebtedness and disqualified capital stock will be as set forth below. the Indentures will provide that, except as set forth below in this covenant, Jacor, JCC and any Subsidiary Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness) other than Permitted Indebtedness. Notwithstanding the foregoing limitations, Jacor or JCC may incur and the Subsidiary Guarantors may guarantee Indebtedness and Disqualified Capital Stock in addition to Permitted
Indebtedness: if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a PRO FORMA basis to, such incurrence of Indebtedness or Disqualified Capital Stock and (ii) on the date of such incurrence (the "Incurrence Date"), the Leverage Ratio of JCC for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Leverage Ratio, the use of proceeds thereof, would be less than the ratio specified in the Indentures.

    Indebtedness or Disqualified Capital Stock of any person which is outstanding at the time such person becomes a Subsidiary of Jacor or JCC (including upon designation of any subsidiary or other person as a Subsidiary) or is merged with or into or consolidated with Jacor or JCC or a Subsidiary of Jacor or JCC, respectively, shall be deemed to have been incurred at the time such Person becomes such a Subsidiary of Jacor or JCC, respectively, or is merged with or into or consolidated with Jacor or JCC, respectively, or a Subsidiary of Jacor or JCC, as applicable.

    LIMITATION ON RESTRICTED PAYMENTS

    Unless otherwise provided in the applicable Indenture or applicable Prospectus Supplement, the Indentures will provide that Jacor and JCC and their Subsidiaries will not, and will not permit any of their Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a PRO FORMA basis, (1) a Default or an Event of Default shall have occurred and be continuing, (2) Jacor and JCC is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio described in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (3) the aggregate amount of all Restricted Payments made by Jacor and JCC and their Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed the amount specified in the Indentures.

    The foregoing clauses (2) and (3) of the immediately preceding paragraph, however, will not prohibit (w) payments to Jacor to reimburse Jacor for reasonable and necessary corporate and administrative expenses, (x) Restricted Investments, provided, that, after giving pro forma effect to such Restricted Investment, the aggregate amount of all such Restricted Investments made on or after the Issue Date that are outstanding (after giving effect to any such Restricted Investments that are returned to JCC or the Subsidiary Guarantor that made such prior Restricted Investment, without restriction, in cash on or prior to the date of any such calculation) at any time does not exceed an amount specified in the Indentures, (y) a Qualified Exchange, and (z) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING
SUBSIDIARIES

    Unless otherwise provided in the applicable Indenture or applicable Prospectus Supplement, the Indentures will provide that Jacor, JCC and their Subsidiaries will not, and will not permit any of their Subsidiaries to, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of Jacor or JCC to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, Jacor or JCC or any Subsidiary of Jacor or JCC, respectively, except (a) restrictions imposed by the JCC Debt Securities, the Convertible Debt Securities or the Indenture, (b) restrictions imposed by applicable law, (c) existing restrictions under specified Indebtedness outstanding on the Issue Date, (d) restrictions under any Acquired Indebtedness not incurred in violation of the Indentures or any agreement relating to any property, asset, or business acquired by Jacor, JCC or any of their Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any person, other than the person acquired, or to any property, asset or business, other than the property, assets and business so acquired, (e) any such restriction or requirement imposed by Indebtedness incurred under paragraph (f) under the definition of Permitted Indebtedness, provided such restriction or requirement is no more restrictive than that imposed by Jacor's or JCC's, as applicable, credit facilities in effect as of the Issue Date, (f) restrictions with respect solely to a Subsidiary of Jacor or JCC imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, provided such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold, and (g) in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clauses
(a), (c) or (d) of this paragraph that are not more restrictive than those being replaced and do not apply to any other person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice, or other standard non-assignment clauses in contracts entered into in the ordinary course of business, (b) Capital Leases or agreements governing purchase money Indebtedness which contain restrictions of the type referred to above with respect to the property covered thereby, nor (c) Liens permitted under the terms of the Indenture on assets securing Senior Debt incurred pursuant to the Leverage Ratio in accordance with the covenant described under "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or permitted pursuant to the definition of Permitted Indebtedness shall in and of themselves be considered a restriction on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be.

    LIMITATIONS ON LAYERING INDEBTEDNESS; LIENS

    Unless otherwise provided in the applicable Indenture or applicable Prospectus Supplement, the Indentures will provide that Jacor, JCC and their Subsidiaries will not, and will not permit any of their Subsidiaries to, directly or indirectly, incur, or, other than with respect to the 10 1/8% Notes, 9 3/4% Notes and 8 3/4% Notes suffer to exist (a) any Indebtedness that is subordinate in right of payment to any other Indebtedness of Jacor, JCC or a Guarantor unless, by its terms, such Indebtedness (i) has a maturity date subsequent to the Stated Maturity of the respective Convertible Debt Securities or JCC Debt Securities and an Average Life longer than that of such Convertible Debt Securities or JCC Debt Securities and (ii) is subordinate in right of payment to, or ranks PARI PASSU with, such JCC Debt Securities, Convertible Debt Securities or the Guarantees, as applicable, or (b) other than Permitted Liens, any Lien upon any of its property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom securing Indebtedness other than (1) Liens securing Senior Debt incurred pursuant to the Leverage Ratio in accordance with the covenant described under "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" and (2) Liens securing Senior Debt incurred as permitted pursuant to the definition of Permitted Indebtedness.

    LIMITATION ON SALE OF ASSETS AND SUBSIDIARY STOCK

    Unless otherwise provided in the applicable Indenture or applicable Prospectus Supplement, the covenants relating to limitations on sales of assets and Subsidiary stock will be as set forth below. The Indentures will provide that Jacor, JCC and their Subsidiaries will not, and will not permit any of their Subsidiaries to, in one or a series of related transactions, sell, transfer, or otherwise dispose of, any of its property, business or assets, including by merger or consolidation (in the case of a Guarantor or a Subsidiary of Jacor or JCC), and including any sale or other transfer or issuance of any Equity Interests of any direct or indirect Subsidiary of Jacor or JCC, whether by Jacor or JCC or a direct or indirect Subsidiary thereof (an

"Asset Sale"), unless (1) within 450 days after the date of such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are (a) applied to the optional redemption of the Convertible Debt Securities and/or JCC Debt Securities in accordance with the terms of the Indentures or to the repurchase of the Convertible Debt Securities and/or JCC Debt Securities pursuant to an irrevocable, unconditional cash offer (the "Asset Sale Offer") to repurchase Convertible Debt Securities and/or JCC Debt Securities at a purchase price (the "Asset Sale Offer Price") of 100% of principal amount, plus accrued interest to the date of payment, (b) invested in assets and property (other than notes, bonds, obligations and securities) which in the good faith reasonable judgment of the Board of Jacor or JCC, as applicable, will immediately constitute or be a part of a Related Business of Jacor or JCC, as applicable, or a Subsidiary (if it continues to be a Subsidiary) immediately following such transaction or (c) used to permanently retire or reduce Senior Debt or Indebtedness permitted pursuant to paragraphs (d), (e) or (f) under the definition of Permitted Indebtedness (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount), (2) with respect to any Asset Sale or related series of Asset Sales involving securities, property or assets with an aggregate fair market value in excess of $2.5 million, at least 75% of the consideration for such Asset Sale or series of related Asset Sales (excluding the amount of (A) any Indebtedness (other than the Convertible Debt Securities and/or JCC Debt Securities) that is required to be repaid or assumed (and is either repaid or assumed by the transferee of the related assets) by virtue of such Asset Sale and which is secured by a Lien on the property or asset sold and (B) property received by Jacor or JCC, as applicable, or any such Subsidiary from the transferee that within 90 days of such Asset Sale is converted into cash or Cash Equivalents) consists of cash or Cash Equivalents (other than in the case of an Asset Swap or where Jacor or JCC, as applicable, is exchanging all or substantially all the assets of one or more Related Businesses operated by Jacor or JCC, as applicable, or its Subsidiaries (including by way of the transfer of capital stock) for all or substantially all the assets (including by way of the transfer of capital stock) constituting one or more Related Businesses operated by another person, in which event the foregoing requirement with respect to the receipt of cash or Cash Equivalents shall not apply), (3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a PRO FORMA basis, to, such Asset Sale, and (4) the Board of Jacor or JCC, as applicable, determines in good faith that Jacor or JCC, as applicable, or such Subsidiary, as applicable, receives fair market value for such Asset Sale.

    The Indentures will provide that an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in (1)(b) or (1)(c) above (the "Excess Proceeds") exceeds $5.0 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement and no longer (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, Jacor or JCC, as applicable, shall apply the Asset Sale Offer Amount plus an amount equal to accrued interest to the purchase of all Convertible Debt Securities and/or JCC Debt Securities properly tendered (on a PRO RATA basis if the Asset Sale Offer Amount is insufficient to purchase all Convertible Debt Securities and/or JCC Debt Securities so tendered) at the Asset Sale Offer Price (together with accrued interest). To the extent that the aggregate amount of Convertible Debt Securities and/or JCC Debt Securities tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, Jacor or JCC, as applicable, may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indentures and following each Asset Sale Offer the Excess Proceeds amount shall be reset to zero. If required by applicable law, the Asset Sale Offer Period may be extended as so required, however, if so extended it shall nevertheless constitute an Event of Default if within 60 Business Days of its commencement the Asset Sale Offer is not consummated or the properly tendered Convertible Debt Securities and/or JCC Debt Securities are not purchased pursuant thereto.

    Notwithstanding the foregoing provisions of the first paragraph of this covenant the Indentures will provide that with respect to an Asset Sale Offer, Jacor or JCC, as applicable, will not be permitted to commence an Asset Sale Offer for the Convertible Debt Securities and/or JCC Debt Securities until such time as an Asset Sale Offer for the 10 1/8% Notes, 9 3/4% Notes and 8 3/4% Notes in each case if required, has been completed. To the extent that any Excess Proceeds remain after expiration of an Asset Sale Offer Period for the 10 1/8% Notes, 9 3/4% Notes and 8 3/4% Notes, Jacor or JCC, as applicable, may use the remaining

Net Cash Proceeds to commence an Asset Sale Offer for the Convertible Debt Securities and/or JCC Debt Securities; PROVIDED, that with respect to the 10 1/8% Notes, 9 3/4% Notes and 8 3/4% Notes this paragraph shall be of no further force and effect upon the earlier of (w) the maturity of the 10 1/8% Notes, 9 3/4% Notes or 8 3/4% Notes, as applicable, (x) the date upon which defeasance of the 10 1/8% Notes, 9 3/4% Notes or 8 3/4% Notes, as applicable, becomes effective, (y) the date on which there are no longer any 10 1/8% Notes, 9 3/4% Notes or 8 3/4% Notes, as applicable, outstanding under the terms of the governing indenture and (z) the date on which the Limitation on Sale of Assets and Subsidiary Stock covenant no longer applies in accordance with the terms of the indenture governing the 10 1/8% Notes, 9 3/4% Notes or 8 3/4% Notes, as applicable.

    Notwithstanding the foregoing provisions of the first paragraph of this covenant and without complying with the foregoing provisions:

        (i) Jacor or JCC, as applicable, and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the limitation on mergers, sales or consolidations provisions in the Indentures;

        (ii) Jacor or JCC, as applicable, and its Subsidiaries may sell or dispose of inventory or damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of Jacor or JCC, as applicable, or such Subsidiary, as applicable; and

       (iii) any of Jacor's or JCC's, as applicable, Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to, or merge with or into, Jacor or JCC, as applicable, or any of its wholly owned Subsidiary Guarantors.

    All Net Cash Proceeds from an Event of Loss shall be applied to the restoration, repair or replacement of the asset so affected or invested, used for prepayment of Senior Debt, or used to repurchase Convertible Debt Securities and/or JCC Debt Securities, all within the period and as otherwise provided above in clauses 1(a), 1(b) or 1(c) of the first paragraph of this covenant.

    In addition to the foregoing, Jacor or JCC, as applicable, will not, and will not permit any of its Subsidiaries to, directly or indirectly make any Asset Sale of any of the Equity Interests of any Subsidiary except pursuant to an Asset Sale of all the Equity Interests of such Subsidiary.

    Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws.

    LIMITATION ON ASSET SWAPS

    Unless otherwise provided in the applicable Indenture or applicable Prospectus Supplement, the Indentures will provide that Jacor, JCC and their Subsidiaries will not, and will not permit any of their Subsidiaries to, in one or a series of related transactions, directly or indirectly, engage in any Asset Swaps, unless: (i) at the time of entering into the agreement to swap assets and immediately after giving effect to the proposed Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (ii) Jacor or JCC would, after giving PRO FORMA effect to the proposed Asset Swap, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;" (iii) the respective fair market values of the assets being purchased and sold by Jacor, JCC or any of their Subsidiaries (as determined in good faith by the management of Jacor or JCC or, if such Asset Swap includes consideration in excess of $2.5 million, by the Board of Directors of Jacor or JCC, respectively, as evidenced by a Board Resolution) are substantially the same at the time of entering into the agreement to swap assets; and (iv) at the time of the consummation of the proposed Asset Swap, the percentage of any decline in the fair market value (determined as aforesaid) of the asset or assets being acquired by Jacor, JCC and their Subsidiaries shall not be significantly greater than the percentage of any decline in the fair market value (determined as aforesaid) of the assets being disposed of by Jacor, JCC or their Subsidiaries, calculated from the time the agreement to swap assets was entered into.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    Unless otherwise provided in the applicable Indenture or applicable Prospectus Supplement, the Indentures will provide that neither Jacor, JCC nor any of their Subsidiaries will be permitted after the Issue Date to enter into any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions), (i) unless it is determined that the terms of such Affiliate Transaction are fair and reasonable to Jacor or JCC, as applicable, and no less favorable to Jacor or JCC, as applicable, than could have been obtained in an arm's length transaction with a non-Affiliate and, (ii) if involving consideration to either party in excess of $5.0 million, unless such Affiliate Transaction(s) is evidenced by (A) an Officers' Certificate addressed and delivered to the Trustee certifying that such Affiliate Transaction(s) has been approved by a majority of the members of the Board of Directors of Jacor or JCC, as applicable, who are disinterested in such transaction or, (B) with regard to JCC, in the event there are no members of the Board of Directors of JCC who are disinterested in such transaction, then so long as JCC is a wholly owned subsidiary of Jacor, an Officers' Certificate addressed and delivered to the Trustee certifying that such Affiliate Transaction(s) have been approved by a majority of the members of the Board of Directors of Jacor who are disinterested in such transaction and (iii) if involving consideration to either party in excess of $10.0 million, unless in addition Jacor or JCC, as applicable, prior to the consummation thereof, obtains a written favorable opinion as to the fairness of such transaction to Jacor or JCC, as applicable, from a financial point of view from an independent investment banking firm of national reputation.

    LIMITATION ON MERGER, SALE OR CONSOLIDATION

    Unless otherwise provided in the applicable Indenture or applicable Prospectus Supplement, the covenants on mergers, sales and consolidation will be as set forth below. The Indentures will provide that Jacor and JCC will not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of their assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another person or group of affiliated persons or adopt a Plan of Liquidation, unless (i) either (a) Jacor or JCC, as applicable, is the continuing entity or (b) the resulting, surviving or transferee entity or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of Jacor or JCC, as applicable, in connection with the JCC Debt Securities, Convertible Debt Securities and/or the Indentures; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a PRO FORMA basis to such transaction; and (iii) immediately after giving effect to such transaction on a PRO FORMA basis, the consolidated resulting, surviving or transferee entity or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio set forth in the covenant described under "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

    Upon any consolidation or merger or any transfer of all or substantially all of the assets of Jacor or JCC or consummation of a Plan of Liquidation in accordance with the foregoing, the successor corporation formed by such consolidation or into which Jacor or JCC, as applicable, is merged or to which such transfer is made or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation shall succeed to, and be substituted for, and may exercise every right and power of, Jacor or JCC under the Indentures with the same effect as if such successor corporation had been named therein as Jacor or JCC, and Jacor or JCC shall be released from the obligations under the respective Convertible Debt Securities and/or JCC Debt Securities and the Indentures except with respect to any obligations that arise from, or are related to, such transaction.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, Jacor's or JCC's interest in which constitutes all or substantially all of the properties and assets of Jacor or JCC, as applicable, shall be deemed to be the transfer of all or substantially all of the properties and assets of Jacor or JCC, as applicable.

    LIMITATION ON LINES OF BUSINESS

    Unless otherwise provided in the applicable Indenture or applicable Prospectus Supplement, the Indentures will provide that neither Jacor, JCC nor any of their Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which is a Related Business.

    RESTRICTION ON SALE AND ISSUANCE OF SUBSIDIARY STOCK

    Unless otherwise provided in the applicable Indenture or applicable Prospectus Supplement, the Indentures will provide that Jacor, JCC and the Guarantors will not sell, and will not permit any of their Subsidiaries to issue or sell, any Equity Interests of any Subsidiary of Jacor or JCC, as applicable, to any person other than Jacor or JCC, as applicable, or a wholly owned Subsidiary of Jacor or JCC, as applicable, except for Equity Interests with no preferences or special rights or privileges and with no redemption or prepayment provisions.

    SUBSIDIARY GUARANTORS

    Unless otherwise provided in the applicable Indenture or applicable Prospectus Supplement, the Indentures will provide that (i) all present Subsidiaries of Jacor or JCC, if any, and their Subsidiaries, and (ii) all future Subsidiaries of Jacor or JCC and their Subsidiaries, which are not prohibited from becoming guarantors by law or by the terms of any Acquired Indebtedness or any agreement (other than an agreement entered into in connection with the transaction resulting in such person becoming a Subsidiary of Jacor, JCC or their Subsidiaries) to which such Subsidiary is a party, jointly and severally, will guaranty fully and unconditionally all principal, premium, if any, and interest on the JCC Debt Securities and the Convertible Debt Securities on a senior subordinated basis; PROVIDED, HOWEVER, that upon any change in the law, Acquired Indebtedness or any agreement (whether by expiration, termination or otherwise) which no longer prohibits a Subsidiary of Jacor or JCC from becoming a Subsidiary Guarantor, such Subsidiary shall immediately thereafter become a Subsidiary Guarantor; PROVIDED, FURTHER, in the event that any Subsidiary of Jacor, JCC or their Subsidiaries becomes a guarantor of any other Indebtedness of Jacor, JCC or any of their Subsidiaries or any of their Subsidiaries, such Subsidiary shall immediately thereafter become a Subsidiary Guarantor.

    All subsidiaries of Jacor or JCC, as applicable, will be Subsidiary Guarantors if required by the covenant "Subsidiary Guarantors."

    RELEASE OF GUARANTORS

    Unless otherwise provided in the applicable Indenture or applicable Prospectus Supplement, the Indentures will provide that no Guarantor shall consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless (i) subject to the provisions of the following paragraph and certain other provisions of the Indentures, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall unconditionally guarantee, on a senior subordinated basis, all of such Guarantor's obligations under such Guarantor's guarantee, the Indentures on the terms set forth in the Indentures; (ii) immediately before and immediately after giving effect to such transaction on a PRO FORMA basis, no Default or Event of Default shall have occurred or be continuing; and (iii) immediately after such transaction, the surviving person holds all permits required for operation of the business of, and such entity is controlled by a person or entity (or has retained a person or entity which is) experienced in, operating broadcast properties, or otherwise holds all Permits to operate its business.

    Upon the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary Guarantor or all of its assets to an entity which is not a Subsidiary Guarantor, which transaction is otherwise in compliance with the Indentures, such Subsidiary Guarantor will be deemed released from its obligations under its Guarantee of the Convertible Debt Securities and/or JCC Debt Securities; PROVIDED, HOWEVER, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any Indebtedness of Jacor or JCC or any other Subsidiary shall also terminate upon such release, sale or transfer.

    LIMITATION ON STATUS AS INVESTMENT COMPANY

    Unless otherwise provided in the applicable Indenture or applicable Prospectus Supplement, the Indentures will prohibit Jacor, JCC and their Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

REPORTS

    The JCC Indenture will provide that for so long as Jacor or any successor thereto is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and JCC is a wholly owned subsidiary of Jacor, JCC shall deliver to the Trustee and, to each Holder, Jacor's annual and quarterly reports pursuant to Section 13 or 15(d) of the Exchange Act, within 15 days after such reports have been filed with the Commission; PROVIDED, HOWEVER, in the event either (i) Jacor or a successor as set forth above is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or (ii) JCC is no longer a wholly owned subsidiary of Jacor or a successor as set forth above, the JCC Indenture will provide that whether or not JCC is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, JCC shall deliver to the Trustee and, to each Holder, within 15 days after it is or would have been (if it were subject to such reporting obligations) required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if JCC were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by JCC's certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, to the extent permitted by the Exchange Act or the Commission (if it were subject to such reporting obligations), file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission.

EVENTS OF DEFAULT AND REMEDIES

    Unless otherwise provided in the applicable Indenture or applicable Prospectus Supplement, the events of default and remedies will be as set forth below. The Indentures will define an Event of Default as (i) the failure by Jacor or JCC, as applicable, to pay any installment of interest on the Convertible Debt Securities and/or JCC Debt Securities as and when the same becomes due and payable and the continuance of any such failure for 30 days,
(ii) the failure by Jacor or JCC, as applicable, to pay all or any part of the principal, or premium, if any, on such Convertible Debt Securities or JCC Debt Securities when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, (iii) the failure by Jacor, JCC or any Guarantor, as applicable, to observe or perform any other covenant or agreement contained in the JCC Debt Securities, Convertible Debt Securities and/or the Indentures and, subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice is given to Jacor or JCC, as applicable, by the Trustee or to Jacor or JCC, as applicable, and the Trustee by the Holders of at least 25% in aggregate principal amount of the such Convertible Debt Securities or JCC Debt Securities outstanding, as the case may be, (iv) certain events of bankruptcy, insolvency or reorganization in respect of Jacor, JCC or any of their Significant Subsidiaries, (v) a default in any issue of Indebtedness of Jacor, JCC or any of their Subsidiaries with an aggregate principal amount in excess of $5.0 million (a) resulting from the failure to pay principal at final maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity, and (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $5.0 million, at any one time rendered against Jacor, JCC or any of their Subsidiaries and not stayed, bonded or discharged within 60 days. The Indentures will provide that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default.

    If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv) above relating to Jacor, JCC or any Significant Subsidiary,) then in every such case, unless the principal of all of the Convertible Debt Securities and JCC Debt Securities shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of such Convertible Debt Securities or JCC Debt Securities at the time outstanding, by notice in writing to Jacor or JCC (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest thereon to be due and payable immediately; PROVIDED, HOWEVER, that if any Senior Debt is outstanding pursuant to Jacor's or JCC's credit facilities then in effect upon a declaration of such acceleration, such principal and interest shall be due and payable upon the earlier of (x) the third Business Day after the sending to Jacor or JCC, as applicable, and the Representative of such written notice, unless such Event of Default is cured or waived prior to such date and (y) the date of acceleration of any Senior Debt under such credit facilities. In the event a declaration of acceleration resulting from an Event of Default described in clause (v) above has occurred and is continuing, such declaration of acceleration shall be automatically annulled if such default is cured or waived or the holders of the Indebtedness which is the subject of such default have rescinded their declaration of acceleration in respect of such Indebtedness within five days thereof and the Trustee has received written notice or such cure, waiver or rescission and no other Event of Default described in clause (v) above has occurred that has not been cured or waived within five days of the declaration of such acceleration in respect of such Indebtedness. If an Event of Default specified in clause (iv), above, relating to Jacor, JCC or any Significant Subsidiary occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Convertible Debt Securities and JCC Debt Securities without any declaration or other act on the part of Trustee or the Holders. The Holders of a majority in aggregate principal amount of such Convertible Debt Securities or JCC Debt Securities at the time outstanding, as the case may be, generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on such Convertible Debt Securities or JCC Debt Securities which have become due solely by such acceleration and except on default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, and have been cured or waived.

    Prior to the declaration of acceleration of the maturity of any Convertible Debt Securities or JCC Debt Securities, the Holders of a majority in aggregate principal amount of such Convertible Debt Securities or JCC Debt Securities at the time outstanding, as the case may be, may waive on behalf of all the Holders any default, except on default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, and except a default in the payment of principal of or interest on any Debt Security or Convertible Debt Security not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security or Convertible Debt Security affected. Subject to the provisions of the Indentures relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indentures and applicable law, the Holders of a majority in aggregate principal amount of the Convertible Debt Securities or JCC Debt Securities at the time outstanding, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    Unless otherwise provided in the applicable Indenture or applicable Prospectus Supplement, the procedures for legal defeasance and covenant defeasance will be as set forth below. The Indentures will provide that Jacor or JCC may, at its option, elect to have its obligations and the obligations of the

Guarantors discharged with respect to the outstanding Convertible Debt Securities and/or JCC Debt Securities ("Legal Defeasance"). Such Legal Defeasance means that Jacor or JCC, as applicable, shall be deemed to have paid and discharged the entire indebtedness represented, and the Indentures shall cease to be of further effect as to all such outstanding Convertible Debt Securities and JCC Debt Securities and Guarantees, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Convertible Debt Securities and JCC Debt Securities when such payments are due from the trust funds; (ii) Jacor's or JCC's, as applicable, obligations with respect to such Convertible Debt Securities and JCC Debt Securities concerning issuing temporary Convertible Debt Securities and JCC Debt Securities, registration of Convertible Debt Securities and JCC Debt Securities, mutilated, destroyed, lost or stolen Convertible Debt Securities and JCC Debt Securities, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and Jacor's or JCC's, as applicable, obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indentures. In addition, Jacor or JCC may, at its option and at any time, elect to have the obligations of Jacor or JCC and the Guarantors released with respect to certain covenants that are described in the Indentures ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Convertible Debt Securities and JCC Debt Securities. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Convertible Debt Securities and JCC Debt Securities.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) Jacor or JCC, as applicable, must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Convertible Debt Securities and JCC Debt Securities, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Convertible Debt Securities and JCC Debt Securities on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Convertible Debt Securities and JCC Debt Securities, and the Holders of Convertible Debt Securities and JCC Debt Securities must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of the Legal Defeasance, Jacor or JCC, as applicable, shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) Jacor or JCC, as applicable, has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indentures, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Convertible Debt Securities and JCC Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, Jacor or JCC, as applicable, shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Convertible Debt Securities and JCC Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which Jacor, JCC or any of their Subsidiaries is a party or by which Jacor, JCC or any of their Subsidiaries is bound; (vi) Jacor or JCC, as applicable, shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by Jacor or JCC, as applicable, with the intent of preferring the holders of such Convertible Debt Securities and JCC Debt Securities over any other creditors of Jacor or JCC, as applicable, or with the intent of defeating, hindering, delaying or defrauding any other creditors of Jacor or JCC, as applicable, or others; and (vii) Jacor or JCC, as applicable, shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the officers' certificate, (i) through (vi) and, in the case of the opinion of counsel, clauses (i), (with respect to the validity and perfection of the security interest) (ii), (iii) and (v) of this paragraph have been complied with.

    Jacor or JCC, as applicable, shall have delivered to the Trustee any required consent of the lenders under its then-existing credit facilities to such defeasance or covenant defeasance, as the case may be.

AMENDMENTS AND SUPPLEMENTS

    Unless otherwise provided in the applicable Indenture or applicable Prospectus Supplement, the Indentures will contain provisions permitting Jacor, JCC, the Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Convertible Debt Securities and JCC Debt Securities at the time outstanding, as the case may be, Jacor, JCC, the Guarantors and the Trustee are permitted to amend or supplement the Indentures or any supplemental indenture or modify the rights of the Holders; provided that no such modification may without the consent of holders of at least 75% in aggregate principal amount of such Convertible Debt Securities and/or JCC Debt Securities at the time outstanding, provided, that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity on any Debt Security or Convertible Debt Security or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Debt Security or Convertible Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date) or alter the provisions (including the defined terms used therein) regarding the right of Jacor or JCC, as applicable, to redeem the Convertible Debt Securities and JCC Debt Securities in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Convertible Debt Securities and/or JCC Debt Securities, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indentures, or (iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indentures cannot be modified or waived without the consent of the Holder of each outstanding Debt Security or Convertible Debt Security affected thereby. The Indentures will contain a provision that the subordination provisions may not be amended, modified or waived in a manner adverse to the holders of the Senior Debt without the consent of the Representative on behalf of the lenders under the Jacor or JCC credit facilities then in effect.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS OR DIRECTORS

    The Indentures will provide that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of Jacor, JCC, the Guarantors or any successor entity shall have any personal liability in respect of the obligations of Jacor, JCC or the Guarantors under the Indentures, the JCC Debt Securities and/or the Convertible Debt Securities by reason of his or its status as such stockholder, employee, officer or director.

REGARDING THE TRUSTEE

    The Indentures will provide that, except during the continuance of an Event of Default, the Trustee shall perform only such duties as are specifically set forth in the Indentures. During the continuance of any Event of Default, the Trustee shall exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

    The Trustee may acquire and hold Convertible Debt Securities or JCC Debt Securities and, subject to certain conditions, otherwise deal with Jacor or JCC as if it were not the Trustee under the Indentures.

    Jacor and JCC may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of Jacor's and JCC's business.

CERTAIN DEFINITIONS

    Unless otherwise provided in the applicable Indenture or applicable Prospectus Supplement, the definitions set forth below will be contained in the Indentures.

    "ACQUIRED INDEBTEDNESS" means Indebtedness or Disqualified Capital Stock of any person existing at the time such person becomes a Subsidiary of Jacor or JCC, including by designation, or is merged or consolidated into or with either of Jacor, JCC or one of their Subsidiaries; provided, that such Indebtedness was not incurred in anticipation of, or in connection with, and was outstanding prior to such person becoming a Subsidiary of Jacor or JCC.

    "ACQUISITION" means the purchase or other acquisition of any person or substantially all the assets of any person by any other person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

    "AFFILIATE" means any person directly or indirectly controlling or controlled by or under direct or indirect common control with Jacor or JCC, as applicable. For purposes of this definition, the term "control" means the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, PROVIDED, THAT, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

    "ASSET SWAP" means the execution of a definitive agreement, subject only to regulatory approval and other customary closing conditions, that Jacor or JCC, as applicable, in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between Jacor or JCC, as applicable, or any of their Subsidiaries and another person or group of affiliated persons; provided that any amendment to or waiver of any closing condition which individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

    "AVERAGE LIFE" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of (a) the product of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

    "BENEFICIAL OWNER" or "BENEFICIAL OWNER" for purposes of the definition of Change of Control has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

    "BOARD RESOLUTION" means, with respect to any person, a duly adopted resolution of the Board of Directors of such or the executive committee of such Board of Directors of such person.

    "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

    "CAPITAL STOCK" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

    "CASH EQUIVALENT" means (i) securities issued directly or fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) or (ii) time deposits and certificates of deposit with, and commercial paper issued by the parent corporation of, any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least A-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition.

    "CONSOLIDATED EBITDA" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) Consolidated income tax expense,
(ii) Consolidated depreciation and amortization expense, provided that consolidated depreciation and amortization of a Subsidiary that is a less than wholly owned Subsidiary shall only be added to the extent of the equity interest of Jacor or JCC, as applicable, in such Subsidiary, (iii) other noncash charges (including amortization of goodwill and other intangibles), (iv) Consolidated Fixed Charges, and less the amount of all cash payments made by such person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period.

    "CONSOLIDATED FIXED CHARGES" of any person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such person and its Consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and
(b) the amount of dividends accrued or payable (or guaranteed) by such person or any of its Consolidated Subsidiaries in respect of Jacor Preferred Stock (other than by Subsidiaries of such person to such person or such person's wholly owned Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Jacor or JCC, as applicable, to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such person or a Subsidiary of such person of an obligation of another person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

    "CONSOLIDATED NET INCOME" means, with respect to any person for any period, the net income (or loss) of such person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all gains or losses which are either noncash or extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock), (b) the net income, if positive, of any person, other than a wholly owned Consolidated Subsidiary, in which such person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such person or a wholly owned Consolidated Subsidiary of such person during such period, but in any case not in excess of such person's pro rata share of such person's net income for such period, (c) the net income or loss of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (d) the net income, if positive, of any of such person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary.

    "CONSOLIDATED SUBSIDIARY" means, for any person, each Subsidiary of such person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such person in accordance with GAAP.

    "CREDIT FACILITY," as of the date hereof, means the Amended and Restated Credit Agreement dated as of September 16, 1997, by and among JCC, The Chase Manhattan Bank, as Administrative Agent, Banque Paribas, as Documentation Agent, Bank of America National Trust and Savings Association (as successor by merger to Bank of America, Illinois), as Syndication Agent, and certain financial institutions which are parties thereto from time to time, including any related notes, guarantees, collateral documents, instruments, letters of credit, reimbursement obligations and other agreements executed by Jacor, JCC and/or any of their Subsidiaries in connection therewith (the "Related Documents"), as such Credit Agreement and/or Related Documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Facility" shall include agreements in respect of Interest Swap and Hedging Obligations with lenders party to the Credit Facility and shall also include any amendment, restatement, renewal, extension, restructuring, supplement or modification in whole or in part to any Credit Facility and all refundings, refinancings and replacements in whole or in part of any Credit Facility, including, without limitation, any agreement or agreements (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, PROVIDED that on the date such Indebtedness is incurred it would be permitted by paragraph (f) under the definition of Permitted Indebtedness, or (iv) otherwise altering the terms and conditions thereof.

    "DISQUALIFIED CAPITAL STOCK" means (a) except as set forth in (b), with respect to any person, Equity Interests of such person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Convertible Debt Securities and JCC Debt Securities, and (b) with respect to any Subsidiary of such person (including with respect to any Subsidiary of Jacor or JCC), any Equity Interests other than any common equity with no preference, privileges, or redemption or repayment provisions.

    "EQUITY INTEREST" of any person means any shares, interests, participations or other equivalents (however designated) in such person's equity, and shall in any event include any Capital Stock issued by, or partnership interests in, such person.

    "EVENT OF LOSS" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

    "EXCLUDED PERSON" means Zell/Chilmark Fund L.P. and all Related Persons of such person.

    "EXEMPTED AFFILIATE TRANSACTION" means (a) customary employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of Directors of Jacor or JCC, as applicable, (b) dividends permitted under the terms of the covenant discussed above under "Limitation on Restricted Payments" above and payable, in form and amount, on a pro rata basis to all holders of Jacor Common Stock, (c) transactions solely between Jacor or JCC, as applicable, and any of their wholly owned Subsidiaries or solely among wholly owned Subsidiaries of Jacor or JCC, as applicable, and (d) payments to Zell/Chilmark Fund L.P. or its Affiliates for reasonable and customary fees and expenses for financial advisory and investment banking services provided to Jacor and JCC, and (e) payments to Jacor made in accordance with any Tax Sharing Agreement.

    "FUTURE SUBSIDIARY GUARANTOR" means future Subsidiaries of Jacor or JCC and their Subsidiaries, which are not prohibited form becoming guarantors by law or by the terms of any Acquired Indebtedness or any agreement (other than an agreement entered into in connection with the transaction resulting in such person becoming a Subsidiary of Jacor or JCC or their Subsidiaries) to which such Subsidiary is a party.

    "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession as in effect on the Issue Date unless otherwise specified.

    "INDEBTEDNESS" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such any person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) relating to any Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit;
(b) all net obligations of such person under Interest Swap and Hedging Obligations; (c) all liabilities and obligations of others of the kind described in the preceding clause (a) or (b) that such person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such person and all obligations to purchase, redeem or acquire any Equity Interests; and (d) all Disqualified Capital Stock of such person (valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends). For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

    "INTEREST SWAP AND HEDGING OBLIGATION" means any obligation of any person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

    "INVESTMENT" by any person in any other person means, without duplication,
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other person or any agreement to make any such acquisition; (b) the making by such person of any deposit with, or advance, loan or other extension of credit to, such other person (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable or deposits arising in the ordinary course of business); (c) other than guarantees of Indebtedness of JCC or any Guarantor to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or the definition of Permitted Indebtedness, the entering into by such person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other person (other than the endorsement of instruments for deposit or collection in the ordinary course of business); and (d) the making of any capital contribution by such person to such other person.

    "ISSUE DATE" with respect to each series of Convertible Debt Securities and/or JCC Debt Securities issued under its respective Indenture, means the date of first issuance of such series of Convertible Debt Securities and/or JCC Debt Securities.

    "JUNIOR SECURITY" means any Qualified Capital Stock and any Indebtedness of Jacor, JCC or a Guarantor, as applicable, that is subordinated in right of payment to Senior Debt at least to the same extent as the Convertible Debt Securities and JCC Debt Securities or the Guarantees, as applicable, and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of such Convertible Debt Securities and/or JCC Debt Securities; PROVIDED, that in the case of subordination in respect of Senior Debt under Jacor's or JCC's then-existing credit facilities, "Junior Security" shall mean any Qualified Capital Stock and any Indebtedness of Jacor, JCC or the Guarantors, as applicable, that (i) has a final maturity date occurring after the final maturity date of, all Senior Debt outstanding under such credit facilities on the date of issuance of such Qualified Capital Stock or Indebtedness, (ii) is unsecured, (iii) has an Average Life longer than the security for which such Qualified Capital Stock or Indebtedness is being exchanged, and (iv) by their terms or by law are subordinated to Senior Debt outstanding under such credit facilities on the date of issuance of such Qualified Capital Stock or Indebtedness at least to the same extent as such Convertible Debt Securities and/or JCC Debt Securities.

    "LEVERAGE RATIO" of any person on any date of determination (the "Transaction Date") means the ratio, on a PRO FORMA basis, of (a) the sum of the aggregate outstanding amount of Indebtedness and Disqualified Capital Stock of such person and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to (b) the aggregate amount of Consolidated EBITDA of such person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period; PROVIDED, that for purposes of such calculation, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Leverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of such Reference Period, and (iv) the Consolidated Fixed Charges of such person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a PRO FORMA basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

    "LIEN" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

    "NET CASH PROCEEDS" means the aggregate amount of cash or Cash Equivalents received by Jacor and/ or JCC, as applicable, in the case of a sale of Qualified Capital Stock and by Jacor and/or JCC, as applicable, and their Subsidiaries in respect of an Asset Sale or an Event of Loss plus, in the case of an issuance of Qualified Capital Stock of Jacor and/or JCC, as applicable, upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of Jacor and/or JCC, as applicable, that were issued for cash on or after the Issue Date, the amount of cash originally received by Jacor and/or JCC, as applicable, upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable and customary), expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale, Event of Loss or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less an amount

(estimated reasonably and in good faith by Jacor and/or JCC, as applicable, or the amount actually incurred, if greater) of income, franchise, sales and other applicable taxes required to be paid by Jacor and/or JCC, as applicable, or any of their Subsidiaries in connection with such Asset Sale.

    "OBLIGATION" means any principal, premium or interest payment, or monetary penalty, or damages, due by Jacor, JCC or any Guarantor under the terms of the JCC Debt Securities, Convertible Debt Securities and/or the respective Indenture.

    "PERMITTED INDEBTEDNESS" means any of the following:

    (a) Jacor, JCC and their Subsidiaries may incur Indebtedness solely in respect of bankers acceptances, letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money of others), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in Jacor's or JCC's industry; provided, that the aggregate principal amount outstanding of such Indebtedness (including any Indebtedness issued to refinance, refund or replace such Indebtedness) shall at no time exceed $5.0 million;

    (b) Jacor and JCC may incur Indebtedness to any wholly owned Subsidiary Guarantor, and any wholly owned Subsidiary Guarantor may incur Indebtedness to any other wholly owned Subsidiary Guarantor or to Jacor or JCC; PROVIDED, that in the case of Indebtedness of Jacor or JCC, such obligations shall be unsecured and subordinated in all respects to Jacor's or JCC's obligations pursuant to the Convertible Debt Securities and JCC Debt Securities and the date of any event that causes such Subsidiary Guarantor to no longer be a wholly owned Subsidiary shall be an Incurrence Date;

    (c) Jacor, JCC and the Guarantors may incur Indebtedness evidenced by the Convertible Debt Securities and JCC Debt Securities and the Guarantees and represented by the respective Indenture up to the amounts specified therein as of the date thereof;

    (d) Jacor, JCC and the Guarantors, as applicable, may incur Refinancing Indebtedness with respect to any Indebtedness or Disqualified Capital Stock, as applicable, which Indebtedness was incurred pursuant to the Leverage Ratio in the covenant described under "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or clause (c) of this definition;

    (e) Jacor, JCC and their Subsidiaries may incur Indebtedness in an aggregate amount outstanding at any time (including any Indebtedness issued to refinance, replace, or refund such Indebtedness) of up to $5.0 million;

    (f) Jacor, JCC and the Guarantors may incur Indebtedness incurred pursuant to Jacor's or JCC's then-existing credit facilities up to an aggregate principal amount outstanding (including any Indebtedness issued to refinance, refund or replace such Indebtedness in whole or in part) at any time of the maximum borrowing amount permitted by such credit facilities, plus accrued interest and additional expense and reimbursement obligations with respect thereto and such additional amounts as may be deemed to be outstanding in the form of Interest Swap and Hedging Obligations with such lenders, minus the amount of any such Indebtedness retired with Net Cash Proceeds from any Asset Sale;

    (g) Jacor, JCC and the Subsidiary Guarantors may incur Indebtedness under Interest Swap and Hedging Obligations that do not increase the Indebtedness of Jacor other than as a result of fluctuations in interest or foreign currency exchange rates provided that such Interest Swap and Hedging Obligations are incurred for the purpose of providing interest rate protection with respect to Indebtedness permitted under the respective Indenture or to provide currency exchange protection in connection with revenues generated in currencies other than U.S. dollars;

    (h) Subsidiaries may incur Acquired Indebtedness if Jacor or JCC at the time of such incurrence could incur such Indebtedness pursuant to the Leverage Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;" and

    (i) Jacor, JCC and their Subsidiaries may incur Indebtedness existing on the Issue Date.

    "PERMITTED INVESTMENT" means:

    (a) Investments in any of the Convertible Debt Securities and/or JCC Debt Securities;

    (b) Cash Equivalents;

    (c) intercompany loans to the extent permitted under clause (b) of the definition of "Permitted Indebtedness" and intercompany security agreements relating thereto;

    (d) loans, advances or investments in existence on the Issue Date;

    (e) Investments in a person substantially all of whose assets are of a type generally used in a Related Business (an "Acquired Person") if, as a result of such Investments, (i) the Acquired Person immediately thereupon is or becomes a Subsidiary of Jacor, or (ii) the Acquired Person immediately thereupon either
(1) is merged or consolidated with or into Jacor or any of its Subsidiaries and the surviving person is Jacor or a Subsidiary of Jacor or (2) transfers or conveys all or substantially all of its assets, or is liquidated into, Jacor, JCC or any of their Subsidiaries.

    (f) Investments in a person with whom Jacor, JCC or any of their Subsidiaries have entered into, (i) local marketing agreements or time brokerage agreements pursuant to which Jacor, JCC or any one of their Subsidiaries programs substantial portions of the broadcast day on such person's radio broadcast station(s) and sells advertising time during such program segments for its own account or (ii) joint sales agreements pursuant to which Jacor, JCC or any of their Subsidiaries sells substantially all of the advertising time for such person's radio broadcast station(s);

    (g) Investments that are in persons which will have the purpose of furthering the operations of Jacor, JCC and their Subsidiaries not to exceed $10.0 million; and

    (h) demand deposit accounts maintained in the ordinary course of business.

    "PERMITTED LIEN" means (a) Liens existing on the Issue Date; (b) Liens imposed by governmental authorities for taxes, assessments or other charges or levies not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of Jacor or JCC in accordance with GAAP as of the date of determination; (c) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 60 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of Jacor or JCC in accordance with GAAP as of the date of determination; (d) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and deposits made in the ordinary course of business to secure obligations of public utilities; (e) easements, rights-of-way, zoning, building restrictions, reservations, encroachments, exceptions, covenants, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by Jacor, JCC or any of their Subsidiaries) or interfere with the ordinary conduct of the business of Jacor, JCC or any of their Subsidiaries; (f) Liens arising by operation of law in connection with judgments, PROVIDED, that the execution or other enforcement of such Liens is effectively stayed and that the claims secured thereby are being contested in good faith by appropriate proceedings; (g) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation; (h) Liens securing Indebtedness of a person existing at the time such person becomes a Subsidiary or is merged with or into Jacor, JCC or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, PROVIDED that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets; (i) leases or subleases granted to other persons in the ordinary course of business not materially interfering with the conduct of the business of Jacor, JCC or any of their Subsidiaries or materially detracting from the value of the relative assets of Jacor, JCC or any of their Subsidiaries; (j) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by Jacor, JCC or any of their Subsidiaries in the ordinary course of business; and (k) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Convertible Debt Securities and JCC Debt Securities than the terms of the Liens securing such refinanced Indebtedness provided that the Indebtedness secured is not increased and the lien is not extended to any additional assets or property, (l) Liens in favor of the lenders pursuant to Jacor's or JCC's then-existing credit facilities and (m) Liens on property of a Subsidiary of Jacor or JCC provided that such Liens secure only obligations owing by such Subsidiary to Jacor or JCC or another Subsidiary of Jacor or JCC.

    "PRODUCTIVE ASSETS" means assets of a kind used or usable by Jacor, JCC and their Subsidiaries in a Related Business.

    "PUBLIC OFFERING" means a firm commitment underwritten primary offering of Capital Stock of Jacor or JCC.

    "QUALIFIED CAPITAL STOCK" means any Capital Stock of Jacor or JCC that is not Disqualified Capital Stock.

    "QUALIFIED EXCHANGE" means any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of Jacor or JCC issued on or after the Issue Date with the Net Cash Proceeds received by Jacor or JCC from the substantially concurrent sale of Qualified Capital Stock or any exchange of Qualified Capital Stock for any Capital Stock or Indebtedness issued on or after the Issue Date.

    "REFERENCE PERIOD" with regard to any person means the four full fiscal quarters (or such lesser period during which such person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the JCC Debt Securities, Convertible Debt Securities and/or the respective Indenture.

    "REFINANCING INDEBTEDNESS" means Indebtedness or Disqualified Capital Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that (A) such Refinancing Indebtedness of any Subsidiary of Jacor or JCC shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Convertible Debt Securities and JCC Debt Securities than was the Indebtedness or Disqualified Capital Stock to be refinanced and (C) such Refinancing Indebtedness shall have no installment of principal (or redemption payment) scheduled to come due earlier than the scheduled maturity of any installment of principal of the Indebtedness or Disqualified Capital Stock to be so refinanced which was scheduled to come due prior to the Stated Maturity.

    "RELATED BUSINESS" means the business conducted (or proposed to be conducted) by Jacor, JCC and their Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of Jacor or JCC, as applicable, are materially related businesses.

    "RELATED PERSON" means any person who controls, is controlled by or is under common control with an Excluded Person; PROVIDED that for purposes of this definition "control" means the beneficial ownership of more than 50% of the total voting power of a person normally entitled to vote in the election of directors, managers or trustees, as applicable of a person.

    "RESTRICTED INVESTMENT" means, in one or a series of related transactions, any Investment, other than investments in Permitted Investments; PROVIDED, HOWEVER, that a merger of another person with or into Jacor, JCC or a Subsidiary Guarantor shall not be deemed to be a Restricted Investment so long as the surviving entity is Jacor, JCC or a direct wholly owned Subsidiary Guarantor.

    "RESTRICTED PAYMENT" means, with respect to any person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such person or any parent or Subsidiary of such person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such person or any Subsidiary or parent of such person,
(c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such person or a parent or Subsidiary of such person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and (d) any Restricted Investment by such person; PROVIDED, HOWEVER, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Capital Stock of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer; (ii) any dividend, distribution or other payment to Jacor or JCC, or to any of their wholly owned Subsidiary Guarantors, by any of the Subsidiaries of Jacor or JCC; or (iii) loans or advances to any Subsidiary Guarantor the proceeds of which are used by such Subsidiary Guarantor in a Related Business activity of such Subsidiary Guarantor.

    "SENIOR DEBT" of Jacor, JCC or any Guarantor means Indebtedness (including any monetary obligation in respect of Jacor's or JCC's then-existing credit facilities, and interest, whether or not such interest is allowed or allowable, accruing on Indebtedness incurred pursuant to such credit facilities at the contracted-for rate after the commencement of any proceeding under any bankruptcy, insolvency or similar law) of Jacor, JCC or such Guarantor arising under such credit facilities or that, by the terms of the instrument creating or evidencing such Indebtedness, is expressly designated Senior Debt and made senior in right of payment to the Convertible Debt Securities and JCC Debt Securities or the applicable Guarantee; provided, that in no event shall Senior Debt include (a) Indebtedness to any Subsidiary of Jacor or JCC or any officer, director or employee of Jacor or JCC or any Subsidiary of Jacor or JCC, (b) Indebtedness incurred in violation of the terms of the respective Indenture, (c) Indebtedness to trade creditors, (d) Disqualified Capital Stock and (e) any liability for taxes owed or owing by Jacor, JCC or such Guarantor.

    "SIGNIFICANT SUBSIDIARY" shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

    "STATED MATURITY," when used with respect to each series of Convertible Debt Securities and/or JCC Debt Securities issued under the respective Indenture or any installment of principal thereof or premium thereon or interest thereon, means the date specified in such series of Convertible Debt Securities and/or JCC Debt Securities or a coupon, if any, representing such installment of interest, as the date on which the principal of such series of Convertible Debt Securities and/or JCC Debt Securities or such installment of principal, premium, or interest is due and payable.

    "SUBORDINATED INDEBTEDNESS" means Indebtedness of Jacor, JCC or a Guarantor that is subordinated in right of payment to the Convertible Debt Securities and JCC Debt Securities or such Guarantee, as applicable, in any respect or has a stated maturity on or after the Stated Maturity.

    "SUBSIDIARY," with respect to any person, means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more

Subsidiaries of such person, (ii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (iii) a partnership in which such person or a Subsidiary of such person is, at the time, a general partner and in which such person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

    "SUBSIDIARY GUARANTORS" means (i) the Present Subsidiary Guarantors identified in the following sentence and (ii) Future Subsidiary Guarantors that become Subsidiary Guarantors pursuant to the terms of the Indentures, but excluding any Persons whose guarantees have been released pursuant to the terms of the Indentures. The "PRESENT SUBSIDIARY GUARANTORS" means Broadcast Finance, Inc; Cine Films, Inc.; Cine Guarantors, Inc.; Cine Guarantors II, Inc.; Cine Guarantors II, Ltd.; Cine Mobile Systems Int'l. N.V.; Cine Movil S.A. de C.V.; Citicasters Co.; F.M.I. Pennsylvania, Inc.; GACC-N26LB, Inc.; GACC-340, Inc.; Georgia Network Equipment, Inc.; Great American Merchandising Group, Inc.; Great American Television Productions, Inc.; Inmobiliaria Radial, S.A. de C.V.; Jacor Broadcasting Corporation; Jacor Broadcasting of Atlanta, Inc.; Jacor Broadcasting of Charleston, Inc.; Jacor Broadcasting of Colorado, Inc.; Jacor Broadcasting of Denver, Inc.; Jacor Broadcasting of Florida, Inc.; Jacor Broadcasting of Kansas City, Inc.; Jacor Broadcasting of Las Vegas, Inc.; Jacor Broadcasting of Las Vegas II, Inc.; Jacor Broadcasting of Louisville, Inc.; Jacor Broadcasting of Louisville II, Inc.; Jacor Broadcasting of Salt Lake City, Inc.; Jacor Broadcasting of Salt Lake City II, Inc.; Jacor Broadcasting of San Diego, Inc.; Jacor Broadcasting of Sarasota, Inc.; Jacor Broadcasting of St. Louis, Inc.; Jacor Broadcasting of Tampa Bay, Inc.; Jacor Broadcasting of Toledo, Inc.; Jacor Broadcasting of Youngstown, Inc.; Jacor Cable,Inc.; Jacor Licensee of Charleston, Inc.; Jacor Licensee of Kansas City, Inc.; Jacor Licensee of Las Vegas, Inc.; Jacor Licensee of Las Vegas II, Inc.; Jacor Licensee of Louisville, Inc.; Jacor Licensee of Louisville II, Inc.; Jacor Licensee of Salt Lake City, Inc.; Jacor Licensee of Salt Lake City II, Inc.; Jacor/Premiere Holding, Inc.; JBSL, Inc.; Location Productions, Inc.; Location Productions II, Inc.; MultiVerse Acquisition Corp.; Noble Broadcast Center, Inc.; Noble Broadcast Group, Inc.; Noble Broadcast Holdings, Inc.; Noble Broadcast Licenses, Inc.; Noble Broadcast of San Diego, Inc.; Nobro, S.C.; Nova Marketing Group, Inc.; NSN Network Services, Ltd.; Premiere Radio Networks, Inc.; Radio-Active Media, Inc.; Sports Radio Broadcasting, Inc.; Sports Radio, Inc.; Taft-TCI Satellite Services, Inc.; The Sy Fischer Company Agency, Inc.; VTTV Productions; and WHOK, Inc., each a direct or indirect subsidiary of Jacor and JCC or any successor entity, whether by merger, consolidation, change of name or otherwise.

    "TAX SHARING AGREEMENT" means any agreements between JCC and Jacor pursuant to which JCC may make payments to Jacor with respect to JCC's Federal, state, or local income or franchise tax liabilities where JCC is included in a consolidated, unitary or combined return filed by Jacor; provided, however, that the payment by JCC under such agreement may not exceed the liability of Jacor for such taxes if it had filed its income tax returns as a separate company.

                          DESCRIPTION OF CAPITAL STOCK

    Jacor's Certificate of Incorporation authorizes 104,000,000 shares of capital stock, of which 100,000,000 shares are Jacor Common Stock, 2,000,000 shares are Class A Preferred Stock, $.01 par value and 2,000,000 shares are Class B Preferred Stock, $.01 par value (together with the Class A Preferred Stock, the "Preferred Stock"). As of November 5, 1997, 45,564,401 shares of Jacor Common Stock were issued and outstanding.

JACOR COMMON STOCK

    Under Jacor's Certificate of Incorporation and Delaware law, the holders of Jacor Common Stock have no preemptive rights and the Jacor Common Stock has no redemption, sinking fund, or conversion privileges, except as set forth below. The holders of Jacor Common Stock are entitled to one vote for each share held on any matter submitted to the stockholders and do not have the right to cumulate their votes in the election of directors. All corporate action requiring stockholder approval, unless otherwise required by law, Jacor's Certificate of Incorporation or its Bylaws, must be authorized by a majority of the votes cast. Approval of only a majority of the outstanding voting shares is required to effect (i) an amendment to Jacor's

Certificate of Incorporation, (ii) a merger or consolidation, and (iii) a disposition of all or substantially all of Jacor's assets. A majority of the directors on the Jacor Board, as well as a majority of the outstanding voting shares, have the ability to amend the Jacor Bylaws.

    In the event of liquidation, each share of Jacor Common Stock is entitled to share ratably in the distribution of remaining assets after payment of all debts, subject to the prior rights in liquidation of any share of Jacor Preferred Stock issued. Holders of shares of Jacor Common Stock are entitled to share ratably in such dividends as the Jacor Board of Directors, in its discretion, may validly declare from funds legally available therefor, subject to the prior rights of holders of shares of Jacor Preferred Stock as may be outstanding from time to time. Certain restrictions on the payment of dividends are imposed under the Credit Facility. See "Risk Factors--Lack of Dividends; Restrictions on Payments of Dividends."

    Jacor's Certificate of Incorporation provides that outstanding shares of Common Stock held by a Disqualified Holder (as defined below) are subject to redemption by the Company, by action of the Jacor Board of Directors to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by the Company or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of the Company's stock possessing prescribed qualifications and/or restrictions. The Certificate of Incorporation prescribes the following terms and conditions for such redemption: (a) the redemption price of the shares to be redeemed shall be equal to the lesser of (i) the Fair Market Value (as defined below) of such shares or (ii) if such stock was purchased by such Disqualified Holder within one year of the redemption date, such Disqualified Holder's purchase price for such shares; (b) the redemption price of such shares may be paid in cash, securities (valued according to a specified method) or any combination thereof; (c) if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed will be selected in such manner as is determined by the Jacor Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Jacor Board of Directors; (d) at least 30 days written notice of the redemption date must be given to the record holders of the shares selected to be redeemed (unless waived in writing by such holder), provided that the redemption date may be the date on which written notice is given to such record holders if the cash or securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed; (e) from and after the redemption date, any and all rights of whatever nature, which may be held by the owners of shares called for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or securities payable in respect of such redemption; and (f) such other terms and conditions as the Jacor Board of Directors may determine.

    For purposes of the foregoing provisions of the Certificate of Incorporation, the following meanings are assigned to certain terms:
"Disqualified Holder" means any holder of shares of capital stock of the Company whose holding of such stock, either individually or when taken together with the holding of shares of stock of the Company by any other holders, may result, in the judgment of the Jacor Board of Directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the Company or any of its subsidiaries to conduct any portion of the business of the Company or its subsidiaries. "Fair Market Value" of the Company's stock of any class or series of stock means the average closing price for such a share for each of the 45 most recent days on which the shares of stock of such class or series were traded preceding the day on which notice of redemption was given, except that if such shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, "Fair Market Value" is any value determined by the Jacor Board of Directors in good faith. See "Risk Factors -- FCC Regulation of Broadcasting Industry."

JACOR CLASS A AND CLASS B PREFERRED STOCK

    No shares of Jacor Preferred Stock have been issued. The Class A Preferred Stock has full voting rights. The Class B Preferred Stock has no voting rights except as otherwise provided by law or as lawfully fixed by the Jacor Board of Directors with respect to a particular series.

    Jacor's Certificate of Incorporation authorizes the Jacor Board of Directors to provide from time to time for the issuance of the shares of Jacor Preferred Stock and by resolution to establish the terms of each such series, including
(i) the number of shares of the series and the designation thereof, (ii) the rights in respect of dividends on the shares, (iii) liquidation rights, (iv) redemption rights, (v) the terms of any purchase, retirement or sinking fund to be provided for the shares of the series, (vi) terms of conversion, if any,
(vii) restrictions, limitations and conditions, if any, on issuance of indebtedness of Jacor, (viii) voting rights; and (ix) any other preferences and other rights and limitations not inconsistent with law, the Certificate of Incorporation, or any resolution of the Jacor Board of Directors.

    The issuance of Jacor Preferred Stock, while providing flexibility in connection with the possible acquisitions and other corporate purposes, could among other things adversely affect the rights of holders of Jacor Common Stock, and, under certain circumstances, make it more difficult for a third party to gain control of Jacor. In the event that shares of Jacor Preferred Stock are issued and convertible into shares of Jacor Common Stock the holders of Jacor Common Stock may experience dilution.

    The Prospectus Supplement for any series of Jacor Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of another series of Jacor Preferred Stock or Jacor Common Stock or exchangeable for another series of Jacor Preferred Stock, Jacor Common Stock or other debt securities issued hereunder.

JACOR DEPOSITARY SHARES

    Jacor may, at its option, elect to offer fractional shares of Class A or Class B Preferred Stock, rather than full shares of Class A or Class B Preferred Stock. In the event such option is exercised, Jacor will issue receipts for Jacor Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to the Class A or Class B Preferred Stock) of a share of such Jacor Preferred Stock.

    The share of Class A or Class B Preferred Stock represented by Jacor Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between Jacor and a bank or trust company selected by Jacor having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Class A or Class B Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Class A or Class B Preferred Stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights).

    The above summary description of the Jacor Depositary Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to, the description in the applicable Prospectus Supplement and the detailed provisions of the Deposit Agreement (which will contain the form of Depositary Receipt). A copy of the form of Deposit Agreement is available upon request.

CITICASTERS WARRANTS

    Jacor issued warrants (the "Citicasters Warrants") pursuant to the terms of its February 1996 agreement to acquire Citicasters Inc. through a merger (the "Citicasters Merger") of JCC (formerly JCAC, Inc.) with and into Citicasters Inc. ("Citicasters"). If all of the Citicasters Warrants are exercised, 4,400,000 shares of Jacor Common Stock would be issued. Each Citicasters Warrant initially entitles the holder thereof to purchase .2035247 of a share of Jacor Common Stock at a price of $28.00 per full share (the "Citicasters Price"). The Citicasters Price and the number of shares of Jacor Common Stock issuable upon the exercise of each Citicasters Warrant are subject to adjustment in certain events described below. Each Citicasters
Warrant may be exercised until 5:00 p.m., Eastern Time, on September 18, 2001 (the "Citicasters Expiration Date") in accordance with the terms of the Citicasters Warrants and Citicasters Warrant Agreement. To the extent that any Citicasters Warrant remains outstanding after such time, such unexercised Citicasters Warrant will automatically terminate.

    Citicasters Warrants may be exercised by surrendering to the warrant agent a signed Citicasters Warrant certificate together with the form of election to purchase on the reverse thereof indicating the warrant holder's election to exercise all or a portion of the Citicasters Warrants evidenced by such certificate. Surrendered certificates must be accompanied by payment of the aggregate Citicasters Price in respect of the Citicasters Warrant to be exercised, which payment may be made in cash or by certified or bank cashier's check drawn on a banking institution chartered by the government of the United States or any state thereof payable to the order of Jacor. No adjustments as to cash dividends with respect to the Jacor Common Stock will be made upon any exercise of Citicasters Warrants.

    If fewer than all of the Citicasters Warrants evidenced by any certificate are exercised, the warrant agent will deliver to the exercising warrant holder a new Citicasters Warrant certificate representing the unexercised Citicasters Warrants. Jacor will not be required to issue fractional shares of Jacor Common Stock upon exercise of any Citicasters Warrant and in lieu thereof will pay in cash an amount equal to the same fraction of the closing price per share of the Jacor Common Stock, determined as provided in the Citicasters Warrant Agreement. Jacor has reserved for issuance a number of shares of Jacor Common Stock sufficient to provide for the exercise of the rights of purchase represented by the Citicasters Warrants.

    A Citicasters Warrant may not be exercised in whole or in part if in the reasonable opinion of counsel to Jacor the issuance of Jacor Common Stock upon such exercise would cause Jacor to be in violation of the Communications Act or the rules and regulations in effect thereunder.

    The number of shares of Jacor Common Stock purchasable upon the exercise of each Citicasters Warrant and the Citicasters Price are subject to the adjustment in connection with (i) the issuance of a stock dividend to holders of Jacor Common Stock, a combination or subdivision or issuance by reclassification of Jacor Common Stock; (ii) the issuance of rights, options or warrants to all holders of Jacor Common Stock without charge to such holders to subscribe for or purchase shares of Jacor Common Stock at a price per share which is lower than the current market price; and (iii) certain distributions by Jacor to the holders of Jacor Common Stock of evidences of indebtedness or of its assets (excluding cash dividends, or distributions out of earnings or out of surplus legally available for dividends) or of convertible securities, all as set forth in the Citicasters Warrant Agreement. Notwithstanding the foregoing, no adjustment in the number of shares of Jacor Common Stock issuable upon the exercise of Citicasters Warrants will be required until such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of Jacor Common Stock purchasable upon the exercise of each Citicasters Warrant. In addition, Jacor may at its option reduce the Citicasters Price.

    In case of any consolidation or merger of Jacor with or into another corporation, or any sale, transfer or lease to another corporation of all or substantially all of the property of Jacor, the Citicasters Warrant Agreement requires that effective provisions be made so that each holder of an outstanding Citicasters Warrant will have the right thereafter to exercise the Citicasters Warrant for the kind and amount of securities and property receivable in connection with such consolidation, merger, sale, transfer or lease by a holder of the number of shares of Jacor Common Stock for which such Citicasters Warrant were exercisable immediately prior thereto.

    The Citicasters Warrant Agreement may be amended or supplemented without the consent of the holders of Citicasters Warrants to cure any ambiguity or to correct or supplement any defective or inconsistent provision contained therein, or to make such other necessary or desirable changes which shall not adversely affect the interests of the warrant holders. Any other amendment to the Citicasters Warrant Agreement requires the consent of warrant holders representing not less than 50% of the Citicasters Warrants then outstanding provided that no change in the number or nature of the securities purchasable upon the exercise of any Citicasters Warrant, or the Citicasters Price therefor, or the acceleration of the Citicasters Expiration Date, and no change in the antidilution provisions which would adversely affect the interest of the holders of Citicasters Warrants, shall be made without the consent of the holder of such Citicasters Warrant, other than such changes as are specifically prescribed by the Citicasters Warrant Agreement or are made in compliance with the applicable law.

    No holder of Citicasters Warrants is entitled to vote or receive dividends or be deemed for any purpose the holder of Jacor Common Stock until the Citicasters Warrants are properly exercised as provided in the Citicasters Warrant Agreement.

REGENT WARRANTS

    Jacor issued warrants (the "Regent Warrants") pursuant to the terms of its October 1996 merger agreement (the "Regent Merger Agreement") with Regent Communications, Inc. ("Regent"), whereby Regent merged with and into Jacor. If all such Regent Warrants are exercised, 500,000 shares of Jacor Common Stock would be issued. Each Regent Warrant initially entitles the holder thereof to purchase .11271 (the "Fraction") of a share of Jacor Common Stock at a price of $40.00 per full share (the "Regent Price"). The Regent Price and the number of shares of Jacor Common Stock issuable upon the exercise of each Regent Warrant are subject to adjustment in certain events described below. Each Regent Warrant may be exercised until 5:00 pm., Eastern Time, on February 27, 2002 (the "Regent Expiration Date") in accordance with the terms of the Regent Warrants and the Regent Warrant Agreement; PROVIDED, HOWEVER, if any of the Regent Warrants are called for redemption by Jacor, at a price per Regent Warrant equal to $12.00 multiplied by the Fraction, as adjusted from time to time under the terms of the Regent Warrant Agreement, on or after February 27, 2000, the right to so redeem the Regent Warrants shall expire at the close of business, New York time, on such redemption date. To the extent that any Regent Warrant remains outstanding after such time, such unexercised Regent Warrant will automatically terminate.

    Regent Warrants may be exercised by surrendering to the warrant agent a signed Regent Warrant certificate together with the form of election to purchase on the reverse thereof indicating the warrant holder's election to exercise all or a portion of the Regent Warrants evidenced by such certificate. Surrendered certificates must be accompanied by payment of the aggregate Regent Price in respect of the Regent Warrants to be exercised, which payment may be made in cash or by certified or bank cashier's check drawn on a banking institution chartered by the government of the United States or any state thereof payable to the order of Jacor. No adjustments as to cash dividends with respect to the Jacor Common Stock will be made upon any exercise of Regent Warrants.

    If fewer than all the Regent Warrants evidenced by any certificate are exercised, the warrant agent will deliver to the exercising warrant holder a new Regent Warrant certificate representing the unexercised Regent Warrants. Jacor will not be required to issue fractional shares of Jacor Common Stock upon exercise of any Regent Warrant and in lieu thereof will pay in cash an amount equal to the same fraction of the closing price per share of Jacor Common Stock, determined as provided in the Regent Warrant Agreement. Jacor has reserved for issuance a number of shares of Jacor Common Stock sufficient to provide for the exercise of the rights of purchase represented by the Regent Warrants.

    A Regent Warrant may not be exercised in whole or in part if in the reasonable opinion of counsel to Jacor the issuance of Jacor Common Stock upon such exercise would cause Jacor to be in violation of the Communications Act or the rules and regulations in effect thereunder.

    The number of shares of Jacor Common Stock purchasable upon the exercise of each Regent Warrant and the Regent Price are subject to adjustment in connection with (i) the issuance of a stock dividend to holders of Jacor Common Stock, a combination or subdivision or issuance by reclassification of Jacor Common Stock; (ii) the issuance of rights, options or warrants to all holders of Jacor Common Stock without charge to such holders to subscribe for or purchase shares of Jacor Common Stock at a price per share which is lower than the current market price; and (iii) certain distributions by Jacor to the holders of Jacor Common Stock of evidences of indebtedness or of its assets (excluding cash dividends or distributions pursuant to an announced policy of Jacor payable out of earnings or out of surplus legally available for dividends) or of convertible securities, all as set forth in the Regent Warrant Agreement. Notwithstanding the foregoing, no adjustment in the number of shares of Jacor Common Stock issuable upon the exercise of the Regent Warrants will be required until such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of Jacor Common Stock purchasable upon the exercise of each Regent Warrant. In addition, Jacor may at its option reduce the Regent Price to any amount deemed appropriate by the Jacor Board of Directors.

    In case of any consolidation or merger of Jacor with or into another corporation, or any sale, transfer or lease to another corporation of all or substantially all the property of Jacor, the Regent Warrant Agreement requires that effective provisions be made so that each holder of an outstanding Regent Warrant will have the right thereafter to exercise the Regent Warrant for the kind and amount of securities and property receivable in connection with such consolidation, merger, sale, transfer or lease by a holder of the number of shares of Jacor Common Stock for which such Regent Warrant were exercisable immediately prior thereto.

    The Regent Warrant Agreement may be amended or supplemented without the consent of the holders of Regent Warrants to cure any ambiguity or to correct or supplement any defective or inconsistent provision contained therein, or to make such other necessary or desirable changes which shall not adversely affect the interests of the warrant holders. Any other amendment to the Regent Warrant Agreement shall require the consent of warrant holders representing not less than 50% of the Regent Warrants then outstanding provided that no change in the number or nature of the securities purchasable upon the exercise of any Regent Warrant, or the Regent Price therefor, or the acceleration of the Regent Expiration Date, and no change in the antidilution provisions which would adversely affect the interests of the holders of Regent Warrants, shall be made without the consent of the holder of such Regent Warrant, other than such changes as are specifically prescribed by the Regent Warrant Agreement or are made in compliance with applicable law.

    No holder of Regent Warrants is entitled to vote or receive dividends or be deemed for any purpose the holder of Jacor Common Stock until the Regent Warrants are properly exercised as provided in the Regent Warrant Agreement.

DELAWARE ANTITAKEOVER STATUTE

    Jacor is subject to the "business combination" statute of the Delaware General Corporation Law (Section 203). In general, such statute prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) such transaction is approved by the Board of Directors prior to the date the "interested stockholder" obtains such status,
(ii) upon consummation of the transaction the interested stockholder beneficially owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (iii) the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Jacor and, accordingly, may discourage attempts to acquire Jacor.

REGISTRAR AND TRANSFER AGENT

    ChaseMellon Shareholder Services LLC is the registrar and transfer agent for the Jacor Common Stock and the warrant agent for the Citicasters Warrants and the Regent Warrants.

                          DESCRIPTION OF INDEBTEDNESS

    The summaries contained herein of certain of the indebtedness of Jacor and JCC do not purport to be complete and are qualified in their entirety by reference to the provisions of the various agreements and indentures related thereto, which are filed as exhibits to the Registration Statement of which this Prospectus is a part and to which reference is hereby made.

CREDIT FACILITY

    JCC amended and restated its credit facility with a syndicate of banks and other financial institutions on September 16, 1997 (the "Credit Facility"). The Credit Facility provides availability of up to $1.15 billion of loans to JCC in two components: (i) a revolving credit facility of up to $750.0 million with mandatory semi-annual commitment reductions beginning June 30, 2000 and a final maturity date of December 31, 2004; and (ii) a term loan of $400.0 million with scheduled semi-annual reductions beginning December 31, 1999 and a final maturity date of December 31, 2004. The Credit Facility bears interest at a rate that fluctuates with an applicable margin based on Jacor's leverage ratio plus a bank base rate or a Eurodollar base rate, as applicable.

    The loans under the Credit Facility are guaranteed by each of Jacor's direct and indirect subsidiaries other than certain immaterial subsidiaries. JCC's obligations under the Credit Facility are secured by a first priority lien on the capital stock of Jacor's and JCC's subsidiaries, an assignment of all intercompany debt and of certain time brokerage agreements, and by the guarantee of JCC's parent, Jacor.

    The Credit Facility contains covenants and provisions that restrict, among other things, JCC's ability to: (i) incur additional indebtedness; (ii) incur liens on its property; (iii) make investments and advances; (iv) enter into guarantees and other contingent obligations; (v) merge or consolidate with or acquire another person or engage in other fundamental changes; (vi) engage in certain sales of assets; (vii) engage in certain transactions with affiliates; and (viii) make restricted junior payments. The Credit Facility also requires the satisfaction of certain financial performance criteria (including a consolidated interest coverage ratio, a debt-to-operating cash flow ratio and a consolidated operating cash flow available for fixed charges ratio) and the repayment of loans under the Credit Facility with proceeds of certain sales of assets and debt issuances.

    Events of default under the Credit Facility include various events of default customary for such type of agreement, such as failure to pay scheduled payments when due, cross defaults on other indebtedness, change of control events under other indebtedness (including the LYONs, 10 1/8% Notes, 9 3/4% Notes and 8 3/4% Notes) and certain events of bankruptcy, insolvency and reorganization. In addition, the Credit Facility includes events of default for JCC relating to the cessation of any lien on any of the collateral under the Credit Facility as a perfected first priority lien and the failure of Zell/Chilmark designees to represent at least 30% of the Jacor Board of Directors.

    For purposes of the Credit Facility, a change of control includes the occurrence of any event that triggers a change of control under the LYONs, 10 1/8% Notes, 9 3/4% Notes or 8 3/4% Notes. Such change of control under the Credit Facility would constitute an event of default which would give the syndicate the right to accelerate the unpaid principal amounts due under the Credit Facility. Upon such acceleration, there is no assurance that JCC will have funds available to fund such repayment or that such funds will be available on terms acceptable to JCC.

10 1/8% NOTES

    In June 1996, JCAC, Inc. (a predecessor to JCC) conducted an offering (the "10 1/8% Notes Offering") whereby JCAC, Inc. issued and sold 10 1/8% Senior Subordinated Notes due 2006 (the "10 1/8% Notes") in an aggregate principal amount of $100.0 million. The 10 1/8% Notes were issued pursuant to an Indenture between JCAC, Inc. and First Trust of Illinois, National Association, as Trustee (the "10 1/8% Note Indenture"). The 10 1/8% Notes have interest payment dates of June 15 and December 15, commencing on December 15, 1996, and mature on June 15, 2006.

    The 10 1/8% Note Indenture contains certain covenants which impose certain limitations and restrictions on the ability of JCC and the Subsidiary Guarantors to incur additional indebtedness, pay dividends or make other distributions, make certain loans and investments, apply the proceeds of asset sales (and use the proceeds thereof), create liens, enter into certain transactions with affiliates, merge, consolidate or transfer substantially all its assets and make investments in unrestricted subsidiaries.

    If a change of control occurs, JCC will be required to offer to repurchase all outstanding 10 1/8% Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that JCC will have sufficient funds to purchase all of the 10 1/8% Notes in the event of a change of control offer or that JCC would be able to obtain financing for such purpose on favorable terms, if at all. In addition, the Credit Facility restricts JCC's ability to repurchase the 10 1/8% Notes, including pursuant to a change of control offer. Furthermore, a change of control under the 10 1/8% Note Indenture will result in a default under the Credit Facility.

    As used herein, a "Change of Control" will mean (i) any merger or consolidation of JCC with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of any of the assets of JCC, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of JCC then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of JCC (together with any new directors whose election by such Board or whose nomination for election by the shareholders of JCC was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of JCC then in office.

    The events of default under the 10 1/8% Note Indenture include various events of default customary for such type of agreement, including the failure to pay principal and interest when due on the 10 1/8% Notes, cross defaults on other indebtedness for borrowed monies in excess of $5.0 million (which indebtedness would therefore include the Credit Facility, LYONs, 9 3/4% Notes and 8 3/4% Notes) and certain events of bankruptcy, insolvency and reorganization.

LIQUID YIELD OPTION-TM- NOTES DUE 2011

    Also in June 1996, Jacor conducted an offering (the "LYONs Offering") whereby Jacor issued and sold Senior Liquid Yield Option-TM- Notes due June 12, 2011 (the "LYONs due 2011") in the aggregate principal amount at maturity of $259.9 million. Each LYON due 2011 had an Issue Price of $443.14 and a principal amount at maturity of $1,000. The LYONs due 2011 were issued pursuant to an Indenture between Jacor and The Bank of New York, as Trustee (the "1996 LYONs Indenture").

    Each LYON due 2011 is convertible, at the option of the Holder, at any time on or prior to maturity, unless previously redeemed or otherwise purchased, into Jacor Common Stock at a conversion rate of 13.412 shares per LYON due 2011. The conversion rate will not be adjusted for accrued original issue discount, but will be subject to adjustment upon the occurrence of certain events affecting the Jacor Common Stock. Upon conversion, the Holder will not receive any cash payment representing accrued original issue discount; such accrued original issue discount will be deemed paid by the Jacor Common Stock received by the Holder on conversion.

    The LYONs due 2011 are not redeemable by Jacor prior to June 12, 2001. Thereafter, the LYONs due 2011 are redeemable for cash at any time at the option of Jacor, in whole or in part, at redemption prices equal to the issue price plus accrued original issue discount to the date of redemption.

    The LYONs due 2011 will be purchased by Jacor, at the option of the Holder, on June 12, 2001 and June 12, 2006, for a Purchase Price of $581.25 and $762.39 (representing issue price plus accrued original issue discount to each date), respectively, representing a 5.50% yield per annum to the Holder on such date, computed on a semiannual bond equivalent basis. Jacor, at its option, may elect to pay the purchase price on any such purchase date in cash or Jacor Common Stock, or any combination thereof. In addition, as of 35 business days after the occurrence of a change in control of Jacor occurring on or prior to June 12, 2001, each LYON due 2011 will be purchased for cash, by Jacor, at the option of the Holder, for a change in control purchase price equal to the issue price plus accrued original issue discount to the change in control purchase date set for such purchase. The change in control purchase feature of the LYONs due 2011 may in certain circumstances have an antitakeover effect.

    Under the 1996 LYONs Indenture, a "Change in Control" of Jacor is deemed to have occurred at such time as (i) any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than Zell/Chilmark, Jacor, any Subsidiary of Jacor, or any employee benefit plan of either Jacor or any Subsidiary of Jacor, files a Schedule 13D or 14D-1 under the Exchange Act (or any successor schedule, form or report) disclosing that such person has become the beneficial owner of 50% or more of the Jacor Common Stock or other capital stock of Jacor into which such Jacor Common Stock is reclassified or changed, with certain exceptions, or (ii) there shall be consummated any consolidation or merger of Jacor (a) in which Jacor is not the continuing or surviving corporation or (b) pursuant to which the Jacor Common Stock would be converted into cash, securities or other property, in each case, other than a consolidation or merger of Jacor in which the holders of Jacor Common Stock immediately prior to the consolidation or merger own, directly or indirectly, at least a majority of Jacor Common Stock of the continuing or surviving corporation immediately after the consolidation or merger. A Change of Control under the 1996 LYONs Indenture constitutes an event of default under the Credit Facility. See "-- The Credit Facility."

    The 1996 LYONs Indenture includes various events of default customary for such type of agreement, such as cross defaults on other indebtedness for borrowed monies in excess of $10.0 million (which indebtedness would therefore include the Credit Facility, 9 3/4% Notes, 10 1/8% Notes and 8 3/4% Notes) and certain events of bankruptcy, insolvency and reorganization.

9 3/4% NOTES

    In December 1996, JCC conducted an offering (the "9 3/4% Notes Offering") whereby JCC issued and sold 9 3/4% Senior Subordinated Notes due 2006 (the
"9 3/4% Notes") in an aggregate principal amount of $170.0 million. The 9 3/4% Notes were issued pursuant to an Indenture between JCC and The Bank of New York, as Trustee (the "9 3/4% Note Indenture"). The 9 3/4% Notes have interest payment dates of June 15 and December 15, commencing on June 15, 1997, and mature on December 15, 2006.

    The 9 3/4% Note Indenture contains certain covenants which impose certain limitations and restrictions on the ability of JCC and the Subsidiary Guarantors to incur additional indebtedness, pay dividends or make other distributions, make certain loans and investments, apply the proceeds of asset sales (and use the proceeds thereof), create liens, enter into certain transactions with affiliates, merge, consolidate or transfer substantially all its assets and make investments in unrestricted subsidiaries.

    If a change of control occurs, JCC will be required to offer to repurchase all outstanding 9 3/4% Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that JCC will have sufficient funds to purchase all of the 9 3/4% Notes in the event of a change of control offer or that JCC would be able to obtain financing for such purpose on favorable terms, if at all. In addition, the Credit Facility restricts JCC's ability to repurchase the 9 3/4% Notes, including pursuant to a change of control offer. Furthermore, a change of control under the 9 3/4% Note Indenture will result in a default under the Credit Facility.

    As used herein, a "Change of Control" will mean (i) any merger or consolidation of JCC with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of any of the assets of JCC, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of JCC then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of JCC (together with any new directors whose election by such Board or whose nomination for election by the shareholders of JCC was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of JCC then in office.

    The events of default under the 9 3/4% Note Indenture include various events of default customary for such type of agreement, including the failure to pay principal and interest when due on the 9 3/4% Notes, cross defaults on other indebtedness for borrowed monies in excess of $5.0 million (which indebtedness would therefore include the Credit Facility, LYONs due 2011, 10 1/8% Notes and
8 3/4% Notes) and certain events of bankruptcy, insolvency and reorganization.

8 3/4% NOTES

    In June 1997, JCC conducted an offering (the "8 3/4% Notes Offering") whereby JCC issued and sold 8 3/4% Senior Subordinated Notes due 2007 (the
"8 3/4% Notes") in an aggregate principal amount of $150.0 million. The 8 3/4% Notes were issued pursuant to an Indenture between JCC and The Bank of New York, as Trustee (the "8 3/4% Note Indenture"). The 8 3/4% Notes have interest payment dates of June 15 and December 15, commencing on December 15, 1997, and mature on June 15, 2007.

    Upon issuance, the 8 3/4% Notes were subject to certain trading restrictions but were eligible for trading in the Private Offering, Resales and Trading through Automated Linkages market. JCC and the Subsidiary Guarantors agreed, for the benefit of the holders of the 8 3/4% Notes, that they would use their reasonable best efforts to file a registration statement within 90 days of the date of issuance of the 8 3/4% Notes relating to a registered exchange offer of the 8 3/4% Notes for new 8 3/4% Notes with substantially identical terms except that the new 8 3/4% Notes will not contain terms with respect to transfer restrictions. JCC and the Subsidiary Guarantors are expected to commence the exchange offer on or about December 1, 1997.

    The 8 3/4% Note Indenture contains certain covenants which impose certain limitations and restrictions on the ability of JCC and the Subsidiary Guarantors to incur additional indebtedness, pay dividends or make other distributions, make certain loans and investments, apply the proceeds of asset sales (and use the proceeds thereof), create liens, enter into certain transactions with affiliates, merge, consolidate or transfer substantially all its assets and make investments in unrestricted subsidiaries.

    If a change of control occurs, JCC will be required to offer to repurchase all outstanding 8 3/4% Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. There can be no assurance that JCC will have sufficient funds to purchase all of the 8 3/4% Notes in the event of a change of control offer or that JCC would be able to obtain financing for such purpose on favorable terms, if at all. In addition, the Credit Facility restricts JCC's ability to repurchase the 8 3/4% Notes, including pursuant to a change of control offer. Furthermore, a change of control under the 8 3/4% Note Indenture will result in a default under the Credit Facility.

    As used herein, a "Change of Control" will mean (i) any merger or consolidation of JCC with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all or any of the assets of JCC, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of JCC then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of JCC (together with any new directors whose election by such Board or whose nomination for election by the shareholders of JCC was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of JCC then in office.

    The events of default under the 8 3/4% Note Indenture include various events of default customary for such type of agreement, including the failure to pay principal and interest when due on the 8 3/4% Notes, cross defaults on other indebtedness for borrowed monies in excess of $5.0 million (which indebtedness would therefore include the Credit Facility, LYONs due 2011, 10 1/8% Notes and
9 3/4% Notes) and certain events of bankruptcy, insolvency and reorganization.

                              PLAN OF DISTRIBUTION

    Jacor and/or JCC may sell the Securities to one or more underwriters for public offering and sale in the United States or eligible foreign jurisdictions by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement. Jacor and JCC have reserved the right to sell Securities directly to investors on its own behalf in those jurisdictions where and in such manner as it is authorized to do so.

    Underwriters may offer and sell Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Jacor and/or JCC also may, from time to time, authorize dealers, acting as Jacor's agents, to offer and sell Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may receive compensation from Jacor and/or JCC in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by Jacor and/or JCC to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with Jacor and/or JCC, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the Prospectus Supplement, Jacor and/or JCC will authorize dealers acting as Jacor's and/or JCC's agents to solicit offers by certain institutions to purchase the Securities from Jacor and/or JCC at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than the amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of Jacor and/or JCC. Contracts will not be subject to any conditions except (i) the purchase by the institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, Jacor and/or JCC shall have sold to such underwriters the total amount specified in the applicable Prospectus Supplement. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to Contracts accepted by Jacor and/or JCC.

    Underwriters and dealers may engage in passive market making transactions in Jacor Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid for or purchase Jacor Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in Jacor Common Stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of Jacor Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

                             VALIDITY OF SECURITIES

    Unless otherwise indicated in an applicable Prospectus Supplement relating to the Securities, the validity of the Securities offered hereby will be passed upon for Jacor, JCC and the Subsidiary Guarantors by Graydon, Head & Ritchey, Cincinnati, Ohio.

                                    EXPERTS

    The consolidated balance sheets of Jacor Communications, Inc. and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996; the combined balance sheets of EFM Media Management, Inc., EFM Publishing, Inc. and PAM Media, Inc. (the "Combined EFM Companies") as of December 31, 1995 and 1996 and related combined statements of operations, changes in retained earnings and cash flows for the years ended December 31, 1994, 1995 and 1996; the balance sheets of Archon Communications, Inc. as of December 31, 1996 and March 31, 1997 and related statements of income, statements of changes in stockholders' equity and statements of cash flows for the period July 6, 1995 (Date of Inception) to December 31, 1995, the year ended December 31, 1996 and the three months ended March 31, 1997; and the balance sheets of Synergy Broadcast Investment Enterprises, L.L.C., Worldstar, Inc. and MultiVerse Networks, L.L.C. as of September 28, 1997 and the combined balance sheets of Shanahan Broadcasting Inc., Worldstar, Inc. and MultiVerse Networks, L.L.C. as of December 29, 1996 and December 31, 1995 and related statements of income, shareholders' equity and cash flows for the nine month period ended September 28, 1997, the year ended December 29, 1996 and the ten months ended December 31, 1995, each incorporated by reference in this Registration Statement, have been incorporated by reference herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of Premiere Radio Networks, Inc. at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in Jacor Communications, Inc.'s Current Report on Form 8-K(A) dated April 7, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of Nationwide Communications as of September 30, 1997 and December 31, 1996, and for the nine month period ended September 30, 1997 and each of the years in the two year period ended December 31, 1996, appearing in Jacor Communications, Inc.'s Current Report on Form 8-K dated January 5, 1998, as amended, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

    The balance sheets of Jacor Broadcasting of Youngstown, Inc. (formerly WN Broadcasting Corp.) as of December 31, 1996, 1995 and 1994 and the related statements of operations, retained earnings and cash flows for each of the three years in the period ended December 31, 1996, appearing in Jacor Communications, Inc.'s Current Report on Form 8-K dated November 21, 1997, have been audited by William T. Ogden, Inc., independent certified public accountants as set forth in their report thereon included therein and incorporated herein by reference. Such report and financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    THE INSIDE BACK COVER PAGE OF THE PRELIMINARY PROSPECTUS SUPPLEMENT CONSISTS OF JACOR'S LOGO, A BARKING DOG AND THE JACOR SLOGAN "THE NOISE YOU CAN'T IGNORE."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY JACOR OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                   PROSPECTUS SUPPLEMENT
                                                    PAGE
Prospectus Supplement Summary..................         S-3
Transactions...................................        S-11
Broadcasting Related Acquisitions..............        S-16
Use of Proceeds................................        S-18
Capitalization.................................        S-19
Unaudited Pro Forma Financial Information......        S-20
Business.......................................        S-27
Description of Notes...........................        S-36
Description of Indebtedness....................        S-62
Underwriting...................................        S-63
Experts........................................        S-64
Legal Matters..................................        S-65

                         PROSPECTUS
Available Information..........................           2
Incorporation of Certain Documents by
 Reference.....................................           3
Risk Factors...................................           4
Business.......................................           8
Use of Proceeds................................           8
Consolidated Ratios of Earnings to Fixed
 Charges and Earnings to Combined Fixed Charges
 and Preferred Stock Dividends.................           8
Description of Convertible Debt Securities and
 JCC Debt Securities...........................           9
Description of Capital Stock...................          35
Description of Indebtedness....................          41
Plan of Distribution...........................          46
Validity of Securities.........................          47
Experts........................................          47

                                  $100,000,000

                          JACOR COMMUNICATIONS COMPANY
                                 GUARANTEED BY

                                     [LOGO]

                              % SENIOR SUBORDINATED
                                 NOTES DUE 2010

                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------

 DONALDSON, LUFKIN & JENRETTE
             SECURITIES CORPORATION

                             CHASE SECURITIES INC.

                                FEBRUARY  , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------